The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell securities and are not soliciting an offer to buy securities in any state or other jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-156792
Subject to completion, dated October 19, 2009.
Preliminary prospectus supplement
(To Prospectus dated January 16, 2009)

$200,000,000

Whitney Holding Corporation

Common stock

We are offering          shares of our common stock, no par value, to be sold in this offering. We will receive all of the net proceeds from the sale of our common stock. Our common stock is listed on the Nasdaq Global Select Market under the symbol “WTNY.” On October 16, 2009, the last reported sale price of our common stock was $9.53 per share.

	Per share	Total

Public offering price	$	$

Underwriting discounts and commissions	$	$

Proceeds to Whitney Holding Corporation (before expenses)	$	$

We have granted the underwriters an option for a period of 30 days from the date of this prospectus supplement to purchase up to an additional          shares of our common stock at the public offering price, less underwriting discounts and commissions, to cover overallotments.

Investing in our common stock involves risks. See “Risk factors” beginning on page S-6 of this prospectus supplement to read about some of the factors that you should consider before buying shares of our common stock.

The shares of common stock are not savings accounts, deposits or other obligations of any of our bank or nonbank subsidiaries and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

None of the Securities and Exchange Commission, any state securities commission or any other regulatory agency has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver shares to purchasers on or about October   , 2009.

J.P. Morgan	SunTrust Robinson Humphrey

Keefe, Bruyette & Woods	Sandler O’Neill + Partners, L.P.

The date of this prospectus supplement is October   , 2009.

Prospectus supplement

Prospectus

About this prospectus supplement

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the prospectus, which describes more general information, some of which may not apply to this offering. You should carefully read both this prospectus supplement and the accompanying prospectus in their entirety, together with additional information described below under the heading “Where you can find more information.”

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to “Whitney,” “Company,” “we,” “us,” “our” or similar references mean the consolidated operations of Whitney Holding Corporation and its subsidiaries, except that in the discussion of our common stock and related matters, these terms refer solely to Whitney Holding Corporation. All references in this prospectus supplement to “Bank” refer to Whitney National Bank, the sole banking subsidiary of Whitney Holding Corporation.

Generally, when we refer to this “prospectus supplement,” we are referring both to the prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference herein and therein unless the context suggests otherwise. If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus we have authorized for use in connection with this offering. This prospectus supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus we have authorized for use in connection with this offering and in the documents incorporated by reference herein and therein. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not, and the underwriters are not, making an offer to sell our common stock in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or any free writing prospectus we have authorized for use in connection with this offering or any document incorporated by reference herein or therein is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to purchase any of the common stock described in this prospectus supplement and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

S-i

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or “SEC.” You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1- 800-SEC-0330 (1-800-732-0330) for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov and on our website at http://www.whitneybank.com by clicking on “Investor Relations” and then “SEC Filings.” Information contained in our Internet site is not incorporated by reference into this prospectus supplement, and you should not consider information contained in our Internet site as part of this prospectus supplement.

Any statements in this prospectus supplement, the accompanying prospectus or in any free writing prospectus concerning the provisions of any document are intended to be summaries. In each instance, reference is made to the copy of that document filed or incorporated or deemed to be incorporated by reference as an exhibit to the registration statement of which this prospectus supplement is a part or otherwise filed with the SEC. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

The SEC allows us to “incorporate by reference” into this prospectus supplement information in other documents we file with the SEC, which means that we can disclose important information to you by referring you to another document. Any information incorporated by reference is an important part of this prospectus supplement, and such information is considered part of this prospectus supplement from the date we file that document. Any reports we file with the SEC after the date of this prospectus supplement will automatically update and, where applicable, supersede any information in this prospectus supplement or incorporated by reference into this prospectus supplement.

We incorporate by reference into this prospectus supplement the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(1) Our Annual Report on Form 10-K for the year ended December 31, 2008 (including without limitation Item 1A. Risk Factors), filed on March 2, 2009;

(2) All other reports, including all Quarterly Reports on Form 10-Q, that we filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” since December 31, 2008;

(3) Item 8.01 of our Current Report on Form 8-K, filed on October 19, 2009;

(4) The description of our common stock contained in our registration statement under the Exchange Act, as updated and modified in its entirety by our Current Report on Form 8-K filed on January 19, 1996, and any amendment or report filed to update such description; and

(5) All documents that we will file with the SEC after the date of this prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the termination of this offering.

S-ii

You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or calling us at the following address:

Whitney Holding Corporation
P.O. Box 61260
New Orleans, Louisiana 70161-1260
Attention: Mrs. Shirley Fremin, Manager, Investor Relations
Telephone: (504) 586-3627 and (800) 347-7272, ext. 3627
E-mail: investor.relations@whitneybank.com

We also have filed a registration statement (No. 333-156792) with the SEC relating to the common stock offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus are part of that registration statement. You may obtain from the SEC a copy of the registration statement and the related exhibits that we filed with the SEC when we registered the common stock. The registration statement may contain additional information that may be important to you.

Forward-looking statements

This prospectus supplement and the accompanying prospectus, including information incorporated in them by reference, contain “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provided by the same. Forward-looking statements provide projections of results of operations or of financial condition or state other forward-looking information, such as expectations about future conditions and descriptions of future plans and strategies. Forward-looking statements often contain words such as “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “plan,” “predict,” “project” or other words of similar meaning.

Forward-looking statements involve substantial risks and uncertainties, many of which are difficult to predict and are generally beyond our control. Whitney’s ability to accurately project results or to predict the effects of plans or strategies is inherently limited. Although Whitney believes that the expectations reflected in its forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements.

Factors that could cause actual results to differ materially from those expressed in the Company’s forward-looking statements include, but are not limited to:

•	the continued deterioration of general economic and business conditions, including the real estate and financial markets, in the United States and in the regions and communities Whitney serves;

•	Whitney’s ability to manage disruptions in the credit and lending markets, including the impact on its business and on the businesses of its customers as well as other financial institutions with which Whitney has commercial relationships;

•	Whitney’s ability to effectively manage interest rate risk and other market risk, credit risk and operational risk;

S-iii

•	changes in interest rates that affect the pricing of Whitney’s financial products, the demand for its financial services and the valuation of its financial assets and liabilities;

•	Whitney’s ability to manage fluctuations in the value of its assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support its business;

•	the occurrence of natural disasters or acts of war or terrorism that directly or indirectly affect the financial health of Whitney’s customer base;

•	Whitney’s ability to comply with any requirements imposed on it or the Bank by their respective regulators, and the potential negative consequences that may result;

•	technological changes affecting the nature or delivery of financial products or services and the cost of providing them;

•	Whitney’s ability to develop competitive new products and services in a timely manner and the acceptance of such products and services by the Bank’s customers;

•	Whitney’s ability to effectively expand into new markets;

•	the cost and other effects of material contingencies, including litigation contingencies;

•	the failure to attract or retain key personnel;

•	the failure to capitalize on growth opportunities and to realize cost savings in connection with business acquisitions;

•	the effectiveness of Whitney’s responses to unexpected changes;

•	declining values of residential and commercial real estate, which may result in further write-downs of assets and realized losses on disposition of nonperforming assets and may increase our credit losses and negatively affect Whitney’s financial results;

•	continuing weakness in the residential real estate environment, which may negatively impact Whitney’s ability to liquidate nonperforming assets;

•	the impact on Whitney’s borrowing costs, capital cost and liquidity due to further adverse changes in Whitney’s credit ratings;

•	the risk that Whitney’s allowance for loan losses may prove to be inadequate or may be negatively affected by credit risk exposures;

•	the risk of additional future losses if the proceeds we receive upon the liquidation of nonperforming assets are less than the fair value of such assets;

•	changes in accounting standards or applications and determinations made thereunder;

•	the impact of future losses on Whitney’s deferred tax assets and the potential need for a valuation allowance for deferred tax assets in future periods;

•	the strength of the U.S. economy in general and the strength of the local economies and financial markets in which our operations are conducted may be different than expected;

•	the effects of and changes in trade, monetary and fiscal policies, and laws, including interest rate policies of the Federal Reserve Board (Federal Reserve);

S-iv

•	the impact on the valuation of Whitney’s investments due to market volatility or counterparty payment risk;

•	statutory and regulatory restrictions on the Company’s ability to pay dividends to its shareholders, including those imposed by its participation in the Treasury’s Capital Purchase Program (CPP);

•	the risk that the Company may be required to contribute additional capital to the Bank in the future to enable it to meet its regulatory capital requirements or otherwise;

•	any applicable regulatory limits on the Bank’s ability to pay dividends to the Company;

•	increases in regulatory capital requirements for banking organizations generally, which may adversely affect the Company’s ability to expand its business or could cause it to shrink its business;

•	the effectiveness of the Emergency Economic Stabilization Act of 2008 (EESA) and other legislative and regulatory efforts to help stabilize the U.S. financial markets;

•	future legislative or administrative changes to the CPP enacted under EESA;

•	the impact of the EESA and the American Recovery and Reinvestment Act (ARRA) and related rules and regulations on the Company’s business operations and competitiveness, including the impact of executive compensation restrictions, which may affect the Company’s ability to retain and recruit executives in competition with other firms who do not operate under those restrictions; and

•	those other factors identified and discussed in Whitney’s public filings with the SEC.

You are cautioned not to place undue reliance on these forward-looking statements. Whitney does not intend, and undertakes no obligation, to update or revise any forward-looking statements, whether as a result of differences in actual results, changes in assumptions or changes in other factors affecting such statements, except as required by law.

S-v

Summary

The following information about this offering summarizes, and should be read in conjunction with, the information contained in this prospectus supplement and in the accompanying prospectus, and the documents incorporated herein and therein by reference.

Whitney Holding Corporation

Whitney is a Louisiana corporation registered under the Bank Holding Company Act of 1956, as amended (BHCA). Whitney’s sole banking subsidiary is Whitney National Bank. Whitney National Bank is a national banking association headquartered in New Orleans, Louisiana. It has engaged in the general banking business in the greater New Orleans area continuously since 1883. Whitney engages in community banking and serves a market area that covers the five-state Gulf Coast region, stretching from Houston, Texas, across southern Louisiana and the coastal region of Mississippi, through central and south Alabama, the panhandle of Florida and to the metropolitan area of Tampa Bay, Florida. Whitney National Bank also maintains a foreign branch on Grand Cayman in the British West Indies.

Whitney National Bank provides a broad range of community banking services to commercial, small business and retail customers, offering a variety of transaction and savings deposit products, cash management services, investment brokerage services, secured and unsecured loan products, including revolving credit facilities, and letters of credit and similar financial guarantees. Whitney National Bank also provides trust and investment management services to retirement plans, corporations and individuals. Through its subsidiaries, Whitney also offers annuity products, along with personal and business lines of insurance to its customers.

Our common stock is traded on The Nasdaq Global Select Market under the ticker symbol “WTNY.”

Corporate information

Our principal executive office is located at 228 St. Charles Avenue, New Orleans, Louisiana 70130. Our telephone number is (504) 586-7272 or (800) 347-7272. We maintain a website at http://www.whitneybank.com. Information presented on or accessed through our website is not incorporated into, or made a part of, this prospectus supplement.

Recent developments

On October 19, 2009, we announced, in a press release, our financial results for the quarter ended September 30, 2009. The following presents an overview of those operating results:

We reported a net loss for the quarter of $30.0 million compared to a net loss of $21.3 million for the second quarter of 2009. Including dividends on preferred stock, the loss to common shareholders was $34.1 million, or $.50 per diluted common share compared to $25.4 million, or $.38 per diluted share, for the second quarter of 2009. Significant items impacting 2009 third quarter performance are described below:

•	Net interest income (TE) for the third quarter of 2009 decreased less than 1%, or $.8 million, compared to the second quarter of 2009. Average earning assets were down 3% between these periods and the net interest margin (TE), improved 6 basis points to

4.11%. The increase in the net interest margin (TE) from the prior quarter primarily resulted from a decrease in the cost of interest-bearing deposits.

•	The provision for credit losses was $80.5 million for the third quarter of 2009 compared to $74.0 million for the second quarter of 2009. Impaired loans, mainly residential-related real estate in the Tampa, Florida market, accounted for more than half of the quarter’s total provision for credit losses as appraised values in Florida continued to decline.

•	Net loan charge-offs of $61.9 million for the third quarter of 2009 increased from $46.7 million in the second quarter of 2009 with approximately 76% of gross charge-offs coming from credits in the Florida market.

•	The ratio of nonperforming assets to total loans plus foreclosed property was 5.34% at September 30, 2009, compared to 3.61% at December 31, 2008, and 5.17% at June 30, 2009. Total nonperforming assets decreased $1.2 million from June 30, 2009 to $455.6 million at September 30, 2009 due to a $7.3 million decrease in nonaccrual loans offset by a $6.1 million increase in foreclosed property.

•	The allowance for loan losses was $238.6 million at September 30, 2009, compared to $161.1 million at December 31, 2008. The allowance for loan losses represented 2.81% of period-end loans at September 30, 2009 compared to 1.77% of period-end loans at December 31, 2008.

•	At September 30, 2009, the Tier 1 risk-based capital ratio was 10.55%, the total risk-based capital ratio was 13.37%, and the Tier 1 leverage capital ratio was 8.99%, compared to ratios at December 31, 2008 of 10.76% for Tier 1 risk-based capital, 13.46% for total risk-based capital and 9.87% for Tier 1 leverage capital.

The net loss to common shareholders for the first nine months of 2009 was $74.6 million, compared to net income to common shareholders of $49.8 million for the same period a year ago. The loss per diluted common share was $1.10 compared to earnings of $.76 per diluted share for the same period a year ago. The provision for credit losses for the nine months ended September 30, 2009 was $219.5 million compared to $89.0 million for the same period a year ago.

Summary consolidated financial and other data

The following table sets forth summary consolidated financial and other data of Whitney. The financial data as of and for the six months ended June 30, 2009 and 2008 have been derived from our unaudited financial statements contained in our Quarterly Reports on Form 10-Q filed with the SEC and consists of all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation thereof. The financial data as of and for the years ended December 31, 2008, 2007, 2006, 2005 and 2004 have been derived from our audited financial statements contained in our Annual Reports on Form 10-K or Form 10-K/A filed with the SEC. The summary consolidated financial results are not indicative of our expected future operating results. The following summary consolidated financial information should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s annual report on Form 10-K for the year ended December 31, 2008, our Quarterly Report on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009 and the historical financial statements and notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus.

Summary consolidated financial and other data

	As of and for the six months ended June 30
(dollars in thousands,	(unaudited)		As of and for the years ended December 31
except per share data)	2009	2008	2008	2007	2006	2005	2004

Income Statement Data:
Net interest income	$222,187	$224,670	$455,645	$464,791	$471,211	$387,099	$320,090
Net interest income (TE)	224,744	227,159	460,662	470,868	477,423	392,979	326,237
Provision for credit losses	139,000	49,000	134,000	17,000	3,720	37,580	2,000
Noninterest income	61,697	54,650	107,172	126,681	84,791	82,235	82,523
Noninterest expense	208,655	169,519	351,094	349,108	338,473	286,398	260,278
Income (loss) before income taxes	(63,771)	60,801	77,723	225,364	213,809	145,356	140,335
Net income (loss)	(32,440)	42,729	58,585	151,054	144,645	102,349	97,137
Preferred stock dividends	8,092	—	588	—	—	—	—
Net income (loss) to common shareholders	(40,532)	42,729	57,997	151,054	144,645	102,349	97,137

Balance Sheet Data:
Investment securities	$1,942,365	$1,955,692	$1,939,355	$1,985,237	$1,886,093	$1,641,451	$1,991,244
Loans	8,791,840	7,962,543	9,081,850	7,585,701	7,050,416	6,560,597	5,626,276
Deposits	9,144,041	8,266,880	9,261,594	8,583,789	8,433,308	8,604,836	6,612,607
Long-term debt	199,626	157,020	179,236	165,455	17,394	17,323	23,153
Shareholders’ equity	1,487,994	1,183,078	1,525,478	1,228,736	1,112,962	961,043	904,765
Average shareholders’ equity	1,526,916	1,221,691	1,225,177	1,209,923	1,065,303	935,362	881,477
Average total assets	12,149,729	10,817,704	11,080,342	10,512,422	10,242,838	8,903,321	7,890,183

Common Share Data:
Earnings (loss) per share
Basic	$(.60)	$.66	$.89	$2.23	$2.21	$1.63	$1.57
Diluted	(.60)	.65	.88	2.21	2.18	1.62	1.56
Cash dividends per share	$.02	$.62	$1.13	$1.16	$1.08	$.98	$.89
Book value per share	$17.63	$18.51	$18.29	$18.67	$16.88	$15.17	$14.57
Tangible book value per share	$10.93	$13.12	$11.48	$13.37	$12.10	$11.54	$12.31
Average shares outstanding
Basic	67,475,259	64,459,180	64,767,708	66,953,343	64,687,363	62,008,004	61,092,571

	As of and for the six months ended June 30
(dollars in thousands,	(unaudited)		As of and for the years ended December 31
except per share data)	2009	2008	2008	2007	2006	2005	2004

Diluted	67,475,259	64,857,543	65,087,861	67,476,756	65,511,528	62,612,252	61,529,879

Key Ratios and Other Data:
Return on average assets	(.54)%	.79%	.53%	1.44%	1.41%	1.15%	1.23%
Return on average common equity	(6.63)	7.03	4.77	12.48	13.58	10.94	11.02
Net interest margin(TE)	4.09	4.59	4.55	4.89	5.11	4.85	4.45
Average loans to average deposits	98.26	93.70	96.39	87.46	79.94	84.96	81.60
Efficiency ratio	72.84	60.15	61.84	58.42	60.20	60.28	63.69
Allowance for loan losses to loans	2.50	1.38	1.77	1.16	1.08	1.37	.97
Annualized net charge-offs to average loans	1.75	.70	.88	.11	.29	.08	.19
Nonperforming assets to loans plus foreclosed and surplus property	5.17	2.03	3.61	1.64	.81	1.03	.46
Loans 90 days past due still accruing to loans	.23	.09	.18	.11	.11	.21	.06
Average shareholders’ equity to average assets	12.57	11.29	11.06	11.51	10.40	10.51	11.17
Tangible common equity to tangible assets	6.42	7.86	6.49	8.24	8.08	7.40	9.46
Leverage ratio	9.21	8.27	9.87	8.79	8.76	8.21	9.56
Ratio of earnings to fixed charges:
Excluding interest on deposits	(6.27)	4.64	3.41	7.16	9.35	8.97	19.92
Including interest on deposits	(.46)	1.89	1.63	2.13	2.45	2.76	4.33
Ratio of earnings to fixed charges and preferred dividends:
Excluding interest on deposits	(3.70)	4.64	3.41	7.16	9.35	8.97	19.92
Including interest on deposits	(.40)	1.89	1.63	2.13	2.45	2.76	4.33

Tax-equivalent (TE) amounts are calculated using a marginal federal income tax rate of 35%.

Tangible book value per share is total shareholders’ equity less preferred stock and intangible assets dividend by common shares outstanding.

The efficiency ratio is noninterest expense to total net interest (TE) and noninterest income (excluding securities transactions).

The tangible common equity to tangible assets ratio is total shareholders’ equity less preferred stock and intangible assets divided by total assets less intangible assets.

The offering

Securities offered	shares of common stock, no par value.

Overallotment option	We have granted the underwriters an option to purchase up to an additional shares of common stock within 30 days of the date of this prospectus supplement in order to cover overallotments, if any.

Common stock to be outstanding after this offering	shares of common stock ( shares of common stock if the underwriters exercise their overallotment option in full), in each case based on shares of common stock held as treasury shares. This does not reflect any issuance of shares of our common stock upon exercise of a warrant to purchase 2,631,579 shares of our common stock issued to the U.S. Department of the Treasury (the Treasury).

Use of proceeds	We estimate that the net proceeds of this offering will be approximately $ million (or $ million if the underwriters exercise their overallotment option in full).

We expect to use the proceeds from this offering for working capital and general corporate purposes, which may include capital to support organic growth, to better position us for the eventual redemption of our Series A preferred stock and warrant issued to the Treasury and to facilitate future acquisition opportunities.

Dividend policy	The payment of future cash dividends is at the discretion of our board of directors and subject to a number of restrictions, including, but not limited to, limits imposed on us by various regulatory agencies, TARP-related limits and our ability to receive dividends and distributions from our banking and nonbanking subsidiaries. See “Dividend policy.”

Risk factors	See “Risk factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of risks involved in an investment in shares of our common stock.

Nasdaq Global Select Market symbol	WTNY

Risk factors

Your investment in our common stock involves risks. This prospectus supplement does not describe all of those risks. Before purchasing any shares of our common stock, you should carefully consider the following risk factors, in addition to the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the discussion under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, as such discussion may be amended or updated in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009 and in other reports filed by us with the SEC (other than the portions of those documents not deemed to be filed).

The recession in the broader economy, both nationally and internationally, could have an adverse effect on our financial condition, results of operations and cash flows.

Recessionary conditions in the broader economy could adversely affect the financial capacity of businesses and individuals in our market area. For example, there are some published reports that predict 2009 and 2010 will be the most difficult years for the commercial real estate market since the early 1990’s, although the level of difficulty could vary widely among different market areas. These conditions could, among other consequences, increase the credit risk inherent in our current loan portfolio, restrain new loan demand from creditworthy borrowers, prompt us to tighten our underwriting criteria, and reduce the liquidity in our customer base and the level of deposits that they maintain. These economic conditions could also delay the correction of the imbalance of supply and demand in certain residential real estate and commercial and industrial markets.

The impact on our financial results could include continued high levels of problem credits, provisions for credit losses and expenses associated with loan collection efforts, the need for Whitney to replace core deposits with higher-cost sources of funds, and an inability to produce loan growth or overall growth in earning assets. Noninterest income from sources that are dependent on financial transactions and market valuations could also be reduced.

As a financial services company, adverse changes in general business or economic conditions could have a material adverse effect on our financial condition and results of operations.

Sustained weakness in business and economic conditions generally or specifically in the principal markets in which we do business could have one or more of the following adverse impacts on our business:

•	a decrease in the demand for loans and other products and services offered by us;

•	a decrease in the value of our loans held for sale or other assets secured by consumer or commercial real estate;

•	an increase or decrease in the usage of unfunded commitments;

•	an impairment of certain intangible assets, such as our deferred tax assets or goodwill; or

•	an increase in the number of clients and counterparties who become delinquent, file for protection under bankruptcy laws or default on their loans or other obligations to us.

Any such increase in the number of delinquencies, bankruptcies or defaults could result in a higher level of nonperforming assets, net charge-offs, provision for loan losses, and valuation adjustments on loans held for sale. Furthermore, if we are unable to continue to generate, or are unable to demonstrate that we can continue to generate, sufficient taxable income in the near future, then we may not be able to fully realize the benefits of our deferred tax assets and may be required to recognize a valuation allowance, similar to an impairment of those assets, if it is more likely than not that some portion of our deferred tax assets will not be realized. Any such valuation allowance would have a negative effect on our results of operations, financial condition and capital position.

The current and further deterioration in the residential construction and commercial real estate markets may lead to increased nonperforming assets in our loan portfolio and increased provision for losses on loans, which could have a material adverse effect on our capital, financial condition and results of operations.

Since the third quarter of 2007, the residential construction and commercial real estate markets have experienced a variety of difficulties and changed economic conditions. In particular, market conditions in our Florida and Alabama residential-related real estate markets, which collectively represented approximately half of our nonperforming loans at June 30, 2009, have experienced continued declines in credit quality since the end of 2007. Our nonperforming loans were $413.2 million at June 30, 2009, compared to $301.1 million at December 31, 2008. Nonperforming loans in our Florida and Alabama markets represented approximately 65% and 8%, respectively, of our total nonperforming loans at June 30, 2009. More recently, we have begun to see deterioration in our commercial real estate loan portfolio across all of our markets, particularly in Texas. Commercial real estate, including residential-related real estate, comprised $4.1 billion, or approximately 46%, of our overall loan portfolio as of June 30, 2009. If market conditions continue to deteriorate, they may lead to additional valuation adjustments to our loan portfolios and real estate owned as we continue to reassess the market value of our loan portfolio, the loss severities of loans in default, and the net realizable value of real estate owned. We also may realize additional losses in connection with our disposition of nonperforming assets. Poor economic conditions could result in decreased demand for residential housing and commercial real estate, which, in turn, could adversely affect the development and construction efforts of residential and commercial real estate developers. Consequently, such economic downturns could adversely affect the ability of these borrowers to repay their loans and the value of property used as collateral for such loans. A sustained weak economy could also result in higher levels of nonperforming loans in other categories, such as commercial and industrial loans, which may result in additional losses. Management continually monitors market conditions and economic factors throughout our footprint for indications of change in other markets. If these economic conditions and market factors negatively and/or disproportionately affect some of our larger loans, then we could see a sharp increase in our total net charge-offs and also be required to significantly increase our allowance for loan losses. Any further increase in our nonperforming assets and related increases in our provision for losses on loans could negatively affect our business and could have a material adverse effect on our capital, financial condition and results of operations.

We may experience increased delinquencies and credit losses, which could have a material adverse effect on our capital, financial condition and results of operations.

Like other lenders, we face the risk that our customers will not repay their loans. A customer’s failure to repay us is generally preceded by missed payments. In some instances, a customer may declare bankruptcy prior to missing payments, although this is not generally the case. Customers who declare bankruptcy frequently do not ever repay their loans. Where our loans are secured by collateral, we may attempt to seize the collateral when and if customers default on their loans. The value of the collateral may not equal the amount of the unpaid loan, and we may be unsuccessful in recovering the remaining balance from our customers. Rising delinquencies and rising rates of bankruptcy are often precursors of future charge-offs and may require us to increase our allowance for loan losses. Higher charge-off rates and an increase in our allowance for loan losses may hurt our overall financial performance if we are unable to raise revenue to compensate for these losses and may increase our cost of funds.

The composition of the Bank’s loan portfolio could increase the volatility of its credit quality metrics and provisions for credit losses.

The Bank’s loan portfolio contains individual relationships, primarily with commercial customers, with outstanding balances that are relatively large in relation to its asset size. Changes in the credit quality of one or a few of these relationships could lead to increased volatility in the Bank’s reported totals of loans with above-normal credit risk and in its provisions for credit losses over time.

The Bank has credit exposure to the oil and gas industry.

At June 30, 2009, the Bank had approximately $1.0 billion in loans to borrowers in the oil and gas industry, representing approximately 12% of its total loans outstanding as of that date. The majority of the Bank’s customer base in this industry provides transportation and other services and products to support exploration and production activities. If there is a significant downturn in the oil and gas industry generally, the cash flows of the Bank’s customers in this industry would be adversely impacted. This in turn could impair our customers’ ability to service their debt to Whitney with adverse consequences to our earnings.

A change in our methodologies, assumptions and/or models used to estimate our allowance for loan losses could result in a charge to earnings.

When we loan money or commit to loan money, we incur credit risk, or the risk of losses if our borrowers do not repay their loans. We reserve for loan losses by establishing an allowance through a charge to earnings. The amount of this allowance is based on our assessment of credit losses inherent in our loan portfolio. The process for determining the amount of the allowance is critical to our financial results and condition. We have recently completed an assessment of our Bank’s methodology to enhance it by incorporating additional qualitative measures. See “Supervision and regulation.” The process requires difficult, subjective and complex judgments about how the current economic or market conditions impair the ability of our borrowers to repay their loans. We may increase the allowance for credit losses because of changing economic conditions or as a result of changes in our assumptions and/or models or at the request of our regulators. As a result, there can be no assurance that our allowance for credit losses at September 30, 2009 will be sufficient to cover inherent credit losses. We may be required to recognize credit losses for any of the reasons discussed above in the fourth quarter of 2009 and in future periods, thus reducing our earnings.

Our allowance for loan losses may not be adequate to cover actual losses, and we may be required to materially increase our allowance, which may adversely affect our capital, financial condition and results of operations.

We maintain an allowance for loan losses, which is a reserve established through a provision for loan losses charged to expense, which represents management’s best estimate of probable loan losses that have been incurred within the existing portfolio of loans, all as described under Note 2 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008. The allowance, in the judgment of management, is established to reserve for estimated loan losses and risks inherent in the loan portfolio. The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and requires us to make significant estimates of current credit risks using existing qualitative and quantitative information, all of which may undergo material changes. Changes in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans, and other factors, both within and outside of our control, may require an increase in the allowance for loan losses. In addition, bank regulatory agencies periodically review our allowance for loan losses and may require an increase in the provision for loan losses or the recognition of additional loan charge offs, based on judgments different than those of management. An increase in the allowance for loan losses results in a decrease in net income, and possibly regulatory capital, and may have a material adverse effect on our capital, financial condition and results of operations.

Especially in light of current market conditions, we continue to regularly reassess the creditworthiness of our borrowers and the sufficiency of our allowance for loan losses. See also “‘Supervision and regulation.” Our allowance for loan losses increased from 1.77% of total loans at December 31, 2008 to 2.50% at June 30, 2009. We made a provision for loan losses during the six months ended June 30, 2009 of $137.0 million, which was significantly higher than in previous periods. We also charged off approximately $78.6 million in loans, net of recoveries, during the six months ended June 30, 2009, which was significantly higher than in previous periods. We will likely experience additional classified loans and nonperforming assets in the foreseeable future, as well as related increases in loan charge-offs, as the deterioration in the credit and real estate markets causes borrowers to default. Further, the value of the collateral underlying a given loan, and the realizable value of such collateral in a foreclosure sale, likely will be negatively affected by the recent downturn in the real estate market, and therefore may result in an inability to realize a full recovery in the event that a borrower defaults on a loan. In addition, we may incur costs associated with the acquisition or disposal of the collateral. Any additional nonperforming assets, loan charge-offs, increases in the provision for loan losses or the continuation of aggressive charge-off policies or any inability by us to realize the full value of underlying collateral in the event of a loan default, will negatively affect our business, financial condition, results of operations and the price of our securities.

Our business is highly regulated. Our compliance with existing and proposed banking legislation and regulation, including our compliance with regulatory and supervisory actions, could adversely limit or restrict our activities and adversely affect our business, operating flexibility, our financial condition and the value of our common stock.

We are subject to extensive regulation, supervision and legislation that govern almost all aspects of our operations and limit the businesses in which we may engage. We are subject to regular examinations, supervision and comprehensive regulation by various federal, state and local authorities with regard to compliance with such laws and regulations impacting financial institutions. For additional information, see “Supervision and regulation” on page S-23. These laws and regulations may change from time to time and are primarily intended for the protection of consumers, depositors and the deposit insurance funds. The cost of compliance with such laws and regulations can be substantial and adversely affect our ability to operate profitably. Current economic conditions, particularly in the financial and real estate markets, have resulted in bank regulatory agencies placing increased focus and scrutiny on participants in the financial services industry, including us.

As a result of the current difficult operating environment and our recent operating losses, the Bank’s primary regulator has required our Bank to implement plans to (i) maintain specific minimum Bank capital levels of: Tier 1 leverage capital at least equal to 8% of adjusted total assets, Tier 1 risk-based capital at least equal to 9% of risk-weighted assets, and total risk-based capital at least equal to 12% of risk-weighted assets (as of June 30, 2009, our Bank, even without raising capital from this offering, satisfied all three of these ratios with an 8.92% Tier 1 leverage capital ratio, a 10.46% Tier 1 risk-based capital ratio, and a 13.22% total risk-based capital ratio); (ii) review and reduce the Bank’s portfolio of nonperforming and other criticized assets; (iii) improve the Bank’s credit risk management and its related policies and procedures; and (iv) assess the adequacy of the Bank’s allowance for loan and lease losses and improve related policies and procedures. Prior to the completion of this common stock offering, our Bank exceeded each of the capital levels that it has committed to maintain and following this capital raise we expect our Bank’s capital levels to continue to exceed these levels. We expect to become subject to similar and additional requirements imposed by the Company’s primary regulator. For details of these requirements, please see “Supervision and regulation — Capital.” The adoption and implementation of these plans and policies will likely cause us to devote significant time and resources of our management team, which may increase our costs, impede the efficiency of our internal business processes and adversely affect our profitability in the near-term.

If we are unable to implement our plans in a timely manner and otherwise comply with the requirements outlined above and in “Supervision and regulation — Capital,” or if we fail to adequately resolve any other matters that any of our regulators may require us to address in the future, we could become subject to more stringent supervisory actions, up to and including a cease and desist order. If our regulators were to take such supervisory action, we could, among other things, become subject to significant restrictions on our existing business or on our ability to develop any new business. We also could be required to raise additional capital in the future, restrict or reduce our dividends or dispose of certain assets and liabilities within a prescribed period of time. The terms of any such supervisory action could have a material negative effect on our business, operating flexibility, financial condition and the value of our common stock.

If economic conditions continue to deteriorate, we may need even more capital.

If completed, our offering of common stock strengthens our common equity capital base. Despite this increase in our capital base, if economic conditions continue to deteriorate, particularly in the residential and commercial real estate markets where our business is located, we may need to raise even more capital to support any additional provisions for loan losses and loan charge-offs. We cannot assure you that we would succeed in raising any such capital or at what prices, and any additional capital we obtain may dilute the interests of our common shareholders, or otherwise have an adverse effect on their investment.

Our ability to pay dividends depends upon the results of operations of our Bank and certain regulatory considerations.

We are a holding company that conducts substantially all of our operations through our Bank. As a result, our ability to make dividend payments on our common stock depends primarily on certain federal and state regulatory considerations and the receipt of dividends and other distributions from our Bank. There are various regulatory restrictions on the ability of our Bank to pay dividends or make other payments to us and our ability to make payments to our share-holders, including certain regulatory approvals of dividends or distributions. There can be no assurance that we will receive such approval or that we will be able to continue to pay our current dividend to shareholders. For additional information regarding the regulatory restrictions applicable to us and the Bank, see “Supervision and regulation” below.

Current levels of market volatility are unprecedented, and may result in disruptions in our ability to access sources of funds, which may negatively affect our capital resources and liquidity.

We depend on access to a variety of sources of funding to provide us with sufficient capital resources and liquidity to meet our commitments and business needs, and to accommodate the transaction and cash management needs of our customers. Sources of funding available to us, and upon which we rely or may rely as regular components of our liquidity and funding management strategy, include interbank borrowings, FHLB advances, borrowings from the Federal Reserve Discount Window and brokered deposits. We have also historically enjoyed a solid reputation in the capital markets and historically have been able to raise funds in the form of either short- or long-term borrowings or equity issuances.

The capital and credit markets have been experiencing extreme volatility and periods of severe disruption that in recent months have reached unprecedented levels. Among other factors, these conditions reflect extreme uncertainty on the part of market participants in response to the rapid evolution of the credit crisis among major entities in the financial services industry. In some cases, the markets have pressured stock prices and limited credit availability for certain issuers seemingly without regard to those issuers’ underlying business fundamentals. If current levels of market disruption and volatility continue or worsen, there can be no assurance that we will not experience an adverse effect, which may be material, on our ability to access the capital markets and sources of liquidity.

A reduction in our or the Bank’s credit rating could reduce access to funding sources in the credit and capital markets and increase funding costs.

Numerous rating agencies regularly evaluate our creditworthiness and assign credit ratings to the debt of the Company and the Bank. The agencies’ ratings are based on a number of factors, some of which are not within our control. In addition to factors specific to the financial strength and performance of the Company and the Bank, the rating agencies also consider conditions affecting the financial services industry generally. In May and June of 2009, three rating agencies, Standard & Poor’s, Moody’s Investors Service and Fitch Ratings, downgraded select ratings for both the Company and the Bank, which was also the case for a number of other financial services industry entities. All of the Bank’s debt ratings remain investment grade. All of the Company’s ratings remain investment grade, with the exception of the Standard & Poor’s long-term debt rating, which fell one level below investment grade. These agencies have also reported a negative ratings outlook for both the Company and the Bank and the ratings are “under review” or “watch” at Fitch and DBRS.

In light of the difficulties confronting the financial services industry generally, and the Company and the Bank specifically, including, among others, the global recession, credit market disruptions, and the severe stress on residential and commercial real estate markets, there can be no assurance that the Company and the Bank will not receive further downgrades or that any of our ratings will remain investment grade. Further rating reductions by one or more rating agencies could adversely affect our access to funding sources and the cost and other terms of obtaining funding. Long-term debt ratings also factor into the calculation of deposit insurance premiums, and a reduction in the Bank’s ratings increases premiums and expenses.

Our market area is susceptible to hurricanes and tropical storms, which may increase our exposure to credit risk, operational risk and liquidity risk.

Most of our market area lies within the coastal region of the five states bordering the Gulf of Mexico. This is a region that is susceptible to hurricanes and tropical storms. The two strong hurricanes that struck in 2005 had a major impact on the greater New Orleans area, southwest Louisiana and the Mississippi coast, with lesser impacts on coastal Alabama and the western panhandle of Florida. Within our broader market area, the greater New Orleans area is our primary base of operations and is home to branches and relationship officers that service approximately 40% of the Bank’s total loans and 50% of total deposits at June 30, 2009. The 2005 storms caused widespread property damage, required temporary or permanent relocations of a large number of residents and business operations, and severely disrupted normal economic activity in the impacted areas. Although the Bank was able to operate successfully in the aftermath of these storms, management carefully studied its risk posture and has taken a number of steps to reduce the Bank’s exposure to future natural disasters and make its disaster recovery plans and operating arrangements more resilient. Details of the storms’ impact on us, both operationally and with respect to credit risk and liquidity, have been chronicled in Item 7 of our annual reports on Form 10-K for 2007, 2006 and 2005 as well as in Item 2 of Part I of quarterly reports on Form 10-Q filed since the storms struck.

We cannot predict the extent to which future storms may impact our exposure to credit risk, operational risk or liquidity risk.

The failure of other financial institutions could adversely affect us.

Our ability to engage in routine funding transactions could be adversely affected by the actions and potential failures of other financial institutions. Financial institutions are interrelated as a result of trading, clearing, counterparty and other relationships. As a result, defaults by, or even rumors or concerns about, one or more financial institutions or the financial services industry generally have led to market-wide liquidity problems and could lead to losses or defaults by us or by other institutions.

Our profitability depends in substantial part on our net interest income and our ability to manage interest rate risk.

Our net interest income represented more than 75% of total revenues in each of the last five years. Net interest income is the difference between the interest earned on loans, investment securities and other earning assets, and interest owed on deposits and borrowings. Numerous and often interrelated factors influence our ability to maintain and grow net interest income. One of the most important factors is changes in market interest rates and in the relationship between these rates for different financial instruments and products and at different maturities. Such changes are generally outside the control of management and cannot be predicted with certainty. Although management applies significant resources to anticipating these changes and to developing and executing strategies for operating in an environment of change, they cannot eliminate the possibility that interest rate risk will negatively affect our net interest income and lead to earnings volatility.

We rely on our systems and employees, and any errors or fraud could materially adversely affect our operations.

We are exposed to many types of operational risk, including the risk of fraud by employees and outsiders, clerical and recordkeeping errors, and computer/telecommunications systems malfunctions. Our business is dependent on our ability to process a large number of increasingly complex transactions. Recently, we have committed to make significant investments of time and resources into changing and improving our core systems and processes. We refer to this program internally as our Project Genesis program. If the operations of, or any of the changes to, our financial, accounting, or other data processing systems, including our Project Genesis program, fail or have other significant shortcomings, we could be materially adversely affected. We are similarly dependent on our employees. We could be materially adversely affected if one of our employees causes a significant operational breakdown or failure, either as a result of human error or where an individual purposefully sabotages or fraudulently manipulates our operations or systems. Third parties with which we do business also could be sources of operational risk to us, including relating to breakdowns or failures of such parties’ own systems or employees. Any of these occurrences could result in a diminished ability of us to operate our business, potential liability to customers, reputational damage and regulatory intervention, which could materially adversely affect us.

We may also be subject to disruptions of our operating systems arising from events that are wholly or partially beyond our control, which may include, for example, computer viruses or electrical or telecommunications outages or natural disasters. Such disruptions may give rise to losses in service to customers and loss or liability to us. In addition, there is a risk that our business continuity and data security systems prove to be inadequate. Any such failure could affect our operations and could materially adversely affect our results of operations by requiring us to expend significant resources to correct the defect, as well as by exposing us to litigation or losses not covered by insurance.

Our financial condition and outlook may be adversely affected by damage to our reputation.

Our financial condition and outlook is highly dependent upon perceptions of our business practices and reputation. Our ability to attract and retain customers and employees could be adversely affected to the extent our reputation is damaged. Negative public opinion could result from our actual or alleged conduct in any number of activities, including lending practices, corporate governance, regulatory compliance, mergers and acquisitions, disclosure, existing or future litigation, sharing or inadequate protection of customer information and from actions taken by government regulators and community organizations in response to that conduct. Damage to our reputation could give rise to legal risks, which, in turn, could increase the size and number of litigation claims and damages asserted or subject us to regulatory enforcement actions, fines and penalties and cause us to incur related costs and expenses.

Our use of appraisals in deciding whether to make a loan on or secured by real property or how to value such loan in the future does not ensure the value of the real property collateral.

In considering whether to make a loan secured by real property, we generally require an appraisal of the property. However, an appraisal is only an estimate of the value of the property at the time the appraisal is made. If the appraisal does not reflect the amount that may be obtained upon any sale or foreclosure of the property, we may not realize an amount equal to the indebtedness secured by the property. The valuation of the property may negatively impact the continuing value of such loan and could adversely affect our operating results and financial condition.

The costs and effects of litigation, derivative suits, investigations or similar matters, or adverse facts and developments related thereto, could materially affect our business, operating results and financial condition.

We may be involved from time to time in a variety of litigation, derivative suits, investigations or similar matters arising out of our business. Recently, we received, like many other financial institutions, a demand letter from a shareholder asserting that the Company’s incentive compensation between 2004 and 2008 was excessive and that the performance goals under its compensation plans were only achieved through imprudent business practices. The Board of Directors has formed a special committee of independent directors to investigate this shareholder claim. Neither we nor the special committee can predict at this time the outcome of the special committee’s investigation.

Our insurance may not cover all claims that may be asserted against us, including the claim set forth above, and indemnification rights to which we are entitled may not be honored, and any claims asserted against us, regardless of merit or eventual outcome, may harm our reputation. Should the ultimate judgments or settlements in any litigation or investigation significantly exceed our insurance coverage, they could have a material adverse effect on our business, financial condition and results of operations. In addition, premiums for insurance covering the financial and banking sectors are rising. We may not be able to obtain appropriate types or levels of insurance in the future, nor may we be able to obtain adequate replacement policies with acceptable terms or at historic rates, if at all.

Impairment of goodwill associated with acquisitions would result in a charge to earnings.

Goodwill is tested for impairment at least annually and the impairment test compares the estimated fair value of a reporting unit with its net book value. Given the current economic environment and potential for volatility in the fair value estimate, management is updating the impairment test for goodwill quarterly. No indication of goodwill impairment was identified by the interim test as of June 30, 2009 and September 30, 2009; however, there is the possibility that a noncash goodwill impairment charge may be required in the future. Such a charge could result in a material reduction in earnings in the period in which goodwill is determined to be impaired, but an impairment charge would not have an effect on tangible common equity or regulatory capital. An impairment charge could also further restrict the Bank’s ability to pay dividends to the Company, which relies on these dividends as a source of liquidity.

Concern by customers over deposit insurance may cause a decrease in deposits and changes in the mix of funding sources available to us.

With recent increased concerns about bank failures, customers increasingly are concerned about the extent to which their deposits are insured by the FDIC. Customers may withdraw deposits in an effort to ensure that the amount they have on deposit with their bank is fully insured and some may seek deposit products or other bank savings and investment products that are collateralized. Decreases in deposits and changes in the mix of funding sources may adversely affect our funding costs and net income.

We may make acquisitions of banks and financial services companies or related assets, and these acquisitions may be more difficult to integrate than anticipated.

Historically, we have grown through the acquisition of banks and financial services companies, and in the current environment, we may acquire banks or bank-related assets, including by acquiring troubled banking institutions or participating in FDIC-assisted transactions. Difficulty in integrating an acquired company or assets may cause us not to realize expected revenue increases, cost savings, increases in geographic or product presence and/or other projected benefits of the acquisition. The integration could result in higher than expected deposit attrition, loss of key employees, disruption of our business or the business of the acquired company, or otherwise adversely affect our ability to maintain relationships with customers and employees or achieve the anticipated benefits of the acquisition.

Anti-takeover provisions could negatively impact our shareholders.

Our articles of incorporation include anti-takeover provisions, such as supermajority vote and quorum requirements, which may make takeover attempts and other acquisitions of substantial interests in us that have not been approved by our board of directors more difficult. These provisions may give holders of a minority of our voting power a veto over a business combination that a majority of shareholders may believe to be desirable and beneficial. We are also subject to certain fair price protection and control share acquisition provisions under Louisiana law.

The ability of a third party to acquire us is also limited under applicable banking regulations. The BHCA requires any “bank holding company” (as defined in the BHCA) to obtain the approval of the Federal Reserve prior to acquiring more than 5% of our outstanding common stock. Any person other than a bank holding company is required to obtain prior approval of the Federal Reserve to acquire 10% or more of our outstanding common stock under the Change in Bank Control Act of 1978. Any holder of 25% or more of our outstanding common stock, other than an individual, is subject to regulation as a bank holding company under the BHCA.

The Series A preferred stock issued to the Treasury impacts net income available to our common shareholders and our earnings per share.

On December 19, 2008, we issued senior preferred stock (Series A preferred stock) to the Treasury in an aggregate amount of $300 million, along with a warrant to purchase 2,631,579 shares of common stock (the Warrant). As long as shares of our Series A preferred stock issued under the CPP are outstanding, no dividends may be paid on our common stock unless all dividends on the Series A preferred stock have been paid in full. Additionally, for so long as the Treasury owns shares of the Series A preferred stock, we are not permitted to pay cash dividends in excess of $.31 per share per quarter on our common stock for three years without the Treasury’s consent. The dividends declared on shares of our Series A preferred stock will reduce the net income available to common shareholders and our earnings per common share. Additionally, issuance of the Warrant, in conjunction with the issuance of the Series A preferred stock, may be dilutive to our earnings per share. The shares of the Company’s Series A preferred stock will also receive preferential treatment in the event of liquidation, dissolution or winding up.

There can be no assurance when the Series A preferred stock can be redeemed and the Warrant can be repurchased.

Subject to consultation with our banking regulators, we intend to repurchase the Series A preferred stock and the Warrant issued to the Treasury when we believe the credit metrics in our loan portfolio have improved for the long-term and the overall economy has rebounded. However, there can be no assurance when the Series A preferred stock and the Warrant can be repurchased, if at all. Until such time as the Series A preferred stock and the Warrant are repurchased, we will remain subject to the terms and conditions of those instruments, which, among other things, require us to obtain regulatory approval to repurchase or redeem common stock or our other preferred stock or increase the dividends on our common stock over $.31 per share, except in limited circumstances. Further, our continued participation in the CPP subjects us to increased regulatory and legislative oversight, including with respect to executive compensation. These new and any future oversight and legal requirements and implementing standards under the CPP may have unforeseen or unintended adverse effects on the financial services industry as a whole, and particularly on CPP participants such as ourselves.

Holders of the Series A preferred stock have rights that are senior to those of our common shareholders.

The Series A preferred stock that we have issued to the Treasury is senior to our shares of common stock, and holders of the Series A preferred stock have certain rights and preferences that are senior to holders of our common stock. The restrictions on our ability to declare and pay dividends to common shareholders are discussed immediately above. In addition, we and our subsidiaries may not purchase, redeem or otherwise acquire for consideration any shares of our common stock unless we have paid in full all accrued dividends on the Series A preferred stock for all prior dividend periods, other than in certain circumstances. Furthermore, the Series A preferred stock is entitled to a liquidation preference over shares of our common stock in the event of liquidation, dissolution or winding up.

Holders of the Series A preferred stock may, under certain circumstances, have the right to elect two directors to our board of directors.

In the event that we fail to pay dividends on the Series A preferred stock for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the authorized number of directors then constituting our board of directors will be increased by two. Holders of the Series A preferred stock, together with the holders of any outstanding parity stock with the same voting rights, will be entitled to elect the two additional members of the board of directors at the next annual meeting (or at a special meeting called for this purpose) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full.

Holders of the Series A preferred stock have limited voting rights.

Except in connection with the election of directors to our board of directors as discussed immediately above and as otherwise required by law, holders of the Series A preferred stock have limited voting rights. In addition to any other vote or consent of shareholders required by law or our amended and restated charter, the vote or consent of holders owning at least 66 2/3% of the shares of Series A preferred stock outstanding is required for (1) any authorization or issuance of shares ranking senior to the Series A preferred stock; (2) any amendment to the rights of the Series A preferred stock that adversely affects the rights, preferences, privileges or voting power of the Series A preferred stock; or (3) consummation of any merger, share exchange or similar transaction unless the shares of Series A preferred stock remain outstanding or are converted into or exchanged for preference securities of the surviving entity other than us and have such rights, preferences, privileges and voting power as are not materially less favorable than those of the holders of the Series A preferred stock.

The short term and long term impact of a likely new capital framework, whether through the current proposal for non-Basel II U.S. banking institutions or through another set of capital standards, is uncertain.

For U.S. banking institutions with assets of less than $250 billion and foreign exposures of less than $10 billion, including the Company and the Bank, a proposal is currently pending that would apply to them the “standardized approach” of the new risk-based capital standards developed by the Basel Committee on Banking Supervision (Basel II). As a result of the recent deterioration in the global credit markets and increases in credit, liquidity, interest rate, and other risks, the U.S. banking regulators have for the last several months discussed possible increases in capital requirements, separate from the current proposal for the standardized approach of Basel II. The Treasury has organized a working group that has been directed to issue a report on capital standards by December 31, 2009. Furthermore, in August, the Treasury issued principles for international regulatory reform, which included recommendations for higher capital standards for all banking organizations. Any new capital framework is likely to affect the cost and availability of different types of credit. U.S. banking organizations are likely to be required to hold higher levels of capital and could incur increased compliance costs. Any of these developments, including increased capital requirements, could have a material negative effect on our business, results of operations and financial condition.

Emergency measures designed to stabilize the U.S. banking system are beginning to wind down.

Since mid-2008, a host of legislation and regulatory actions have been implemented in response to the financial crisis and the recession. Some of the programs are beginning to expire and the impact of the wind-down of these programs on the financial sector, including our counterparties, and on the economic recovery is unknown.

•	The Troubled Asset Relief Program, which we refer to as “TARP,” established pursuant to the EESA legislation, is scheduled to expire on December 31, 2009. The Treasury has announced that it will likely extend it until October 31, 2010. TARP includes the CPP, pursuant to which the Treasury is authorized to purchase senior preferred stock and warrants to purchase common stock of participating financial institutions. Also under TARP, the Treasury has the authority to, among other things, purchase up to $700 billion of mortgages, mortgage-backed securities and certain other financial instruments, from financial institutions for the purpose of stabilizing and providing liquidity to the U.S. financial markets.

•	The Treasury guarantee on money market mutual funds established on September 19, 2008 expired on September 18, 2009 and the Treasury did not extend the program.

•	On September 9, 2009, the FDIC issued a notice of proposed rulemaking requesting comments on whether a temporary emergency facility should be left in place following the expiration on October 31, 2009 of the Temporary Liquidity Guarantee Program (the TLG Program), which guarantees certain senior unsecured debt of banks and certain holding companies. The Transaction Account Guarantee portion of the program, which guarantees noninterest bearing bank transaction accounts on an unlimited basis, is scheduled to continue until June 30, 2010.

In addition, a stall in the economic recovery or continuation or worsening of current financial market conditions could materially and adversely affect our business, financial condition, results of operations, access to credit or the trading price of our common stock.

We may be required to pay significantly higher FDIC premiums or special assessments that could adversely affect our earnings.

Market developments have significantly depleted the insurance fund of the FDIC and reduced the ratio of reserves to insured deposits. As a result, we may be required to pay significantly higher premiums or additional special assessments that could adversely affect our earnings. In the second quarter of 2009, the FDIC implemented a special assessment that resulted in approximately $5.5 million of additional expense during that quarter. On September 29, 2009, the FDIC announced a proposal that would require banks to prepay their insurance premiums for 2010-2012 on December 30, 2009. The proposal could take effect after a 30-day public comment period. This proposal, if made final, would not affect the Bank’s reporting of its net income, but would result in a negative effect on the Bank’s cash flow. If the proposal is finalized, we anticipate the Bank’s prepayment to be approximately $60 million. It is possible that the FDIC may impose additional special assessments in the future as part of its restoration plan.

We face strong competition from financial services companies and other companies that offer banking services.

We conduct most of our operations in the five-state Gulf Coast region stretching from Houston, Texas, across southern Louisiana and the coastal region of Mississippi, to central and south Alabama, the western panhandle of Florida, and to the Tampa Bay metropolitan area of Florida. The banking and financial services businesses in these areas are highly competitive and increased competition in our primary market areas may adversely impact the level of our loans and deposits. Ultimately, we may not be able to compete successfully against current and future competitors. These competitors include national banks, regional banks and other community banks. We also face competition from many other types of financial institutions, including savings and loan associations, finance companies, brokerage firms, insurance companies, credit unions, mortgage banks and other financial intermediaries. In particular, our competitors include major financial companies whose greater resources may afford them a marketplace advantage by enabling them to maintain numerous locations and mount extensive promotional and advertising campaigns. Areas of competition include interest rates for loans and deposits, efforts to obtain loan and deposit customers and a range in quality of products and services provided, including new technology-driven products and services. If we are unable to attract and retain banking customers, we may be unable to continue our loan growth and level of deposits.

Our financial results could be adversely affected by changes in accounting standards or tax laws and regulations.

From time to time, the Financial Accounting Standards Board and the SEC will change the financial accounting and reporting standards that govern the preparation of our financial statements. In addition, from time to time, federal and state taxing authorities will change the tax laws, regulations, and their interpretations. These changes and their effects can be difficult to predict and can materially and adversely impact how we record and report our financial condition and results of operations.

Use of proceeds

We estimate that the net proceeds of this offering will be approximately $      million (or $      million if the underwriters exercise their overallotment option in full), based on the public offering price of $9.53 per share (which was the last reported sale price of our common stock on the Nasdaq Global Stock Market on October 16, 2009), after deducting underwriting commissions and expenses.

We expect to use the net proceeds from the sale of our common stock for working capital and general corporate purposes, which may include capital to support organic growth, to better position the Company for the eventual redemption of our Series A preferred stock and warrant issued to the Treasury pursuant to the CPP and to facilitate future acquisition opportunities.

Capitalization

The following table sets forth our consolidated capitalization as of June 30, 2009:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the sale of shares of common stock offered under this prospectus supplement and the use of proceeds therefrom as described under “Use of proceeds.”

This information should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes to those statements that are included in our annual report on Form 10-K for the year ended December 31, 2008 and our unaudited condensed consolidated financial statements and other financial information set forth in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, both of which are incorporated herein by reference.

	As of June 30, 2009 (unaudited)
(dollars in thousands)	Actual	As adjusted(2)

Long-Term Debt:
Subordinated notes payable	$149,797	$149,797
Other long-term debt	49,829	49,829

Total long-term debt	199,626	199,626

Shareholders’ Equity:
Preferred stock, no par value	294,340	294,340
Authorized, 20,000,000 shares; issued and outstanding, 300,000 shares
Common stock, no par value	2,800	2,800
Authorized—200,000,000 shares
Issued—68,187,552 and 92,398,078 shares, respectively
Capital surplus	396,629	615,129
Retained earnings	829,976	829,976
Accumulated other comprehensive loss	(23,054)	(23,054)
Treasury stock at cost—500,000 shares	(12,697)	(12,697)

Total shareholders’ equity	1,487,994	1,706,494

Total capitalization(1)	$1,687,620	$1,906,120

Per Common Share:
Common book value per share	17.63	15.37
Tangible book value per share	10.93	10.43
Capital Ratios:
Tier 1 leverage ratio	9.21	11.08
Tier 1 risk-based capital ratio	10.79	12.98
Total risk-based capital ratio	13.56	15.75
Tangible equity to tangible assets	8.98	10.87
Tangible common equity to tangible assets	6.42	8.32

(1)	Includes shareholders’ equity and long-term debt.

(2)	Assumes 24,210,526 shares of common stock issued at $9.50 per share with 5% costs for net proceeds of $218,500.

Price range of our common stock

Our common stock is listed and traded on the Nasdaq Global Select Market under the symbol “WTNY.” As of October 16, 2009, there were 67,697,195 shares of our common stock issued and outstanding, held by 5,461 shareholders of record. The following table sets forth for the periods indicated the range of the high and low reported sales prices of our common stock on the Nasdaq Global Select Market, and the cash dividends declared per share.

	High	Low	Dividends
	sale price	sale price	per share

2009:
Fourth Quarter, through October 16, 2009	$9.69	$8.79	$—	(1)
Third Quarter	$11.27	$7.94	$0.01
Second Quarter	$15.33	$8.33	$0.01
First Quarter	$16.16	$8.17	$0.01
2008:
Fourth Quarter	$26.37	$14.14	$0.20
Third Quarter	$33.02	$13.96	$0.31
Second Quarter	$26.32	$17.85	$0.31
First Quarter	$27.49	$21.12	$0.31
2007:
Fourth Quarter	$28.35	$22.46	$0.29
Third Quarter	$30.32	$23.02	$0.29
Second Quarter	$31.92	$29.69	$0.29
First Quarter	$33.26	$29.07	$0.29

(1) We have not yet declared a dividend for the fourth quarter of 2009.

On October 16, 2009, the last reported sale price of our common stock on The Nasdaq Global Select Market was $9.53 per share.

Dividend policy

The payment of dividends will be assessed by our board of directors quarterly, in light of credit quality trends, expected earnings performance, limitations resulting from Treasury’s CPP, the Bank’s capacity to declare and pay dividends to us and any applicable regulatory restrictions. On March 4, 2009, our board of directors reduced the quarterly dividend on our common stock from $.20 per share to $.01 per share for the first quarter of 2009. On May 20, 2009 and August 26, 2009, our board of directors declared and the Company subsequently paid dividends of $.01 per share of our common stock for the second and third quarters of 2009, respectively. In the future, we may also reduce or eliminate our common stock dividend.

The Federal Reserve, in its expectation that a bank holding company serve as a source of financial strength to its subsidiary banks, has reiterated the requirement to inform and consult with the Federal Reserve before paying dividends that could raise safety and soundness concerns. The Federal Reserve released a supervisory letter advising bank holding companies, among other things, that as a general matter, a bank holding company should inform the

Federal Reserve and should eliminate, defer or significantly reduce its dividends if (i) the bank holding company’s net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends, (ii) the bank holding company’s prospective rate of earnings is not consistent with the bank holding company’s capital needs and overall current and prospective financial condition, or (iii) the bank holding company will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios.

As long as shares of the Company’s Series A preferred stock issued under the CPP are outstanding, no dividends may be paid on the Company’s common stock unless all dividends on the Series A preferred stock have been paid in full. In addition, prior to December 19, 2011, unless we have redeemed all of our Series A preferred stock or the Treasury has transferred all of the Series A preferred stock to a third party, the Treasury’s consent will be required for us to increase our common stock dividend above $.31 per share or repurchase our common stock or other equity or capital securities, other than in connection with benefit plans consistent with past practice and certain other circumstances specified in our agreement with the Treasury. However, given our recent operating results and other regulatory restrictions, we do not anticipate increasing our dividend payments in the near future.

Description of capital stock

Our articles of incorporation provide that we may issue up to 200 million shares of common stock, no par value, and 20 million shares of preferred stock, no par value. See “Description of Common Stock” and “Description of Preferred Stock” on pages 6 and 8, respectively, of the accompanying prospectus and the information incorporated by reference therein for additional information regarding our common stock and preferred stock.

Supervision and regulation

The Company and the Bank are subject to comprehensive supervision and regulation that affect virtually all aspects of their operations. This supervision and regulation is designed primarily to protect depositors and the Deposit Insurance Fund (DIF) of the Federal Deposit Insurance Corporation (FDIC), and not the Company or its shareholders or creditors. The following summarizes certain of the more important statutory and regulatory provisions.

Supervisory authorities

Whitney is a bank holding company, registered with and regulated by the Federal Reserve. The Bank is a national bank and, as such, is subject to supervision, regulation and examination by the Office of the Comptroller of the Currency (OCC) as its chartering authority and secondarily by the FDIC as its deposit insurer. Ongoing supervision is provided through regular examinations by the OCC and Federal Reserve and other means that allow the regulators to gauge management’s ability to identify, assess and control risk in all areas of operations in a safe and sound manner and to ensure compliance with laws and regulations. As a result, the scope of routine examinations of the Company and the Bank is extensive. To facilitate supervision, the Company and the Bank are required to file periodic reports with the regulatory agencies, and much of this information is made available to the public by the agencies.

Capital

The Federal Reserve and the OCC require that the Company and the Bank meet certain minimum ratios of capital to assets in order to conduct their activities. Two measures of regulatory capital are used in calculating these ratios—Tier 1 Capital and Total Capital. Tier 1 Capital generally includes common equity, retained earnings, a limited amount of qualifying preferred stock, and qualifying minority interests in consolidated subsidiaries, reduced by goodwill and certain other intangible assets, such as core deposit intangibles, and certain other assets. Total Capital generally consists of Tier 1 Capital plus a limited amount of the allowance for loan losses, preferred stock that did not qualify as Tier 1 Capital, certain types of subordinated debt and a limited amount of other items.

Two of the Bank’s capital ratios are intended to reflect a cushion against credit risk and are the result of the division of Tier 1 Capital and of Total Capital, respectively, by the asset total weighted for risk. Certain assets, such as cash and Treasury securities, have a zero risk weight. Others, such as commercial and consumer loans, often have a 100% risk weight. Some assets may be assigned to risk weight categories ranging between 0% and 100%. Certain off-balance sheet assets also are included in total risk-weighted assets.

Another key ratio intended to assess capital adequacy is the leverage ratio, which is derived by dividing Tier 1 capital by the average total of all on-balance sheet assets for any given period. In this calculation, assets are not risk-weighted. Assets deducted from regulatory capital, such as goodwill and other intangible assets, are also excluded from the asset base used to calculate capital ratios.

The minimum regulatory capital ratios for both the Company and the Bank are generally 8% for Total Capital, 4% for Tier 1 Capital and 4% for leverage. To be eligible to be classified as “well-capitalized,” the Bank must generally maintain a Total Capital ratio of 10% or greater, a Tier 1 Capital ratio of 6% or greater, and a leverage ratio of 5% or more. The current capital levels of the Bank qualify it for well-capitalized status.

The OCC, the Federal Reserve, and the FDIC have authority to compel or restrict certain actions if the Bank’s capital should fall below adequate capital standards as a result of operating losses, or if its regulators otherwise determine that it has insufficient capital. Among other matters, the corrective actions may include, but are not limited to, requiring the Bank to enter into informal or formal enforcement orders, including memoranda of understanding, written agreements, supervisory letters, commitment letters, and consent or cease and desist orders to take corrective action and refrain from unsafe and unsound practices; removing officers and directors; and assessing civil monetary penalties; and taking possession of and closing and liquidating the Bank.

As a result of the current difficult operating environment and our recent operating losses, our Bank’s primary regulator has required our Bank to implement plans relating to maintaining specific minimum Bank capital levels of: Tier 1 leverage capital at least equal to 8% of adjusted total assets, Tier 1 risk-based capital at least equal to 9% of risk-weighted assets, and total risk-based capital at least equal to 12% of risk-weighted assets. Even without raising capital from this offering, as of June 30, 2009, our Bank exceeded all three of these levels with ratios of 8.92% Tier 1 leverage capital, 10.46% Tier 1 risk-based capital and 13.22% total risk-based capital. The Bank is also required to implement plans for (i) the review and reduction of its portfolio of nonperforming and other criticized assets; (ii) improvement of its credit risk management and its related policies and procedures; and (iii) assessment of the adequacy of its allowance for loan and lease losses and improving related policies and procedures. See “Risk factors.” We believe that the Bank has made significant progress in the implementation of these plans, including (i) the adoption of amendments to various credit policies to provide for (a) the development of a written action plan for criticized assets of $1 million or greater and (b) the timely and accurate risk ratings of loans and timely placement of loans on nonaccrual; (ii) the establishment of training programs for lending officers to ensure completion of written action plans for criticized assets and accurate risk ratings of loans and the proper financial analysis of borrowers and guarantors; and (iii) completion of an assessment of and enhancement to the methodology for determining its allowance for loan losses to add qualitative factors to the methodology.

We expect to become subject to similar requirements imposed by the Company’s primary regulator, which, in addition to addressing the matters described above, will require us to provide a plan to strengthen enterprise risk management reporting and practices, and to take additional actions or have additional restrictions placed on us which may further restrict our operations, including (i) restrictions on repurchasing our common stock without prior regulatory approval, (ii) restrictions on incurrence of debt without prior regulatory approval, and (iii) restrictions on Whitney’s ability to increase its cash dividends without prior regulatory approval.

The regulatory capital framework under which the Company and the Bank operate is in a period of change with likely legislation or regulation that will revise the current standards and very likely increase capital requirements for the entire banking industry, including the Company and the Bank. The resulting capital requirements are yet to be determined. The Company and the Bank are now governed by a set of capital rules that the Federal Reserve and the OCC have had in place since 1988, with some subsequent amendments and revisions. These rules are popularly known as “Basel I.” Before the current financial crisis began to have a dramatic effect on the banking industry, the U.S. regulators had participated in an effort by the Basel Committee on Banking Supervision to develop Basel II. Basel II provides several options for determining capital requirements for credit and operational risk. In December 2007, the agencies adopted a final rule implementing Basel II’s “advanced approach” for “core banks”—U.S. banking organizations with over $250 billion in banking assets or on-balance-sheet foreign exposures of at least $10 billion. For other banking organizations, including the Company and the Bank, the U.S. banking agencies proposed a rule in July 2008 that would have enabled these organizations to adopt the Basel II “standardized approach.” The proposed rule has not been finalized. Since publication of the proposed rule and with the deepening financial crisis, the U.S. banking agencies have indicated a desire for more stringent capital requirements that would supersede the Basel II approaches. In May 2009, the Treasury Department announced the formation of a working group to review bank capital standards and to issue a report by December 31, 2009. In August 2009, the Treasury Department issued principles for international regulatory reform, which included recommendations for higher capital standards for all banking organizations.

FDICIA and prompt corrective action

The Federal Deposit Insurance Improvement Act of 1991 (FDICIA), among other things, identifies five capital categories for insured depository institutions (well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized) and requires the federal banking agencies, including the FDIC, to implement systems for “prompt corrective action” for insured depository institutions that do not meet minimum capital requirements within these categories. The FDICIA imposes progressively more restrictive restraints on operations, management and capital distributions, depending on the category in which an institution is classified.

Failure to meet the capital guidelines also could subject a depository institution to capital raising requirements. An “undercapitalized” bank must develop a capital restoration plan and its parent holding company must guarantee the bank’s compliance with the plan. The liability of the parent holding company under any such guarantee is limited to the lesser of 5% of the bank’s assets at the time it became “undercapitalized” or the amount needed to comply with the plan. Furthermore, in the event of the bankruptcy of the parent holding company, such guarantee would take priority over the parent’s general unsecured creditors.

Within the “prompt corrective action” regulations, the federal banking agencies also have established procedures for “downgrading” an institution to a lower capital category based on supervisory factors other than capital. Specifically, a federal banking agency may, after notice and an opportunity for a hearing, reclassify a well-capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category if the institution is deemed to be operating in an unsafe or unsound condition or engaging in an unsafe or unsound practice. The FDIC may not, however, reclassify a significantly undercapitalized institution as critically undercapitalized.

In addition to the “prompt corrective action” directives, failure to meet capital guidelines may subject a banking organization to a variety of other enforcement remedies, including additional substantial restrictions on its operations and activities, termination of deposit insurance by the FDIC and, under certain conditions, the appointment of a conservator or receiver.

Expansion and activity limitations

With prior regulatory approval, we may acquire other banks or bank holding companies or participate in FDIC-assisted transactions, and the Bank may merge with other banks. Acquisitions of banks domiciled in states other than Louisiana may be subject to certain restrictions, including restrictions related to the percentage of deposits that the resulting bank may hold in that state and nationally and the number of years that the bank to be acquired must have been operating. Whitney may also engage in or acquire an interest in a company that engages in activities that the Federal Reserve has determined by regulation or order to be so closely related to banking as to be a proper incident to banking activities. The Federal Reserve normally requires some form of notice or application to engage in or acquire companies engaged in such activities. Under the BHCA, Whitney is generally prohibited from engaging in or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in activities other than those referred to above.

Under the Gramm-Leach-Bliley Act (GLB Act), adopted in 1999, bank holding companies that are well-capitalized and well-managed and meet other conditions can elect to become financial holding companies. As financial holding companies, they and their subsidiaries are permitted to acquire or engage in certain financial activities that were not previously permitted for bank holding companies. These activities include insurance underwriting, securities underwriting and distribution, travel agency activities, broad insurance agency activities, merchant banking, and other activities that the Federal Reserve determines to be financial in nature or complementary to these activities. Whitney has not elected to become a financial holding company, but may elect to do so in the future. The GLB Act also permits well-capitalized and well-managed banks to establish financial subsidiaries that may engage in certain financial activities not previously permitted for banks. The Bank has established two financial subsidiaries for insurance agency activities.

Support of subsidiary banks by holding companies

Under current Federal Reserve policy, Whitney is expected to act as a source of financial strength for the Bank and to commit resources to support the Bank in circumstances where it might not do so absent such a policy. In addition, any loans by a bank holding company to a subsidiary bank are subordinate in right of payment to depositors and certain other indebtedness of the subsidiary bank. In the event of a bank holding company’s bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank at a certain level would be assumed by the bankruptcy trustee and entitled to priority of payment.

Limitations on acquisitions of banks and bank holding companies

As a general proposition, other companies seeking to acquire control of a bank such as the Bank or a bank holding company such as Whitney would require the approval of the Federal Reserve under the BHCA. In addition, individuals or groups of individuals seeking to acquire control of a bank or bank holding company would need to file a prior notice with the Federal Reserve (which the Federal Reserve may disapprove under certain circumstances) under the Change in Bank Control Act. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control may exist under the Change in Bank Control Act if the individual or group of individuals acquires 10% or more of any class of voting securities of the bank or bank holding company. A company may be presumed to have control under the BHCA if it acquires 5% or more of any class of voting securities of the bank or bank holding company.

Deposit insurance

The Bank’s deposits are insured by the DIF of the FDIC up to the amount permitted by law. The Bank is thus subject to FDIC deposit insurance premium assessments. The FDIC uses a risk-based assessment system that assigns insured depository institutions to one of four risk categories based on three primary sources of information — supervisory risk ratings for all institutions, financial ratios for most institutions, including the Bank, and long-term debt issuer ratings for large institutions that have such ratings. In February 2009, the FDIC issued new risk based assessment rates that took effect April 1, 2009. For insured depository institutions in the lowest risk category, the annual assessment rate ranges from 7 to 24 cents for every $100 of domestic deposits. For institutions assigned to higher risk categories, the new assessment rates range from 17 to 43 cents per $100 of domestic deposits. These ranges reflect a possible downward adjustment for unsecured debt outstanding and possible upward adjustments for secured liabilities and, in the case of institutions outside the lowest risk category, brokered deposits.

The FDIC’s assessment rates are intended to result in a reserve ratio of at least 1.15%. As of December 31, 2008, the ratio had fallen well below this floor. As part of an effort to remedy the decline in the ratio, the FDIC, on September 30, 2009, collected a one-time special assessment of five basis points of an institution’s assets minus Tier 1 capital as of June 30, 2009. The amount of the special assessment could not exceed ten basis points times the institution’s assessment base for the second quarter 2009, subject to a ceiling of 10% of an institution’s annual assessment. The FDIC reserved to itself the authority to impose another special assessment before January 1, 2010, if, after June 30, 2009, the reserve ratio falls to a level that the FDIC believes would adversely affect public confidence or to a level close or below zero at the end of any calendar quarter. Statements from the FDIC have indicated a probability of a second special assessment, but none has yet been announced.

On September 29, 2009, the FDIC proposed that nearly all FDIC-insured depositor-institutions prepay their DIF assessments for the next three years. This proposal, if made final, would not affect the Bank’s reporting of its net income, but there would be a negative effect on the Bank’s cash flow. If the proposal is finalized, we anticipate the prepayment to be approximately $60 million. See also “Risk factors—We may be required to pay significantly higher FDIC premiums or special assessments that could adversely affect our earnings.”

The FDIC also collects a deposit-based assessment from insured financial institutions on behalf of The Financing Corporation (FICO). The funds from these assessments are used to service debt issued by FICO in its capacity as a financial vehicle for the Federal Savings & Loan Insurance Corporation. The FICO assessment rate is set quarterly and in 2008 ranged from 1.14 cents to 1.10 cents per $100 of assessable deposits. These assessments will continue until the debt matures in 2017 through 2019.

Effective November 21, 2008 and until June 30, 2010, the FDIC expanded deposit insurance limits for certain accounts under the FDIC’s TLG Program. Provided an institution has not opted out of the TLG Program, the FDIC will fully guarantee funds deposited in noninterest-bearing transaction accounts, including (i) interest on Lawyer Trust Accounts or IOLTA accounts, and (ii) negotiable order of withdrawal or NOW accounts with rates no higher than .50 percent if the institution has committed to maintain the interest rate at or below that rate. In conjunction with the increased deposit insurance coverage, insurance assessments also increase. The Bank has not opted out of the TLG Program.

Other statutes and regulations

The Company and the Bank are subject to myriad other statutes and regulations affecting their activities. Some of the more important include:

Anti-Money Laundering. Financial institutions must maintain anti-money laundering programs that include established internal policies, procedures and controls; a designated compliance officer; an ongoing employee training program; and testing of the program by an independent audit function. The Company and the Bank are also prohibited from entering into specified financial transactions and account relationships and must meet enhanced standards for due diligence and customer identification in their dealings with foreign financial institutions and foreign customers. Financial institutions must take reasonable steps to conduct enhanced scrutiny of account relationships to guard against money laundering and to report any suspicious transactions, and law enforcement authorities have been granted increased access to financial information maintained by banks. Anti-money laundering obligations have been substantially strengthened as a result of the USA Patriot Act, enacted in 2001 and renewed in 2006. Bank regulators routinely examine institutions for compliance with these obligations and they must consider an institution’s compliance in connection with the regulatory review of applications. The regulatory authorities have imposed “cease and desist” orders and money penalty sanctions against institutions found to be violating these obligations.

OFAC. The Office of Foreign Assets Control (OFAC) is responsible for helping to ensure that U.S. entities do not engage in transactions with certain prohibited parties, as defined by various Executive Orders and Acts of Congress. OFAC has sent, and will continue to send, bank regulatory agencies lists of persons and organizations suspected of aiding, harboring or engaging in terrorist acts, known as Specially Designated Nationals and Blocked Persons. If the Company or the Bank find a name on any transaction, account or wire transfer that is on an OFAC list, the Company or the Bank must freeze such account, file a suspicious activity report and notify the appropriate authorities.

Sections 23A and 23B of the Federal Reserve Act. The Bank is limited in its ability to lend funds or engage in transactions with the Company or other nonbank affiliates of the Company, and all such transactions must be on an arms-length basis and on terms at least as favorable to the Bank as those prevailing at the time for transactions with unaffiliated companies. The Bank is also prohibited from purchasing low quality assets from the Company or other nonbank affiliates of the Company. Outstanding loans from the Bank to the Company or other nonbank affiliates of the Company may not exceed 10% of the Bank’s capital stock and surplus, and the total of such transactions between the Bank and all of its nonsubsidiary affiliates may not exceed 20% of the Bank’s capital stock and surplus. These loans must be fully or over-collateralized.

Loans to Insiders. The Bank also is subject to quantitative restrictions on extensions of credit to executive officers, directors, principal shareholders and their related interests. Such extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties, (ii) must not involve more than the normal risk of repayment or present other unfavorable terms, and (iii) may require approval by the Bank’s board of directors. Loans to executive officers are subject to certain additional restrictions.

Dividends. Whitney’s principal source of cash flow, including cash flow to pay dividends to its shareholders, is the dividends that it receives from the Bank. Statutory and regulatory limitations apply to the Bank’s payment of dividends to the Company as well as to the Company’s payment of dividends to its shareholders. The OCC and the Federal Reserve expect that any dividend payments by the Bank will come out of current income. The Bank will need prior regulatory approval to pay the Company a dividend that exceeded the Bank’s current net income and retained net income from the two previous years. The Bank may not pay any dividend that would cause it to become undercapitalized or if it already is undercapitalized. The federal banking agencies may prevent the payment of a dividend if they determine that the payment would be an unsafe and unsound banking practice. Moreover, the federal agencies have issued policy statements that provide that generally bank holding companies and insured banks should only pay dividends out of current operating earnings.

Whitney’s ability to pay dividends is also limited by its participation in the Treasury’s CPP established under the TARP. Prior to December 19, 2011, unless Whitney has redeemed the Series A preferred stock issued to the Treasury in the CPP or the Treasury has transferred the Series A preferred stock to a third party, Whitney cannot increase its quarterly dividend above $.31 per share of common stock. Furthermore, if Whitney is not current in the payment of quarterly dividends on the Series A preferred stock, it cannot pay dividends on its common stock. Currently, Whitney’s ability to pay any dividends is restricted by its earnings and the regulatory policies relating to dividend payments out of current income, therefore the CPP restrictions are not currently relevant.

Community Reinvestment Act. The Bank is subject to the provisions of the Community Reinvestment Act of 1977, as amended (CRA), and the related regulations issued by the OCC. The CRA states that all banks have a continuing and affirmative obligation, consistent with safe and sound operation, to help meet the credit needs for their entire communities, including low- and moderate-income neighborhoods. The CRA also charges a bank’s primary federal regulator, in connection with the examination of the institution or the evaluation of certain regulatory applications filed by the institution, with the responsibility to assess the institution’s record of fulfilling its obligations under the CRA. The regulatory agency’s assessment of the institution’s record is made available to the public. The Bank received an “outstanding” rating following its most recent CRA examination.

Privacy and Data Security. The GLB Act imposed new requirements on financial institutions with respect to consumer privacy. The GLB Act generally prohibits disclosure of consumer information to nonaffiliated third parties unless the consumer has been given the opportunity to object and has not objected to such disclosure. Financial institutions are further required to disclose their privacy policies to consumers annually. Financial institutions, however, will be required to comply with state law if it is more protective of consumer privacy than the GLB Act. The GLB Act also directed federal regulators, including the FDIC, to prescribe standards for the security of consumer information. The Bank is subject to such standards, as well as standards for notifying consumers in the event of a security breach. Under federal law, the Company must disclose its privacy policy to consumers, permit consumers to “opt out” of having nonpublic customer information disclosed to third parties, and allow customers to opt out of receiving marketing solicitations based on information about the customer received from another subsidiary. States may adopt more extensive privacy protections. The Company is similarly required to have an information security program to safeguard the confidentiality and security of customer information and to ensure proper disposal. Customers must be notified when unauthorized disclosure involves sensitive customer information that may be misused.

Consumer Regulation. Activities of the Bank are subject to a variety of statutes and regulations designed to protect consumers. These laws and regulations include provisions that:

•	limit the interest and other charges collected or contracted for by the Bank;

•	govern the Bank’s disclosures of credit terms to consumer borrowers;

•	require the Bank to provide information to enable the public and public officials to determine whether it is fulfilling its obligation to help meet the housing needs of the community it serves;

•	prohibit the Bank from discriminating on the basis of race, creed or other prohibited factors when it makes decisions to extend credit; and

•	govern the manner in which the Bank may collect consumer debts.

As a result of the turmoil in the residential real estate and mortgage lending markets, there are several legislative and regulatory initiatives currently under discussion at both the federal and state levels that could, if adopted, alter the terms of existing mortgage loans, impose restrictions on future mortgage loan originations, diminish lenders’ rights against delinquent borrowers or otherwise change the ways in which lenders make and administer residential mortgage loans. If made final, any or all of these proposals could have a negative effect on the financial performance of the Bank’s mortgage lending operations by, among other things, reducing the volume of mortgage loans that the Bank can originate and sell into the secondary market and impairing the Bank’s ability to proceed against certain delinquent borrowers with timely and effective collection efforts.

The deposit operations of the Bank are also subject to laws and regulations that:

•	require the Bank to adequately disclose the interest rates and other terms of consumer deposit accounts;

•	impose a duty on the Bank to maintain the confidentiality of consumer financial records and prescribe procedures for complying with administrative subpoenas of financial records;

•	require escheatment of unclaimed funds to the appropriate state agencies after the passage of certain statutory time frames; and

•	govern automatic deposits to and withdrawals from deposit accounts with the Bank and the rights and liabilities of customers who use automated teller machines and other electronic banking services.

Commercial Real Estate Lending. Lending operations that involve concentrations of commercial real estate loans are subject to enhanced scrutiny by federal banking regulators. Regulators have issued guidance with respect to the risks posed by commercial real estate lending concentrations. Commercial real estate loans generally include land development, construction loans and loans secured by multifamily property and nonfarm, nonresidential real property where the primary source of repayment is derived from rental income associated with the property. The guidance prescribes the following guidelines for examiners to help identify institutions that are potentially exposed to concentration risk and may warrant greater supervisory scrutiny:

•	total reported loans for construction, land development and other land represent 100 percent or more of the institution’s total capital, or

•	total commercial real estate loans represent 300 percent or more of the institution’s total capital, and the outstanding balance of the institution’s commercial real estate loan portfolio has increased by 50 percent or more during the prior 36 months.

Capital Purchase Program. Under Title I of the EESA of 2008, the Treasury has established the TARP, which includes the CPP. Under the CPP, the Treasury will, upon application by a bank holding company and approval by the Federal Reserve and the primary federal regulator of the subsidiary bank, purchase senior preferred stock of the company. This senior preferred stock bears quarterly dividends at an annual rate of five percent for the first five years and nine percent thereafter. So long as this senior preferred stock is outstanding, certain restrictions are placed on the participant’s ability to pay other dividends or repurchase stock. In addition, CPP participants are subject to certain executive compensation limitations. Further, under the EESA, Congress has the ability to impose “after-the-fact” terms and conditions on participants in the CPP. As a participant in the CPP, the Company may be subject to any such retroactive terms and conditions. The Company cannot predict whether, or in what form, additional terms or conditions may be imposed or the extent to which the Company’s business may be affected.

American Recovery and Reinvestment Act (ARRA). On February 17, 2009, President Obama signed into law the ARRA, more commonly known as the economic stimulus or economic recovery package. The ARRA includes a wide variety of programs intended to stimulate the economy and provide for extensive infrastructure, energy, health and education needs. In addition, the ARRA imposes certain new executive compensation and corporate expenditure limits on all current and future TARP recipients, including Whitney, that are in addition to those previously announced by the Treasury, until the institution has repaid the Treasury, which is now permitted under the ARRA without penalty and without the need to raise new capital, subject to the Treasury’s consultation with the recipient’s appropriate regulatory agency.

Proposed Legislation and Regulatory Action. New statutes and regulations are regularly adopted that contain a wide range of proposals for altering the structure, regulation, and competitive relationships of financial institutions. Included among current proposals is the restructuring of the regulatory framework within which Whitney operates. Further, newly enacted legislation, such as the EESA and the ARRA, direct Treasury and the federal banking regulators to adopt and implement rules for a wide range of programs and initiatives that will significantly impact the financial services industry. Whitney cannot predict whether or in what form any proposed statute or regulation will be adopted or the extent to which its business may be affected.

Certain material U.S. federal income and estate tax
considerations for non-U.S. holders of our common stock

The following is a general discussion of certain material U.S. federal income and estate tax considerations with respect to the ownership and disposition of shares of our common stock applicable to non-U.S. holders who acquire such shares in this offering and hold such shares as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the Code) (generally, property held for investment). For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of our common stock (other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, any of the following:

•	a citizen or resident of the United States;

•	a corporation created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a United States person for U.S. federal income tax purposes.

This discussion is based on current provisions of the Code, Treasury regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service, and other applicable authorities, all of which are subject to change (possibly with retroactive effect). This discussion does not address all aspects of U.S. federal income and estate taxation that may be important to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any aspects of U.S. federal gift, state, local, or non-U.S. taxes. This discussion may not apply, in whole or in part, to particular non-U.S. holders in light of their individual circumstances or to holders subject to special treatment under the U.S. federal income tax laws (such as insurance companies, tax-exempt organizations, financial institutions, brokers or dealers in securities, “controlled foreign corporations,” “passive foreign investment companies,” non-U.S. holders that hold our common stock as part of a straddle, hedge, conversion transaction or other integrated investment, and certain U.S. expatriates).

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partners of a partnership holding our common stock should consult their tax advisor as to the particular U.S. federal income tax consequences applicable to them.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES FOR NON-U.S. HOLDERS RELATING TO THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. PROSPECTIVE HOLDERS OF OUR COMMON STOCK SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL, FOREIGN INCOME AND OTHER TAX LAWS) OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

Dividends

In general, any distributions we make to a non-U.S. holder with respect to its shares of our common stock that constitutes a dividend for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% of the gross amount, unless the non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable tax treaty and the non-U.S. holder provides proper certification of its eligibility for such reduced rate.

A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Any distribution not constituting a dividend will be treated first as reducing the adjusted basis in the non-U.S. holder’s shares of our common stock and, to the extent it exceeds the adjusted basis in the non-U.S. holder’s shares of our common stock, as gain from the sale or exchange of such stock, the treatment of which is discussed below.

Dividends we pay to a non-U.S. holder that are effectively connected with its conduct of a trade or business within the United States (and, if a tax treaty applies, are attributable to a U.S. permanent establishment) will not be subject to U.S. withholding tax, as described above, if the non-U.S. holder complies with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the non-U.S. holder were a United States person. Dividends received by a foreign corporation that are effectively connected with its conduct of trade or business within the United States may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable tax treaty).

Gain on sale or other disposition of common stock

In general, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of the non-U.S. holder’s shares of our common stock unless:

•	the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment of such non-U.S. holder);

•	the non-U.S. holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•	we are or have been a U.S. real property holding corporation, which we refer to as a “USRPHC,” for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such non-U.S. holder’s holding period of our common stock, and if our common stock is treated as “regularly traded on an established securities market,” only if the non-U.S. holder owns or is treated as owning more than 5% of our common stock at any time within such period.

Gain that is effectively connected with the conduct of a trade or business in the United States (and, if a tax treaty applies, is attributable to a U.S. permanent establishment) generally will be subject to U.S. federal income tax, net of certain deductions, at regular U.S. federal income tax rates. If the non-U.S. holder is a foreign corporation, the branch profits tax described above also may apply to such effectively connected gain (or such lower rate as may be specified by an applicable tax treaty.) An individual non-U.S. holder who is present in the United States for 183 days or more during the year of sale or other disposition of our common stock and whose tax home is in the United States will be subject to a flat 30% tax on the gain derived from such sale or other disposition, which may be offset by United States source capital losses. We believe we are not, and have not been, a USRPHC, and we do not expect to become a USRPHC.

Federal estate tax

Shares of our common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup withholding, information reporting and other reporting requirements

Information relating to the amount of dividends paid to, and the tax withheld with respect to each non-U.S. holder, must be reported to the Internal Revenue Service and to each non-U.S. holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information reporting may also be made available under the provisions of a specific tax treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

A non-U.S. holder will generally be subject to backup withholding for dividends on our common stock paid to such holder unless such holder certifies under penalties of perjury that, among other things, it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code).

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of our common stock by a non-U.S. holder outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if a non-U.S. holder sells or otherwise disposes of its shares of our common stock through a U.S. broker or the U.S. offices of a foreign broker, the broker will generally be required to report the amount of proceeds paid to the non-U.S. holder to the Internal Revenue Service and also backup withhold on that amount unless such non-U.S. holder provides appropriate certification to the broker of its status as a non-United States person or otherwise establish an exemption (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code). Information reporting will also apply if a non-United States holder sells its shares of our common stock through a foreign broker deriving more than a specified percentage of its income from

U.S. sources or having certain other connections to the United States, unless such broker has documentary evidence in its records that such non-U.S. holder is a non-United States person and certain other conditions are met, or such non-U.S. holder otherwise establishes an exemption (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code).

Backup withholding is not an additional income tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder generally can be credited against the non-U.S. holder’s U.S. federal income tax liability, if any, or refunded, provided that the required information is furnished to the Internal Revenue Service in a timely manner. Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

Underwriting

We are offering the shares of common stock described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities Inc. and SunTrust Robinson Humphrey, Inc. are acting as joint book-running managers of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Name	Number of shares

J.P. Morgan Securities Inc.
SunTrust Robinson Humphrey, Inc.
Keefe, Bruyette & Woods, Inc.
Sandler O’Neill & Partners, L.P.
Total

The underwriters are committed to purchase all of the shares of common stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

We have directed the underwriters to reserve up to $5.0 million of the shares of our common stock to be issued in this offering for sale to certain officers, directors and other persons designated by us at the public offering price through a directed share program. The number of shares of common stock available for sale to the general public in the public offering will be reduced to the extent these persons purchase any reserved shares. Any shares not so purchased will be offered by the underwriters to the general public on the same basis as other shares offered hereby.

The underwriters propose to offer the common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $      per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $      per share from the public offering price. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to           additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this overallotment option. If any shares are purchased with this overallotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $      per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without	With full
	overallotment	overallotment
	exercise	exercise

Per Share	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $     .

A prospectus supplement in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exercisable or exchangeable for any shares of our common stock or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any shares of common stock (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities Inc., for a period of 90 days after the date of this prospectus supplement (the restricted period). The foregoing restriction will not apply to (a) the shares of common stock to be issued and sold in this offering, and (b) shares of common stock issued upon the exercise of options or the vesting of restricted common stock granted pursuant to our stock-based compensation plans in effect on the date of this prospectus supplement.

Notwithstanding the foregoing, if (1) during the last 17 days of the restricted period, the Company issues an earnings release or material news or a material event relating to the Company occurs; or (2) prior to the expiration of the restricted period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restriction described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Our directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons, with limited exceptions, for a period of 90 days after the date of this prospectus supplement, may not, without the prior written consent of J.P. Morgan Securities Inc., (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock (including any shares of common stock which may be deemed to be beneficially owned by such individual in accordance with SEC rules and any shares of common stock which may be issued upon exercise of a stock option or warrant; (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise; or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock.

The foregoing restrictions shall not apply to:

•	bona fide gifts or charitable gifts;

•	transfers upon death by will or intestacy;

•	transfers to any trust, partnership or limited liability company for the direct or indirect benefit of the applicable director or executive officer or the immediate family member of the applicable director or executive officer;

•	the transfer to a member of the applicable director or executive officer’s immediate family or a transfer by operation of law, including without limitation, pursuant to a domestic relations order of a court of competent jurisdiction;

•	transfers to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible;

•	the exercise pursuant to Whitney’s existing stock option plan effected by means of net share settlement by the applicable director or executive officer, provided that the common stock issued upon such exercise is subject to the foregoing restrictions;

•	the disposition pursuant to an existing pledge of common stock or securities convertible into, or exchangeable or exercisable for, common stock as security for amounts outstanding as of the date of this prospectus supplement;

•	transfers in connection with the establishment of any 10b5-1 Plan, provided that no sales of common stock or securities convertible into, or exchangeable or exercisable for, common stock, shall be made pursuant to a Plan prior to the expiration of the 90-day period if such Plan was established after the date of this prospectus supplement; and

Any transferee or donee that receives shares of our common stock pursuant to a transfer under the third, fourth, fifth, seventh or eighth bullet above will also be subject to the same lock-up restrictions described above.

For purposes of this paragraph, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Our common stock is listed on The Nasdaq Global Select Market under the symbol “WTNY.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ overallotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their overallotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the overallotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on The Nasdaq Global Select Market, in the over-the-counter market or otherwise.

In addition, in connection with this offering certain of the underwriters (and selling group members) may engage in passive market making transactions in our common stock on The Nasdaq Global Select Market prior to the pricing and completion of this offering. Passive market making consists of displaying bids on The Nasdaq Global Select Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specific percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement and the accompanying prospectus may not be offered or sold, directly or indirectly, nor may this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement or the accompanying prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Selling restrictions

United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (Order) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

European economic area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), from and including the date on which the European Union Prospectus Directive (EU Prospectus Directive) is implemented in that Relevant Member State (Relevant Implementation Date) an offer of securities described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the book-running manger for any such offer; or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression EU Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Switzerland

This prospectus supplement, as well as any other material relating to the shares of common stock which are the subject of the offering contemplated by this prospectus supplement, do not constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The shares of common stock will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to the shares of common stock, including, but not limited to, this prospectus supplement, do not claim to comply with the disclosure standards of the listing rules of SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange.

The shares of common stock are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares of common stock with the intention to distribute them to the public. The investors will be individually approached by the underwriters from time to time.

This prospectus supplement, as well as any other material relating to the shares of common stock, are personal and confidential and do not constitute an offer to any other person. This prospectus supplement may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Legal matters

Alston & Bird LLP, counsel to Whitney, will pass on certain legal matters in connection with the validity of the common stock offered by this prospectus supplement. Certain legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

WHITNEY HOLDING CORPORATION

Common Stock
Preferred Stock
Depositary Shares
Senior Debt Securities
Subordinated Debt Securities
Junior Subordinated Debt Securities
Rights
Purchase Contracts
Warrants
Units

WHITNEY CAPITAL TRUST I
WHITNEY CAPITAL TRUST II
WHITNEY CAPITAL TRUST III
Trust Preferred Securities

(Fully and unconditionally guaranteed on a subordinated basis, as described herein, by Whitney Holding Corporation)

We may from time to time offer to sell common stock, preferred stock (which we may issue in one or more series), depositary shares, debt securities (which we may issue in one or more series), rights, purchase contracts and warrants, as well as units that include any of these securities. Each Whitney Capital Trust listed above may from time to time offer to sell trust preferred securities. The preferred stock, debt securities, rights, warrants and units may be convertible into or exercisable or exchangeable for common stock or other securities of ours or debt or equity securities of one or more other entities. Our common stock is traded on the Nasdaq Global Select Market under the ticker symbol “WTNY.”

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in one or more supplements to this prospectus. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement. Before investing, you should carefully read this prospectus and any related prospectus supplement.

You should refer to the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission and carefully consider that information before buying our securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are our unsecured obligations and are not savings accounts, deposits or other obligations of Whitney National Bank. These securities are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

The date of this prospectus is January 16, 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the “SEC,” using the “shelf” registration process. Under this shelf registration process, we may offer and sell from time to time any combination of the securities described in this prospectus in one or more offerings up to an indeterminate total dollar amount.

This prospectus provides you with a general description of us and some of the securities we may offer. Each time we offer and sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information incorporated into this prospectus or described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus and any supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell our securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement or information incorporated by reference herein or therein is accurate as of any date other than the dates indicated in those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

In this prospectus, we refer to common stock, preferred stock, depositary shares, senior debt securities, subordinated debt securities, junior subordinated debt securities, rights, purchase contracts, warrants and units collectively as “securities.” Whitney Holding Corporation may be referred to herein as “Whitney” and Whitney National Bank may be referred to herein as the “Bank.” Whitney Capital Trust I, Whitney Capital Trust II and Whitney Capital Trust III are each referred to as the “trust” and are collectively referred to as the “trusts.” The terms “we,” “us” and “our” refer to the consolidated operations of Whitney Holding Corporation, including the Bank and the trusts, except that in the discussion of our securities and related matters, these terms refer solely to Whitney Holding Corporation.

Whitney or each trust may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by Whitney or each trust directly or through dealers or agents designated from time to time, who may be affiliates of Whitney and each trust. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of the securities.

For the securities being sold, the prospectus supplement will also include the names of the underwriters, dealers or agents, if any, their compensation, the terms of the offering, and the net proceeds to Whitney and each trust, as applicable. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, or the “Securities Act.”

Additionally, our securities may be offered and sold from time to time by a selling shareholder named in a prospectus supplement who has acquired, or will acquire, our securities in transactions that were not, or will not be, registered under the Securities Act, as described under “Plan of Distribution.” Specific information with respect to any offer and sale by any selling shareholder will be set forth in the prospectus supplement relating to that transaction.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 (1-800-732-0330) for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov and on our website at www.whitneybank.com by clicking on “Investor Relations” and then “SEC Filings.” Information contained in our Internet site is not incorporated by reference into this prospectus, and you should not consider information contained in our Internet site as part of this prospectus.

Any statements in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus, concerning the provisions of any document are intended to be summaries. In each instance, reference is made to the copy of that document filed or incorporated or deemed to be incorporated by reference as an exhibit to the registration statement of which this prospectus is a part or otherwise filed with the SEC. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information we file with the SEC into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information incorporated by reference is an important part of this prospectus, and such information is considered part of this prospectus from the date we file that document. Any reports we filed with the SEC after the date of this prospectus will automatically update and, where applicable, supersede any information in this prospectus or incorporated by reference into this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(1) Our Annual Report on Form 10-K for the year ended December 31, 2007 (including without limitation Item 1A. Risk Factors), filed on February 29, 2008;

(2) All other reports, including all Quarterly Reports on Form 10-Q, that we filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” since December 31, 2007;

(3) The description of our common stock contained in our registration statement under the Exchange Act, as updated and modified in its entirety by our Current Report on Form 8-K, filed on January 19, 1996 and any amendment or report filed to update such description; and

(4) All documents that we will file with the SEC after the date of this prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the termination of this offering.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above that have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request any of these documents from:

Whitney Holding Corporation
P.O. Box 61260
New Orleans, Louisiana 70161-1260
Attention: Mrs. Shirley Fremin, Manager, Investor Relations
Telephone: (504) 586-3627 and (800) 347-7272, ext. 3627
E-mail: investor.relations@whitneybank.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are based on management’s beliefs, assumptions, current expectations, estimates and projections about Whitney and the Bank, their strategies and future plans, the financial services industry and the economy in general. Forward-looking statements provide projections of results of operations or of financial condition or state other forward-looking information. Forward-looking statements often contain words such as “anticipate,” “believe,” “could,” “would,” “continue,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “will,” “plan,” “predict,” “project” or other words or expressions of similar meaning.

The ability of Whitney to predict results or the actual effect of future plans or strategies is inherently uncertain. Although Whitney believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ from those expressed in our forward-looking statements include those discussed in our filings with the SEC and described in a “Risk Factors” section in any accompanying prospectus supplement. Additional factors include, but are not limited to the following:

•	our ability to effectively manage interest rate risk and other market risk, credit risk and operational risk;

•	changes in interest rates that affect the pricing of our financial products, the demand for our financial services and the valuation of our financial assets and liabilities;

•	our ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support our business;

•	our ability to manage negative developments and disruptions in the credit and lending markets, including the impact of the ongoing credit crisis on our business and on the businesses of our customers as well as other lending institutions with which we have commercial relationships;

•	the continuation of the recent unprecedented volatility in the capital markets;

•	changes in economic and business conditions, including the real estate and financial markets, in the United States and the regions and communities we serve;

•	the occurrence of natural disasters or acts of war or terrorism that directly or indirectly affect the financial health of our customer base;

•	changes in laws and regulations that significantly affect the activities of the banking industry and the industry’s competitive position relative to other financial service providers;

•	technological changes affecting the nature or delivery of financial products or services and the cost of providing them and our ability to keep pace with such changes;

•	our ability to develop competitive new products and services in a timely manner;

•	our ability to effectively expand into new markets;

•	the cost and other effects of material contingencies, including litigation contingencies;

•	the failure to attract or retain key personnel;

•	the failure to capitalize on growth opportunities and to realize cost savings in connection with business acquisitions;

•	management’s inability to develop and execute plans for us to effectively respond to unexpected changes; and

•	those other factors identified and discussed in our public filings with the SEC.

We caution you not to place undue reliance on our forward-looking statements. We do not intend, and do not undertake any obligation, to update or revise any forward-looking statements, whether as a result of differences in actual results, changes in assumptions or changes in other factors affecting such statements, except as required by law.

WHITNEY HOLDING CORPORATION

Whitney is a Louisiana corporation registered under the Bank Holding Company Act of 1956, as amended, which we refer to as the “BHCA.” Whitney’s sole banking subsidiary is Whitney National Bank. Whitney National Bank is a national banking association headquartered in New Orleans, Louisiana. It has engaged in the general banking business in the greater New Orleans area continuously since 1883. Whitney engages in community banking and serves a market area that covers the five-state Gulf Coast region, stretching from Houston, Texas, across southern Louisiana and the coastal region of Mississippi, through central and south Alabama, the panhandle of Florida and to the metropolitan area of Tampa Bay, Florida. Whitney National Bank also maintains a foreign branch on Grand Cayman in the British West Indies.

Whitney National Bank provides a broad range of community banking services to commercial, small business and retail customers, offering a variety of transaction and savings deposit products, cash management services, investment brokerage services, secured and unsecured loan products, including revolving credit facilities, and letters of credit and similar financial guarantees. Whitney National Bank also provides trust and investment management services to retirement plans, corporations and individuals. Through its subsidiaries, Whitney also offers annuity products, along with personal and business lines of insurance to its customers.

Our common stock is traded on the Nasdaq Global Select Market under the ticker symbol “WTNY.”

Our principal executive offices are located at 228 St. Charles Avenue, New Orleans, Louisiana 70130 and our telephone number is (504) 586-7272 or (800) 347-7272.

THE TRUSTS

Each trust is a statutory trust formed under Delaware law pursuant to a trust agreement, signed by us, as depositor of the trust, the property trustee, the Delaware trustee and the administrative trustees, each as defined below, and the filing of a certificate of trust with the Delaware Secretary of State. The trust agreement of the applicable trust will be amended and restated in its entirety before the issuance of trust preferred securities by such trust. We will refer in this prospectus to such trust agreement, as so amended and restated, as the “trust agreement.” Each trust agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended, which we refer to as the “Trust Indenture Act.”

Each trust exists for the exclusive purposes of:

•	issuing trust preferred securities and common securities representing undivided beneficial interests in the assets of such trust;

•	investing the gross proceeds of the sale of trust preferred securities and common securities, collectively referred to in this prospectus as the “trust preferred securities,” in junior subordinated debt securities; and

•	engaging only in those activities necessary or incidental thereto.

We will directly or indirectly own all of the common securities of the trusts. The common securities of a trust rank equally with the trust preferred securities of the issuing trust. A trust will make payment on its trust preferred securities pro rata, except that upon an event of default under the applicable trust agreement, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. We will acquire common securities of a trust in an aggregate liquidation amount equal to at least three percent of the total capital of the trust.

Each trust’s business and affairs will be conducted by its trustees, each of whom will be appointed by us as holder of the common securities. The trustees will be The Bank of New York Mellon Trust Company, N.A., as the “property trustee,” The Bank of New York Mellon (Delaware), as the “Delaware trustee,” and two individual trustees, who are referred to as the “administrative trustees” and who are employees or officers of or affiliated with Whitney. The Bank of New York Mellon Trust Company, N.A., as property trustee, will act as sole trustee under each trust agreement for purposes of compliance with the Trust Indenture Act. The Bank of New York Mellon Trust Company, N.A. will also act as trustee under the guarantees. See “Description of Guarantees” and “Description of Junior Subordinated Debt Securities.”

If an event of default under a trust agreement has occurred and is continuing, the holder of the common securities of a trust, or the holders of a majority in liquidation amount of the trust preferred securities of a trust, will be entitled to appoint, remove or replace the property trustee and/or the Delaware trustee. The right to vote to appoint, remove or replace the administrative trustees is vested exclusively in the holders of the common securities, and in no event will the holders of trust preferred securities have that right.

Unless otherwise specified in the applicable prospectus supplement, each trust has a term of approximately 50 years, but may be dissolved earlier as provided in the applicable trust agreement.

We will pay all fees and expenses related to the trusts and the offering of trust preferred securities.

The principal executive office of each trust is c/o Whitney Holding Corporation, 228 St. Charles Avenue, New Orleans, Louisiana 70130.

RISK FACTORS

Investing in any of our securities involves risk. You should carefully consider the risk factors incorporated herein by reference to our most recent Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q and the other information contained in this prospectus, as updated by our subsequent filings under the Exchange Act and the risk factors and other information contained in the applicable prospectus supplement or free writing prospectus accompanying this prospectus before investing in any of our securities.

USE OF PROCEEDS

We intend to use the net proceeds from sales of our securities as set forth in the applicable prospectus supplement or pricing supplement relating to a specific issuance of securities.

Each trust will use the proceeds from the sale of its trust preferred securities to acquire junior subordinated debt securities from us. We intend to use the net proceeds from the sale of the junior subordinated debt securities as set forth in the applicable prospectus supplement.

We will not receive any proceeds from the sale of our securities by any selling shareholders.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to fixed charges for each of the five years ended December 31, 2007, December 31, 2006, December 31, 2005, December 31, 2004, and December 31, 2003, and each of the nine-month periods ended September 30, 2008 and September 30, 2007 are as follows:

	Nine Months Ended
	September 30,		Year Ended December 31,
	2008	2007	2007	2006	2005	2004	2003

Ratio of Earnings to Fixed Charges:(1)
Excluding interest on deposits	3.69	7.77	7.16	9.35	8.97	19.92	35.93
Including interest on deposits	1.71	2.21	2.13	2.45	2.76	4.34	4.23

(1)	For purposes of computing the ratio of earnings to fixed charges, earnings are defined as the sum of income before income taxes plus fixed charges. Fixed charges are defined as interest and debt expense, amortization of deferred debt costs, and the estimated interest portion of rent expense.

DESCRIPTION OF SECURITIES WE MAY OFFER

This prospectus contains summary descriptions of our common stock, preferred stock, depositary shares, senior and subordinated debt securities, junior subordinated debt securities, trust preferred securities, common securities of the trusts, guarantees, rights, purchase contracts, warrants and units that we may offer from time to time. These summary descriptions are not meant to be complete descriptions of such security. The particular terms of any security will be described in the related prospectus supplement and other offering material.

DESCRIPTION OF COMMON STOCK

In this section, we describe the material features and rights of our common stock. This summary does not purport to be exhaustive and is qualified in its entirety by reference to our charter, our bylaws and to the applicable provisions of the Louisiana Business Corporation Law.

General

Under our charter, our board of directors has the authority to issue up to 200,000,000 shares of common stock, no par value per share. Shares of our common stock are traded on the Nasdaq Global Select Market under the symbol “WTNY.”

Holders of our common stock are entitled to:

•	one vote for each share of common stock held on all matters to be voted on by the shareholders;

•	receive dividends if and when declared by our board of directors from funds legally available therefor; and

•	share ratably in our net assets, legally available to our shareholders in the event of our liquidation, dissolution or winding up, after payment in full of all amounts required to be paid to creditors and holders of our preferred stock or provision for such payment.

Holders of our common stock have no preemptive or cumulative voting rights. Our outstanding common stock is fully paid and nonassessable.

Our charter and bylaws contain various protective provisions that would have the effect of impeding an attempt to change or remove our board of directors or to gain control of our outstanding shares, as well as provisions that limit liability or provide indemnification for directors and executive officers. These provisions are discussed in more detail below.

•	Our charter provides that any change to our charter relating to the structure of the board of directors or the fair price protections described in the next bullet point must be approved by the affirmative vote of shareholders holding 90% of the voting power present at a shareholders’ meeting, the quorum for which is 90% of our total voting power, unless our board of directors has unanimously approved the change.

•	Our charter contains a requirement that any business combination transaction with a person or persons who hold 10% or more of our common stock be approved by the 90% vote of shareholders described in the preceding bullet point unless prescribed minimum price and procedural requirements are satisfied in connection with the proposed business combination.

•	The Louisiana Business Corporation Law contains provisions that eliminate the voting rights of shareholders who acquire significant blocks of our common stock under certain circumstances unless our noninterested shareholders grant the shareholder the right to vote its shares. Louisiana’s Control Share Acquisition Statute provides that any shares acquired by a person or a group, referred to as an “Acquiror,” in an acquisition that causes such person or group to have the power to direct the exercise of voting power in the election of directors in excess of 20%, 33 1/3% or 50% thresholds shall have only such voting power as shall be accorded by the holders of all shares other than Interested Shares (as defined below) at a meeting called for the purpose of considering the voting power to be accorded to shares held by the Acquiror. “Interested Shares” include all shares as to which the Acquiror, any officer of Whitney and any director of Whitney who is also an employee of Whitney may exercise or direct the exercise of voting power. If a meeting of shareholders is held to consider the voting rights to be accorded to an Acquiror and the noninterested shareholders do not vote to accord voting rights to such shares, we may have the right to redeem the shares held by the Acquiror for their fair market value.

•	Our charter and bylaws require the indemnification of individuals against liabilities arising out of their status as directors, officers or employees, provided the individual acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Whitney or did not know the conduct was unlawful.

•	The Louisiana Business Corporation Law permits a corporation to indemnify a director if the director seeking indemnification acted in good faith and reasonably believed (i) that his or her action was in the best interest of the corporation or was not opposed to the best interests of the corporation, and (ii) in the case of any criminal proceedings, that he or she had no reasonable cause to believe his or her conduct was unlawful, provided that indemnification in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the action, suit or proceeding. The Louisiana Business Corporation Law prohibits indemnification of a director with respect to conduct for which he or she was adjudged liable for willful or intentional misconduct in the performance of his or her duty to the corporation, unless, and only to the extent that the court shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expense the court deems proper.

•	Our charter provides for a board of directors consisting of not less than five nor more than twenty-five members divided into five classes. The members of each class are elected for a term of five years and until their successors are elected and qualified. The directors of each class are elected by a plurality vote at successive annual meetings of shareholders. Our directors must also be shareholders of Whitney.

•	Our board of directors may fill a vacancy on the board of directors by a majority vote of the board of directors in accordance with the Louisiana Business Corporation Law, subject to stockholder approval at the next annual meeting of the stockholders.

•	Our charter and bylaws do not contain provisions restricting a shareholder’s right to nominate directors for election at an annual meeting. If, however, a shareholder wishes to recommend a candidate for consideration by the nominating and corporate governance committee of our board of directors, the shareholder must submit to our corporate secretary a timely written notice including the candidate’s name and address, along with adequate information as to the candidate’s qualifications. To be considered timely, our corporate secretary must receive the notice by the date that is not later than the 120th calendar day before the date of our proxy statement released to shareholders in connection with the previous year’s annual meeting.

•	A member of our board of directors may be removed from office, with or without cause, only by the affirmative vote of 90% of the voting power present at a special meeting of shareholders called for that purpose, at which the holders of 90% of the total voting power of our shareholders are present in person or by proxy.

•	Special meetings of shareholders may be called at any time by the president, the board of directors or shareholders holding more than 20% of the total voting power of our shareholders.

DESCRIPTION OF PREFERRED STOCK

In this section, we describe the material features and rights of our preferred stock. This summary does not purport to be exhaustive and is qualified in its entirety by reference to our charter, our bylaws and to the applicable provisions of the Louisiana Business Corporation Law.

Preferred Stock

Under our charter, our board of directors has the authority, without further shareholder action, to issue a maximum of 20,000,000 shares of preferred stock, no par value per share, in one or more series, with such terms and for such consideration as may be fixed by the board of directors. We currently have 300,000 shares of our preferred stock issued and outstanding, which we have designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series A, and which we refer to herein as the “Series A Preferred Stock.” The terms and preferences of the Series A Preferred Stock are described in detail below.

The remaining 19,700,000 unissued shares of our preferred stock are typically referred to as “blank check” preferred stock. This type of preferred stock allows our board of directors to fix, by amendment to our charter, the designations, preferences and relative, participating, optional or other special rights, and qualifications and limitations or restrictions of any series of preferred stock permitted by applicable law, without further shareholder approval.

Our board of directors is authorized to issue one or more series of preferred stock, from time to time, with full or limited voting powers, or without voting powers, and with all the designations, preferences and relative, participating, optional or special voting rights, and qualifications, limitations or other restrictions upon the preferred stock, as may be provided in the amendment to our charter adopted by the board of directors. The authority of our board of directors will include, but is not limited to, the determination or filing of the following with respect to the shares of any class or series of preferred stock:

•	the distinctive designation of and the number of shares (up to the number of shares authorized) of any series of preferred stock;

•	the rate and time at which, and the terms and conditions upon which, dividends shall be paid and whether such dividends shall be cumulative or noncumulative;

•	whether the shares will be convertible into or exchangeable for shares of any other class of stock or any series of any class of stock and the terms and conditions of the conversion or exchange;

•	whether the shares will be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions upon which, the shares may be redeemed;

•	the rights, if any, of the holders of the shares upon the voluntary or involuntary liquidation of the Company;

•	the terms of the sinking fund or redemption or purchase account, if any, to be provided for the shares; and

•	the voting powers, full or limited, if any, of the holders of the shares, which may include the right to vote more or less than one vote per share and to elect one or more directors if there has been a default in the payment of dividends or upon other conditions as the board of directors may fix.

Holders of our common stock will not have preemptive rights with respect to the authorized preferred stock.

Series A Preferred Stock Issued to the Treasury

These paragraphs are a summary, and do not completely describe the terms and provisions of the Series A Preferred Stock. For the complete provisions, we refer you to our charter, including the amendment to our charter designating the Series A Preferred Stock, copies of which we filed with the SEC and which are incorporated by reference into the registration statement of which this prospectus is a part.

General

On December 19, 2008, we issued 300,000 shares of Series A Preferred Stock to the United States Department of Treasury, or the “Treasury,” in a private placement, as part of the Capital Purchase Program under the Treasury’s Troubled Assets Relief Program. The shares of Series A Preferred Stock are validly issued, fully paid and non-assessable. Each share of Series A Preferred Stock has a liquidation value of $1,000. As of the date of this prospectus, shares of our Series A Preferred Stock are not listed on any securities exchange. The rights of the holders of the Series A Preferred Stock will be subordinate to those of our general creditors. The Series A Preferred Stock is currently held by the Treasury as a physical stock certificate.

Rank

The Series A Preferred Stock will rank, with respect to dividend rights and rights upon our liquidation, dissolution or winding-up of our affairs, (1) senior to our common stock and to all capital stock ranking junior to the Series A Preferred Stock; (2) on a parity with other classes or series of our preferred stock that we may issue, the terms of which specifically provide that such preferred stock ranks on a parity with the Series A Preferred Stock; and (c) junior to all shares of capital stock that we may issue, the terms of which specifically provide that such shares of capital stock rank junior to the Series A Preferred Stock.

Dividends

We will pay the record holders of the Series A Preferred Stock, when, as and if declared by our board of directors, cumulative cash dividends at an annual rate of $50.00 per share each year, which is equivalent to 5.00% of the $1,000 liquidation preference per share, until, but excluding, February 15, 2014, and beginning on that date we will pay the holders an annual rate of $90.00 per share each year, which is equivalent to 9.00% of the $1,000 liquidation preference per share. Dividends will only be payable out of the assets legally available therefor. Dividends will be cumulative from and include the date of our original issuance of the Series A Preferred Stock and will be payable quarterly in arrears on the 15th day of February, May, August and November of each year or, if not a business day, the next succeeding business day, and no additional dividends will accrue as a result of that postponement. The first payment date is February 15, 2009. Dividends payable on the Series A Preferred Stock on any date prior to the end of a dividend period shall be computed on the basis of a 360-day year consisting of 12 30-day months. Dividends will be payable to record holders of the Series A Preferred Stock as they appear in our records at the close of business on the applicable record date, which will be the 15th calendar day immediately preceding such dividend payment date or such other record date fixed by the board of directors that is not more than 60 days nor less than 10 days before such dividend payment date.

In the event that any dividend payment or payments on the Series A Preferred Stock are in arrears at any time, cumulative cash dividends at the annual rate then in effect for dividend payments on the Series A Preferred Stock shall be payable as and if declared by our board of directors and out of the assets legally available therefor, on all such accrued and unpaid dividends.

Notwithstanding the foregoing, dividends on the Series A Preferred Stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of those dividends, and whether or not those dividends are declared. Accrued but unpaid dividends on the Series A Preferred Stock will accumulate as of the due date for the dividend payment on which they first become payable. Except as described in the next paragraph, we will not declare or pay or set apart for payment dividends on any common shares or shares of any other series of preferred stock ranking, as to dividends, on a parity with or junior to the Series A Preferred Stock (other than a dividend paid solely in shares of common stock) for any period, nor will we or any of our subsidiaries directly or indirectly, purchase, redeem or otherwise acquire for consideration any common shares or shares of any other series of preferred stock ranking, as to dividends, on a parity with or junior to the Series A Preferred Stock, unless full cumulative dividends on the Series A Preferred Stock (including dividends on any such unpaid amounts) for all past dividend periods and the then current dividend period have been or are contemporaneously (1) declared and paid in full or (2) declared and a sum sufficient to pay them in cash is set apart for payment.

When we do not pay dividends in full (or we do not set apart a sum sufficient to pay them in full) upon the Series A Preferred Stock and the shares of any other series of preferred stock ranking on a parity as to dividends with the Series A Preferred Stock, we will declare any dividends upon the Series A Preferred Stock and any other series of preferred shares ranking on a parity as to dividends with the Series A Preferred Stock proportionately so that the dividends declared per share of Series A Preferred Stock (including dividends on any such unpaid amounts) and those other series of preferred stock will in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and those other series of preferred stock (which will not include any accrual in respect of unpaid dividends on such other series of preferred stock for prior dividend periods if those other series of preferred stock do not have cumulative dividends) bear to each other. If our board of directors or a duly authorized committee of the board of directors determines not to pay any dividend or a full dividend on a dividend payment date, we will provide written notice to the holders of the Series A Preferred Stock prior to such dividend payment date.

Liquidation

Upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, the record holders of the Series A Preferred Stock will be entitled to be paid out of our assets or proceeds therefor legally available for distribution to our stockholders, subject to the rights of any of our creditors, a liquidation preference of $1,000 per share, plus an amount equal to any accrued and unpaid dividends, whether or not declared, (including dividends on any such unpaid amounts) to the date of payment, before any dividend or payment may be made to holders of our common stock or any other class or series of our capital stock ranking junior to the Series A Preferred Stock as to liquidation rights.

If, upon our voluntary or involuntary liquidation, dissolution or winding up of our affairs, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding Series A Preferred Stock and the corresponding amounts payable on all other classes or series of our capital stock ranking on a parity with the Series A Preferred Stock as to liquidation rights, then the record holders of the Series A Preferred Stock and all other classes or series of capital stock of that kind will share proportionately in any such distribution of assets in proportion to the full respective liquidating distributions to which they would otherwise be entitled.

After payment of the full amount of the liquidating distributions to which they are entitled, such record holders will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other corporation or other entity will not be deemed to constitute our liquidation, dissolution or winding up of Whitney.

Redemption

Except as provided in the paragraph below, shares of the Series A Preferred Stock are not redeemable before February 15, 2012. On or after February 15, 2012, we may, at our option, upon written notice, subject to the approval of our primary federal banking regulator, the Office of the Comptroller of the Currency, redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, out of funds legally available therefor, for cash at a redemption price equal to the sum of (a) $1,000 per share of Series A Preferred Stock, and (b) any accrued and unpaid dividends up to and including the date fixed for redemption (except as provided in the immediately following sentence), including any dividends on any such unpaid dividends, regardless of whether any dividends are actually declared.

Prior to February 15, 2012, we may, at our option, upon written notice, subject to the approval of our primary federal banking regulator, the Office of the Comptroller of the Currency, redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, out of funds legally available therefor, for cash at a redemption price equal to the sum of (a) $1,000 per share, and (b) any accrued and unpaid dividends up to and including the date fixed for redemption (except as provided in the immediately following sentence), including any dividends on any such unpaid dividends, provided that (x) any such redemption prior to February 15, 2012 may only occur if we shall have received aggregate gross proceeds of not less than $75,000,000 from one or more “qualified equity offerings” (as defined below), and (y) the aggregate redemption price of the Series A Preferred Stock redeemed prior to February 15, 2012 may not exceed the aggregate net cash proceeds received by us from such qualified equity offerings. A qualified equity offering means our sale and issuance for cash to persons other than Whitney (or any of our subsidiaries) of shares of perpetual preferred stock, common stock or any combination of such stock that, in each case, qualify as and may be included in our Tier 1 capital at the time of issuance under the applicable risk-based capital guidelines of the Board of Governors of the Federal Reserve System.

Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the dividend record date for a dividend period shall not be paid to the holder entitled to receive the redemption price on the redemption date but rather shall be paid to the holder of record on such dividend record date of the redeemed shares of Series A Preferred Stock. If the Series A Preferred Stock is then held in certificated form, record holders of certificates representing the Series A Preferred Stock to be redeemed will surrender such certificates at the place designated in the notice of redemption and will be entitled to the redemption price and any accrued and unpaid dividends payable upon the redemption following surrender of the certificates.

Notice of redemption shall be sent by first class mail, postage prepaid, to the holders of record of the shares of Series A Preferred Stock to be redeemed not less than 30 nor more than 60 days before the date of redemption, or, if shares of Series A Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any similar facility, notice may be given at such time and in any manner permitted by such facility.

If notice of redemption of any shares of Series A Preferred Stock has been given and if we have set aside in trust the funds necessary for the redemption for the benefit of the record holders of Series A Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on the Series A Preferred Stock and such Series A Preferred Stock will no longer be deemed outstanding and all rights of the holders of such Series A Preferred Stock will terminate, except for the right to receive the redemption price plus any accrued and unpaid dividends payable upon the redemption. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to us, after which time the holders of the shares so called for redemption shall look only to us for payment of the redemption price of such shares.

The Series A Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption. Holders of the Series A Preferred Stock have no right to require redemption or repurchase of any shares of the Series A Preferred Stock.

Conversion

Holders of our Series A Preferred Stock have no right to exchange or convert such shares into any other securities.

Voting Rights

Holders of our Series A Preferred Stock will generally have no voting rights, except as provided by applicable law and as described in the paragraphs below.

Whenever dividends are not paid on the Series A Preferred Stock for six or more quarterly periods (whether or not consecutive), the size of our board of directors will be increased automatically by two directors, and holders of the Series A Preferred Stock, voting together as a class with the holders of all other classes or series of our capital stock upon which like voting rights have been conferred and are exercisable (herein referred to as voting parity stock), will be entitled to elect two additional directors to our board of directors at the next annual meeting (or at a special meeting called for the purpose of electing preferred stock directors prior to the next annual meeting) and each subsequent annual meeting until all of the accrued and unpaid dividends on the Series A Preferred Stock (including any dividends on any such unpaid dividends) for the past dividend periods and the then current dividend period have been declared and fully paid.

The affirmative vote or consent of the holders of two-thirds of the outstanding Series A Preferred Stock, voting separately as a single class, will be required to (1) authorize or create, or increase the authorized or issued amount of, or any issuance of, any shares or securities convertible into, exchangeable for or exercisable for any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to either or both of the payment of dividends and/or the distribution of assets upon our liquidation, dissolution or winding-up; (2) amend, alter or repeal the provisions of our charter or the amendment to charter that established the Series A Preferred Stock, whether by merger, consolidation or otherwise, so as to adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock; or (3) to consummate a binding share exchange or reclassification involving the Series A Preferred Stock, or of a merger or consolidation of Whitney with another corporation or other entity, unless in each case (a) the shares of Series A Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (b) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series A Preferred Stock immediately prior to such consummation, taken as a whole.

The voting rights afforded to holders of Series A Preferred Stock will not apply if, at or before the time when the act with respect to which the vote would otherwise be required is effected, all outstanding Series A Preferred Stock are redeemed or called for redemption in accordance with their terms and upon proper notice, and we deposit sufficient funds, in cash, in trust to effect the redemption.

Preemptive Rights

No share of Series A Preferred Stock shall have any rights of preemption whatsoever as to any of our securities, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

DESCRIPTION OF DEPOSITARY SHARES

In this section, we describe the general terms and provisions of the depositary shares that we may offer. This summary does not purport to be exhaustive and is qualified in its entirety by reference to the relevant deposit agreement and depositary receipts with respect to the depositary shares relating to any particular series of depositary shares. The applicable prospectus supplement will describe the specific terms of the depositary shares offered through that prospectus supplement and any general terms outlined in this section that will not apply to those depositary shares.

We may offer depositary shares representing receipts for fractional interests in debt securities or fractional shares of common stock or preferred stock in the form of depositary shares. Each depositary share would represent a fractional interest in a security of a particular series of debt securities or a fraction of a share of common stock or preferred stock or some multiple of shares of a particular series of preferred stock, as the case may be, and would be represented by a depositary receipt.

The debt securities, common stock or preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000, which we refer to in this prospectus as the “depositary.” We will name the depositary in the applicable prospectus supplement. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled to the applicable fraction of a debt security or share of common stock or preferred stock or some multiple of shares of a particular series of preferred stock, as the case may be, represented by the depositary share, including any dividend, voting, redemption, conversion and liquidation rights. If necessary, the prospectus supplement will provide a description of U.S. Federal income tax consequences relating to the purchase and ownership of the series of depositary shares offered by that prospectus supplement.

The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. If you purchase fractional interests in the debt securities or fractional shares of common stock or preferred stock or some multiple of shares of a particular series of preferred stock, you will receive depositary receipts as described in the applicable prospectus supplement. While the final depositary receipts are being prepared, we may order the depositary to issue temporary depositary receipts substantially identical to the final depositary receipts although not in final form. The holders of the temporary depositary receipts will be entitled to the same rights as if they held the depositary receipts in final form. Holders of the temporary depositary receipts can exchange them for the final depositary receipts at our expense.

The description in the applicable prospectus supplement and other offering material of any depositary shares we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable depositary agreement, which will be filed with the SEC if we offer depositary shares. For more information on how you can obtain copies of the applicable depositary agreement if we offer depositary shares, see “Incorporation of Certain Information by Reference” and “Where You can Find More Information.” We urge you to read the applicable depositary agreement and the applicable prospectus supplement and any other offering material in their entirety.

DESCRIPTION OF SENIOR AND SUBORDINATED DEBT SECURITIES

The following summary describes the general terms and provisions of our senior and subordinated debt securities (referred to as the “debt securities” in this section only) that we may offer. The applicable prospectus supplement will describe the specific terms of the debt securities offered through that prospectus supplement and any general terms outlined in this section that will not apply to those debt securities.

The senior debt securities will be issued under a senior indenture between us and the senior trustee named in the applicable prospectus supplement and the subordinated debt securities will be issued under a subordinated indenture between us and the subordinated trustee named in the applicable prospectus supplement.

We have summarized the material terms and provisions of the senior and subordinated indentures in this section. We have also filed the form of each of these indentures as exhibits to the registration statement. You should read the applicable indenture for additional information before you buy any debt securities. The actual provisions of the indentures, and not the summary below, will govern your rights and our obligations with respect to the debt securities.

General

The debt securities will be our direct unsecured obligations. The provisions of the senior indenture and the subordinated indenture allow us not only to issue debt securities with terms different from those previously issued under the applicable indenture, but also to “reopen” a previous issue of a series of debt securities and issue additional debt securities of that series. We may issue debt securities in amounts that exceed the total amount specified on the cover of your prospectus supplement at any time without your consent and without notifying you.

The senior debt securities will be unsecured and will rank equally with all of our other senior debt, as defined under the heading “— Subordination” below. The subordinated debt securities will be unsecured and will rank equally with all of our other subordinated debt and, together with such other subordinated debt, will be subordinated to all of our existing and future senior debt.

Because we are a holding company, our assets consist primarily of equity in our subsidiaries. As a result, our ability to make payments on our debt securities depends on our receipt of dividends, loan payments and other funds from our subsidiaries. In addition, if any of our subsidiaries becomes insolvent, the direct creditors of that subsidiary will have a prior claim on its assets. Our rights and the rights of our creditors, including your rights as an owner of our debt securities, will be subject to that prior claim, unless we are also a direct creditor of that subsidiary. This subordination of creditors of a parent company to prior claims of creditors of its subsidiaries is commonly referred to as “structural subordination.” Neither the senior indenture nor the subordinated indenture limits our ability to incur additional unsecured indebtedness.

A prospectus supplement relating to a series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title and type of the debt securities;

•	whether it is a series of senior debt securities or a series of subordinated debt securities;

•	any limit on the total principal amount of the debt securities of that series;

•	the price at which the debt securities will be issued;

•	the date or dates on which the principal of and any premium on the debt securities will be payable;

•	the maturity date or dates of the debt securities or the method by which those dates can be determined;

•	if the debt securities will bear interest:

•	the interest rate on the debt securities or the method by which the interest rate may be determined;

•	the date from which interest will accrue;

•	the record and interest payment dates for the debt securities;

•	the first interest payment date; and

•	any circumstances under which we may defer interest payments;

•	the place or places where:

•	we can make payments on the debt securities;

•	the debt securities can be surrendered for registration of transfer or exchange; and

•	notices and demands can be given to us relating to the debt securities and under the applicable indenture;

•	any optional redemption provisions that would permit us or the holders of debt securities to elect redemption of the debt securities before their final maturity;

•	any sinking fund provisions that would obligate us to redeem the debt securities before their final maturity;

•	with respect to the subordinated debt securities, whether the debt securities will be convertible into shares of common stock, preferred stock or other of our securities or the debt or equity securities of third parties and, if so, the terms and conditions of any such conversion, and, if convertible into other of our securities or the debt or equity securities of third parties, the terms of such securities;

•	if the debt securities will be issued in bearer form, the terms and provisions contained in the bearer securities and in the applicable indenture specifically relating to the bearer securities;

•	the currency or currencies in which the debt securities will be denominated and payable, if other than U.S. dollars and, if a composite currency, any special provisions relating thereto;

•	any circumstances under which the debt securities may be paid in a currency other than the currency in which the debt securities are denominated and any provisions relating thereto;

•	whether the provisions described below under the heading “— Discharge, Defeasance and Covenant Defeasance” apply to the debt securities;

•	any events of default that will apply to the debt securities in addition to those contained in the applicable indenture;

•	any additions or changes to the covenants contained in the applicable indenture and the ability, if any, of the holders to waive our compliance with those additional or changed covenants;

•	whether all or part of the debt securities will be issued in whole or in part as temporary or permanent global securities and, if so, the depositary or its nominee for those global securities and a description of any book-entry procedures relating to the global securities — a “global security” is a debt security that we issue in accordance with the applicable indenture to represent all or part of a series of debt securities;

•	whether the debt securities are exchangeable into any other securities and, if so, the terms under which such exchange may occur and the terms of such other securities;

•	if we issue temporary global securities, any special provisions dealing with the payment of interest and any terms relating to the exchange of interests in a temporary global security for interests in a permanent global security or for definitive debt securities;

•	any restrictions on the transfer of the debt securities;

•	the identity of the security registrar and paying agent for the debt securities if other than the applicable trustee;

•	any special tax implications of the debt securities;

•	any special provisions relating to the payment of any additional amounts on the debt securities;

•	whether the debt securities shall vote and consent together with other debt securities as a single class and/or shall constitute a single series with other debt securities;

•	the terms of any securities being offered together with or separately from the debt securities; and

•	any other terms of the debt securities.

When we use the term “holder” in this prospectus with respect to a registered debt security, we mean the person in whose name the debt security is registered in the security register.

Payment; Exchange; Transfer

We will designate a place of payment where you can receive payment of the principal of and any premium and interest on the debt securities. Even though we will designate a place of payment, we may elect to pay any interest on the debt securities by mailing a check to the person listed as the owner of the debt securities in the security register or by wire transfer to an account designated by that person in writing not less than 10 days before the date of the interest payment. Unless we state otherwise in the applicable prospectus supplement, we will pay interest on a debt security on:

•	an interest payment date, to the person in whose name that debt security is registered at the close of business on the record date relating to that interest payment date; and

•	the date of maturity or earlier redemption or repayment, to the person who surrenders the debt security at the office of our appointed paying agent.

Any money that we pay to a paying agent for the purpose of making payments on the debt securities and that remains unclaimed two years after the payments were due will, at our request, be returned to us. After that time any holder of a debt security may only look to us for the payments on the debt security.

Any debt securities of a series may be exchanged for other debt securities of that series so long as the other debt securities are denominated in authorized denominations and have the same aggregate principal amount and same terms as the debt securities that were surrendered for exchange. The debt securities may be presented for registration of transfer, duly endorsed or accompanied by a satisfactory written instrument of transfer, at the office or agency maintained by us for that purpose at an authorized place of payment. There will be no service charge for any registration of transfer or exchange of the debt securities, but we may require you to pay any tax or other governmental charge payable in connection with a transfer or exchange of the debt securities. If the applicable prospectus supplement refers to any office or agency, including the security registrar, initially designated by us where you can surrender the debt securities for registration of transfer or exchange, we may at any time rescind the designation of any such office or agency or approve a change in the location of that office. However, we will be required to maintain an office or agency in each place of payment for that series.

Denominations

Unless we state otherwise in the applicable prospectus supplement, the debt securities will be issued only in registered form, without coupons, in denominations of $1,000 each or multiples of $1,000.

Bearer Debt Securities

If we ever issue bearer debt securities, the applicable prospectus supplement will describe all of the special terms and provisions of debt securities in bearer form, including the extent to which those special terms and provisions are different from the terms and provisions that are described in this prospectus, which generally apply to debt securities in registered form. The prospectus supplement will also summarize provisions of the applicable indenture that relate specifically to bearer debt securities.

Original Issue Discount

Debt securities may be issued under the indentures as original issue discount securities that are sold at a substantial discount below their stated principal amount. If a debt security is an original issue discount security, an amount that is less than the principal amount of the debt security will be due and payable upon a declaration of acceleration of the maturity of the debt security under the applicable indenture. The applicable prospectus supplement will describe the federal income tax consequences and other special factors you should consider before purchasing any original issue discount securities.

Covenants Contained in Indentures

Except as otherwise set forth in the next sentence, the senior indenture prohibits:

•	us and our subsidiaries from selling, pledging, assigning, transferring or otherwise disposing of shares of capital stock, or securities convertible into capital stock, of any principal subsidiary bank or of any subsidiary that owns, directly or indirectly, in whole or in part, any capital stock of a principal subsidiary bank; and

•	any principal subsidiary bank from issuing any shares of its capital stock or securities convertible into its capital stock.

These restrictions do not apply to:

•	sales, pledges, assignments, transfers or other dispositions or issuances made, in the minimum amount required by law, to any person for the purpose of the qualification of such person to serve as a director;

•	sales, pledges, assignments, transfers or other dispositions or issuances made by us or any principal subsidiary bank acting in a fiduciary capacity for any person or entity other than us or any principal subsidiary bank or to us or any of our wholly owned subsidiaries;

•	the merger or consolidation of a principal subsidiary bank with and into a principal subsidiary bank;

•	sales, pledges, assignments, transfers or other dispositions or issuances, so long as, after giving effect to the disposition and to the issuance of any shares issuable upon conversion or exchange of securities convertible or exchangeable into capital stock, we would own directly or through one or more of our subsidiaries not less than 80% of the shares of each class of capital stock of the applicable principal subsidiary bank;

•	sales, pledges, assignments, transfers or other dispositions or issuances made in compliance with an order or direction of a court or regulatory authority of competent jurisdiction or as a condition imposed by any such court or regulatory authority to the acquisition by us or any subsidiary, directly or indirectly, of any other corporation or entity;

•	sales of additional shares of capital stock by any principal subsidiary bank to its stockholders so long as before the sale we own directly or indirectly shares of the same class and the sale does not reduce the percentage of the shares of that class of capital stock owned by us; or

•	a pledge made or a lien created to secure loans or other extensions of credit by a principal subsidiary bank subject to Section 23A of the Federal Reserve Act.

When we use the term “subsidiary” we mean any corporation of which we own more than 50% of the outstanding shares of voting stock, except for directors’ qualifying shares, directly or through one or more of our other subsidiaries. Voting stock is capital stock that is entitled in the ordinary course to vote for the election of a majority of the directors of a corporation and does not include capital stock that is entitled to so vote only as a result of the happening of certain events.

When we use the term “principal subsidiary bank” above, we mean any savings association, commercial bank or trust company organized in the United States under federal or state law of which we own at least a majority of the shares of voting stock directly or through one or more of our subsidiaries if such savings association, commercial bank or trust company has total assets, as set forth in its most recent statement of condition, equal to more than 50% of our total consolidated assets, as set forth in our most recent financial statements filed with the SEC under the Exchange Act. As of the date hereof, our only principal subsidiary bank is the Bank.

The subordinated indenture does not contain the restrictions described above.

Neither the senior indenture nor the subordinated indenture contains restrictions on our ability to:

•	incur, assume or become liable for any type of debt or other obligation;

•	except as described above, create liens on our property for any purpose; or

•	pay dividends or make distributions on our capital stock or repurchase or redeem our capital stock.

The indentures contain customary affirmative covenants. The indentures do not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the indentures do not contain any provisions that would require us to repurchase or redeem or modify the terms of any of the debt securities upon a change of control or other event involving us that may adversely affect the creditworthiness of the debt securities.

Consolidation, Merger or Sale

Each of the indentures generally permits a consolidation or merger between us and another entity. They also permit the sale, transfer or lease by us of all or substantially all of our property and assets. These transactions are permitted if:

•	the resulting or acquiring entity, if other than us, is organized and existing under the laws of a state of the United States or the District of Columbia or under federal law and assumes all of our responsibilities and liabilities under the applicable indenture, including the payment of all amounts due on the debt securities and performance of the covenants in the applicable indenture; and

•	immediately after the transaction, and giving effect to the transaction, no event of default under the applicable indenture exists.

If we consolidate or merge with or into any other entity or sell, lease or transfer all or substantially all of our assets according to the terms and conditions of the indentures, the resulting or acquiring entity will be substituted for us in the indentures with the same effect as if it had been an original party to the indentures. As a result, the successor entity may exercise our rights and powers under the indentures, in our name and, except in the case of a lease of all or substantially all of our properties, we will be released from all our liabilities and obligations under the indentures and under the debt securities.

Modification and Waiver

Under each of the indentures, certain of our rights and obligations and certain of the rights of holders of the debt securities may be modified or amended with the consent of the holders of at least a majority of the aggregate principal amount of the outstanding debt securities of all series of debt securities affected by the modification or amendment, acting as one class. However, the following modifications and amendments will not be effective against any holder without the holder’s consent:

•	a change in the stated maturity date of any payment of principal or interest;

•	a reduction in payments due on the debt securities;

•	a change in the place of payment or currency in which any payment on the debt securities is payable;

•	a limitation of the holder’s right to sue us for the enforcement of payments due on the debt securities;

•	a reduction in the percentage of outstanding debt securities required to consent to a modification or amendment of the applicable indenture or required to consent to a waiver of compliance with certain provisions of the applicable indenture or certain defaults under the applicable indenture;

•	a reduction in the requirements contained in the applicable indenture for the determination of a quorum or voting;

•	a limitation of the holder’s right, if any, to repayment of debt securities at the holder’s option;

•	in the case of subordinated debt securities convertible into other securities, a limitation of any right to convert the subordinated debt securities;

•	in the case of subordinated debt securities that are entitled to receive securities on an exchange date, an impairment of the right of the holder to receive other securities with a value equal to the principal amount of the subordinated debt securities of such series; and

•	a modification of any of the foregoing requirements contained in the applicable indenture.

We may not modify the subordination provisions of the subordinated indenture in a manner that would adversely affect the holders of the outstanding senior debt without the consent of the holders of all of the senior debt.

Under each of the indentures, we may make clarifications and certain other changes that would not adversely affect in any material respect holders of the debt securities without the consent of any holders of debt securities.

Under each of the indentures, the holders of at least a majority in aggregate principal amount of the outstanding debt securities of all series of debt securities affected by a particular covenant or condition, acting as one class, may, on behalf of all holders of such series of debt securities, waive compliance by us with any covenant or condition contained in the applicable indenture unless we specify that such covenant or condition cannot be so waived at the time we establish the series. The senior indenture provides that compliance with the covenant relating to principal subsidiary banks described above under “— Covenants Contained in Indentures” may be waived in this manner.

Under each of the indentures, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series of debt securities may, on behalf of all holders of that series, waive any past default under the applicable indenture, except:

•	a default in the payment of the principal of or any premium or interest on any debt securities of that series; or

•	a default under any provision of the applicable indenture that itself cannot be modified or amended without the consent of the holders of each outstanding debt security of that series.

Events of Default

Unless otherwise specified in the applicable prospectus supplement, an “event of default,” when used in the senior indenture with respect to any series of senior debt securities, means any of the following:

•	failure to pay interest on any senior debt security of that series for 30 days after the payment is due;

•	failure to pay the principal of or any premium on any senior debt security of that series when due;

•	failure to deposit any sinking fund payment on senior debt securities of that series when due;

•	failure to perform any of the covenants regarding capital stock of principal subsidiary banks described above under “— Covenants Contained in Indentures;”

•	failure to perform any other covenant in the senior indenture that applies to senior debt securities of that series for 90 days after we have received written notice of the failure to perform in the manner specified in the senior indenture;

•	certain events in bankruptcy, insolvency or reorganization; or

•	any other event of default that may be specified for the senior debt securities of that series when that series is created.

Unless otherwise specified in the applicable prospectus supplement, an “event of default,” when used in the subordinated indenture with respect to any series of subordinated debt securities, means any of the following:

•	certain events in bankruptcy, insolvency or reorganization; or

•	any other event of default that may be specified for the subordinated debt securities of that series when that series is created.

If an event of default for any series of debt securities occurs and during the period it continues, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series may declare the entire principal of all of the debt securities of that series to be due and payable immediately. If such a declaration occurs, the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series may, subject to conditions, rescind the declaration. Unless we state otherwise in the applicable prospectus supplement, the holders of subordinated debt securities will not have the right to accelerate the payment of principal of the subordinated debt securities as a result of our failure to perform any covenant or agreement contained in the subordinated debt securities or the subordinated indenture.

The prospectus supplement relating to a series of debt securities that are original issue discount securities will describe the particular provisions that relate to the acceleration of maturity of a portion of the principal amount of the series if an event of default occurs and continues.

Each of the indentures requires us to file an officers’ certificate with the applicable trustee each year that states that, to the knowledge of the certifying officers, no defaults exist under the terms of the applicable indenture. The trustee may withhold notice to the holders of debt securities of any default, except defaults in the payment of principal, premium, interest or any sinking fund installment, if the trustee considers the withholding of notice to be in the best interests of the holders. For purposes of this paragraph, “default” means any event that is, or after notice or lapse of time or both would become, an event of default under the applicable indenture with respect to the debt securities of the applicable series.

Other than its duties in the case of a default, a trustee is not obligated to exercise any of its rights or powers under the applicable indenture at the request, order or direction of any holders, unless the holders offer that trustee reasonable indemnification. If reasonable indemnification is provided, then, subject to other rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series may, with respect to the debt securities of that series, direct the time, method and place of:

•	conducting any proceeding for any remedy available to the trustee; or

•	exercising any trust or power conferred upon the trustee.

The holder of a debt security of any series will have the right to begin any proceeding with respect to the applicable indenture or for any remedy only if:

•	the holder has previously given the trustee written notice of a continuing event of default with respect to that series;

•	the holders of at least 25% in principal amount of the outstanding debt securities of that series have made a written request of, and offered reasonable indemnification to, the trustee to begin such proceeding;

•	the trustee has not started such proceeding within 60 days after receiving the request and offer of indemnity; and

•	the trustee has not received directions inconsistent with such request from the holders of a majority in principal amount of the outstanding debt securities of that series during those 60 days.

However, the holder of any senior debt security will have an absolute and unconditional right to receive payment of principal of and any premium and interest on the senior debt security when due and to institute suit to enforce this payment, and the holder of any subordinated debt security will have, subject to the subordination provisions discussed below under “— Subordination,” the absolute and unconditional right to receive payment of principal of and any premium and interest on the subordinated debt security when due in accordance with the subordinated indenture and to institute suit to enforce the payment.

Discharge, Defeasance and Covenant Defeasance

Unless otherwise specified in the applicable prospectus supplement and the terms of a series of debt securities under each indenture, we may discharge certain obligations to holders of any series of debt securities that have not already been delivered to the applicable trustee for cancellation. We can discharge these obligations by irrevocably depositing with the applicable trustee, in trust, sufficient money or, if the debt securities of that series are denominated and payable in U.S. dollars only, eligible instruments that will generate sufficient cash to pay the principal, any interest, any premium and any other sums due on the debt securities of that series, such as sinking fund payments, on the dates the payments are due under the applicable indenture and the terms of the debt securities.

When we use the term “eligible instruments” in this section, we mean monetary assets, money market instruments and securities that are payable in U.S. dollars only and are essentially risk free as to collection of principal and interest, including:

•	direct obligations of the United States backed by the full faith and credit of the United States; or

•	any obligation of a person controlled or supervised by and acting as an agency or instrumentality of the United States if the timely payment of the obligation is unconditionally guaranteed as a full faith and credit obligation by the United States.

In the event that we deposit money and/or eligible instruments in trust and discharge our obligations under a series of debt securities as described above, then:

•	the applicable indenture, including, in the case of subordinated debt securities, the subordination provisions contained in the subordinated indenture, will no longer apply to the debt securities of that series; however, certain obligations to compensate, reimburse and indemnify the trustee, to register the transfer of the securities, to exchange the debt securities, to replace lost, stolen or mutilated debt securities, to maintain paying agencies and the trust funds and to pay additional amounts, if any, required as a result of U.S. withholding taxes imposed on payments to non-U.S. persons, and in certain cases U.S. persons, will continue to apply; and

•	holders of debt securities of that series may only look to the trust fund for payment of principal, any premium and any interest on the debt securities of that series.

In the case of any subordinated debt securities, the following requirement must also be met:

•	we shall have delivered an opinion of counsel to the effect that the trust funds deposited will not be subject to the rights of any holders of senior debt, including those discussed under “— Subordination;” except and subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and general principals of equity.

In addition, if the terms of the debt securities of a series permit us to do so, we may elect either of the following:

•	to be defeased and be discharged from any and all obligations with respect to the debt securities of that series, including, in the case of subordinated debt securities, the subordination provisions except for our obligations to:

•	pay any additional amounts upon the occurrence of certain tax and other events;

•	register the transfer or exchange of the debt securities;

•	replace temporary or mutilated, destroyed, lost or stolen debt securities;

•	maintain an office or agency for the debt securities; and

•	to hold moneys for payment in trust.

•	to be defeased and discharged from our obligations with respect to the debt securities of that series described under “Restrictions upon Sale or Issuance of Capital Stock of Certain Subsidiary Institutions” discussed above under “— Covenants Contained in Indentures” or, if the terms of the debt securities of that series permit, our obligations with respect to any other covenant.

If we choose to defease and discharge our obligations under the covenants, any failure to comply with the obligations imposed on us by the covenants will not constitute a default or an event of default with respect to the debt securities of that series. However, to make either election we must irrevocably deposit with the applicable trustee, in trust, sufficient money or, if the debt securities of that series are denominated and payable in U.S. dollars only, eligible instruments that will generate sufficient cash to pay the principal, any interest, any premium and any other sums due on the debt securities of that series, such as sinking fund payments, on the dates the payments are due under the applicable indenture and the terms of the debt securities.

In the event of a covenant defeasance, our obligations under the applicable indenture and the debt securities, other than with respect to the covenants specifically referred to above, will remain in effect. If we exercise our option not to comply with the covenants referred to above and the debt securities of the series become immediately due and payable because an event of default has occurred, other than as a result of an event of default relating to the covenants referred to above, the amount of money and/or eligible instruments on deposit with the applicable trustee will be sufficient to pay the principal, any interest, any premium and any other sums, due on the debt securities of that series, such as sinking fund payments, on the date the payments are due under the applicable indenture and the terms of the debt securities, but may not be sufficient to pay amounts due at the time of acceleration resulting from the event of default. In this case, we would remain liable to make payment of such amounts due at the time of acceleration.

We may defease and discharge our obligations as described in the preceding paragraphs only if, among other things:

•	we have delivered to the applicable trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance described in the previous paragraphs and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. In the case of defeasance the opinion of counsel must refer to and be based upon a ruling of the Internal

Revenue Service or a change in applicable United States federal income tax laws occurring after the date of the indenture;

•	any defeasance does not result in, or constitute, a breach or violation of an indenture or any other material agreement that we are a party to or obligated under;

•	no event of default, or event that with notice will be an event of default, has occurred and is continuing with respect to any securities subject to a defeasance; and

•	if the debt securities of that series are listed on any domestic or foreign securities exchange, the debt securities will not be delisted as a result of the deposit.

Subordination

Holders of subordinated debt securities should recognize that contractual provisions in the subordinated indenture may prohibit us from making payments on those securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the subordinated indenture, to all of our senior debt. Our senior debt includes any senior debt securities and generally means:

•	any of our indebtedness for borrowed or purchased money, whether or not evidenced by bonds, debentures, notes or other written instruments, our obligations under letters of credit, any of our indebtedness or other obligations with respect to commodity contracts, interest rate and currency swap agreements, cap, floor and collar agreements, currency spot and forward contracts, and other similar agreements or arrangements designed to protect against fluctuations in currency exchange or interest rates; and

•	any guarantees, endorsements (other than by endorsement of negotiable instruments for collection in the ordinary course of business) or other similar contingent obligations in respect of obligations of others of a type described above, whether or not such obligation is classified as a liability on a balance sheet prepared in accordance with accounting principles generally accepted in the United States of America, whether outstanding on the date of execution of the subordinated indenture or thereafter incurred, other than obligations expressly on a parity with or junior to the subordinated debt securities.

If certain events in bankruptcy, insolvency or reorganization occur, we will first pay all senior debt, including any interest accrued after the events occur, in full before we make any payment or distribution, whether in cash, securities or other property, on account of the principal of or interest on the subordinated debt securities. In such an event, we will pay or deliver directly to the holders of senior debt any payment or distribution otherwise payable or deliverable to holders of the subordinated debt securities. We will make the payments to the holders of senior debt according to priorities existing among those holders until we have paid all senior debt, including accrued interest, in full. Notwithstanding the subordination provisions discussed in this paragraph, we may make payments or distributions on the subordinated debt securities as long as:

•	the payments or distributions consist of securities issued by us or another company in connection with a plan of reorganization or readjustment; and

•	payment on the securities is subordinate to outstanding senior debt and any securities issued with respect to senior debt under the plan of reorganization or readjustment at least to the same extent as provided in the subordination provisions of the subordinated debt securities.

If such events in bankruptcy, insolvency or reorganization occur after we have paid in full all amounts owed on senior debt, the holders of subordinated debt securities together with the holders of any of our other obligations ranking equal with those subordinated debt securities will be entitled to receive from our remaining assets any principal, premium or interest due at that time on the subordinated debt securities and such other obligations before we make any payment or other distribution on account of any of our capital stock or obligations ranking junior to the subordinated debt securities.

If we violate the subordinated indenture by making a payment or distribution to holders of the subordinated debt securities before we have paid all the senior debt in full, then the holders of the subordinated debt securities will be deemed to have received the payments or distributions in trust for the benefit of, and will be obligated to pay or transfer the payments or distributions to, the holders of the senior debt outstanding at that time. The payment or transfer to the holders of the senior debt will be made according to the priorities existing among those holders. Notwithstanding the subordination provisions discussed in this paragraph, holders of subordinated debt securities will not be required to pay, or transfer payments or distributions to, holders of senior debt as long as:

•	the payments or distributions consist of securities issued by us or another company in connection with a plan of reorganization or readjustment; and

•	payment on those securities is subordinate to outstanding senior debt and any securities issued with respect to senior debt under such plan of reorganization or readjustment at least to the same extent as provided in the subordination provisions of the subordinated debt securities.

As a result of the subordination, if we become insolvent, holders of senior debt securities may receive more, ratably, and holders of the subordinated debt securities having a claim pursuant to those securities may receive less, ratably, than our other creditors. This type of subordination will not prevent an event of default from occurring under the subordinated indenture in connection with the subordinated debt securities.

We may modify or amend the subordinated indenture as provided under “— Modification and Waiver” above. However, the modification or amendment may not, without the consent of the holders of all senior debt outstanding, modify any of the provisions of the applicable indenture relating to the subordination of the subordinated debt securities in a manner that would adversely affect the holders of senior debt securities.

Conversion and Exchange

If any offered debt securities are convertible into common stock or preferred stock at the option of the holders or exchangeable for common stock or preferred stock at our option, the prospectus supplement relating to those debt securities will include the terms and conditions governing any conversions and exchanges.

Our Relationship with the Trustee

The Bank of New York Mellon Trust Company, N.A. is initially serving as the trustee for our senior debt securities, our subordinated debt securities and our junior subordinated debt securities, as well as the trustee under the guarantee issued in connection with issuance of trust preferred securities by the trusts. Consequently, if an actual or potential event of default occurs with respect to any of these securities, the trustee may be considered to have a conflicting interest for purposes of the Trust Indenture Act. In that case, the trustee may be required to resign under one or more of the indentures and we would be required to appoint a successor trustee. For this purpose, a “potential” event of default means an event that would be an event of default if the requirements for giving us default notice or for the default having to exist for a specific period of time were disregarded.

DESCRIPTION OF JUNIOR SUBORDINATED DEBT SECURITIES

The following description contains the general terms and provisions of our junior subordinated debt securities that we will issue to the trusts in exchange for the proceeds of their sales of trust preferred securities. The applicable prospectus supplement will describe the specific terms of the junior subordinated debt securities offered through that prospectus supplement and any general terms summarized below that will not apply to those junior subordinated debt securities. The junior subordinated debt securities will be issued pursuant to a junior subordinated indenture between us and the junior subordinated trustee. Unless otherwise specified in the applicable prospectus supplement, the junior subordinated trustee will be The Bank of New York Mellon Trust Company, N.A.

The form of the junior subordinated indenture has been filed as an exhibit to our registration statement as filed with the SEC on September 1, 2006. You should read the junior subordinated indenture for additional information before you purchase any trust preferred securities. The actual provisions of the junior subordinated debt securities, and not the summary below, will control your rights as a direct or indirect owner of the junior subordinated debt securities.

General

The junior subordinated debt securities will be our direct unsecured obligations. The junior subordinated indenture does not limit the principal amount of junior subordinated debt securities that we may issue. The junior subordinated indenture permits us to issue junior subordinated debt securities from time to time and junior subordinated debt securities issued under the indenture will be issued as part of a series that we establish under the indenture.

The junior subordinated debt securities will be unsecured and will rank equally with all of our other junior subordinated debt and, together with such other junior subordinated debt, will be subordinated to all of our existing and future senior debt. See “— Subordination” below.

The junior subordinated debt securities are unsecured junior subordinated debt securities, but because we are a holding company, our assets consist primarily of equity in our subsidiaries. As a result, our ability to make payments on our junior subordinated debt securities depends on our receipt of dividends, loan payments and other funds from our subsidiaries. In addition, if any of our subsidiaries becomes insolvent, the direct creditors of that subsidiary will have a prior claim on its assets. Our rights and the rights of our creditors will be subject to that prior claim, unless we are also a direct creditor of that subsidiary. This subordination of creditors of a parent company to prior claims of creditors of its subsidiaries is commonly referred to as “structural subordination.”

A prospectus supplement relating to a series of junior subordinated debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title and type of the debt securities;

•	any limit on the total principal amount of the debt securities of that series;

•	the price at which the debt securities will be issued;

•	the date or dates on which the principal of and any premium on the debt securities will be payable;

•	the maturity date or dates of the debt securities or the method by which those dates can be determined;

•	if the debt securities will bear interest:

•	the interest rate on the debt securities or the method by which the interest rate may be determined;

•	the date from which interest will accrue;

•	the record and interest payment dates for the debt securities;

•	the first interest payment date; and

•	any circumstances under which we may defer interest payments;

•	the place or places where:

•	we can make payments on the debt securities;

•	the debt securities can be surrendered for registration of transfer or exchange; and

•	notices and demands can be given to us relating to the debt securities and under the indenture;

•	any optional redemption provisions that will permit us or the holders of debt securities to elect redemption of the debt securities before their final maturity;

•	any sinking fund provisions that will obligate us to redeem the debt securities before their final maturity;

•	whether the debt securities will be convertible into shares of common stock or preferred stock and, if so, the terms and conditions of any such conversion, and, if convertible into our other securities, the terms of such securities;

•	if the debt securities will be issued in bearer form, the terms and provisions contained in the bearer securities and in the indenture specifically relating to the bearer securities;

•	the currency or currencies in which the debt securities will be denominated and payable, if other than U.S. dollars and, if a composite currency, any special provisions relating thereto;

•	any circumstances under which the debt securities may be paid in a currency other than the currency in which the debt securities are denominated and any provisions relating thereto;

•	whether the provisions described below under the heading “— Discharge, Defeasance and Covenant Defeasance” apply to the debt securities;

•	any events of default under the indenture that will apply to the debt securities in addition to those contained in such indenture;

•	any additions or changes to the covenants contained in the junior subordinated indenture and the ability, if any, of the holders to waive our compliance with those additional or changed covenants;

•	whether all or part of the debt securities will be issued in whole or in part as temporary or permanent global securities and, if so, the depositary or its nominee for those global securities and a description of any book-entry procedures relating to the global securities — a “global security” is a debt security that we issue in accordance with the junior subordinated indenture to represent all or part of a series of debt securities;

•	if we issue temporary global securities, any special provisions dealing with the payment of interest and any terms relating to the ability to exchange interests in a temporary global security for interests in a permanent global security or for definitive debt securities;

•	any restrictions on the transfer of the debt securities;

•	the identity of the security registrar and paying agent for the debt securities if other than the junior subordinated trustee;

•	any special tax implications of the debt securities;

•	any special provisions relating to the payment of any additional amounts on the debt securities;

•	whether the debt securities shall vote and consent together with other debt securities as a single class and/or shall constitute a single series with other debt securities;

•	the terms of any securities being offered together with or separately from the debt securities;

•	the terms and conditions of any obligation or right of Whitney or a holder to convert or exchange the debt securities into trust preferred securities or other securities; and

•	any other terms of the debt securities.

When we use the term “holder” in this prospectus with respect to a registered debt security, we mean the person in whose name such debt security is registered in the security register.

Additional Interest

If a trust is required to pay any taxes, duties, assessments or governmental charges of whatever nature, other than withholding taxes, imposed by the United States, or any other taxing authority, then we will be required to pay additional interest on the related junior subordinated debt securities. The amount of any additional interest will be an amount sufficient so that the net amounts received and retained by such trust after paying any such taxes, duties, assessments or other governmental charges will be not less than the amounts that such trust would have received had no such taxes, duties, assessments or other governmental charges been imposed. This means that the trust will be in the same position it would have been in if it did not have to pay such taxes, duties, assessments or other charges.

Payment; Exchange; Transfer

We will designate a place of payment where you can receive payment of the principal of and any premium and interest on the junior subordinated debt securities. Even though we will designate a place of payment, we may elect to pay any interest on the junior subordinated debt securities by mailing a check to the person listed as the owner of the junior subordinated debt securities in the security register or by wire transfer to an account designated by that person in writing not less than 10 days before the date of the interest payment. Unless otherwise specified in the applicable prospectus supplement, we will pay interest on a junior subordinated debt security:

•	on an interest payment date, to the person in whose name that junior subordinated debt security is registered at the close of business on the record date relating to that interest payment date; and

•	on the date of maturity or earlier redemption or repayment, to the person who surrenders such debt security at the office of our appointed paying agent.

Any money that we pay to a paying agent for the purpose of making payments on the junior subordinated debt securities and that remains unclaimed two years after the payments were due will, at our request, be returned to us and after that time any holder of such debt security can only look to us for the payments on such debt security.

Any junior subordinated debt securities of a series can be exchanged for other junior subordinated debt securities of that series so long as the other debt securities are denominated in authorized denominations and have the same aggregate principal amount and same terms as the junior subordinated debt securities that were surrendered for exchange. The junior subordinated debt securities may be presented for registration of transfer, duly endorsed or accompanied by a satisfactory written instrument of transfer, at the office or agency maintained by us for that purpose in a place of payment. There will be no service charge for any registration of transfer or exchange of the junior subordinated debt securities, but we may require you to pay any tax or other governmental charge payable in connection with a transfer or exchange of the junior subordinated debt securities. If the applicable prospectus supplement refers to any office or agency, including the security registrar, initially designated by us where you can surrender the junior subordinated debt securities for registration of transfer or exchange, we may at any time rescind the designation of any such office or agency or approve a change in the location of that office. However, we will be required to maintain an office or agency in each place of payment for that series.

In the event of any redemption, neither we nor the junior subordinated trustee will be required to:

•	issue, register the transfer of, or exchange, junior subordinated debt securities of any series during a period beginning at the opening of business 15 days before the day of mailing of the notice of redemption and ending at the close of business on the day of mailing of the notice of redemption; or

•	transfer or exchange any junior subordinated debt securities so selected for redemption, except, in the case of any junior subordinated debt securities being redeemed in part, any portion thereof not to be redeemed.

Denominations

Unless otherwise specified in the applicable prospectus supplement, the junior subordinated debt securities will be issued only in registered form, without coupons, in denominations of $1,000 each or multiples of $1,000.

Bearer Debt Securities

If we ever issue bearer debt securities, the applicable prospectus supplement will describe all of the special terms and provisions of junior subordinated debt securities in bearer form, including the extent to which those special terms and provisions are different from the terms and provisions that are described in this prospectus, which generally apply to junior subordinated debt securities in registered form, and will summarize provisions of the junior subordinated indenture that relate specifically to bearer debt securities.

Original Issue Discount

Junior subordinated debt securities may be issued under the junior subordinated indenture as original issue discount securities and sold at a substantial discount below their stated principal amount. If a junior subordinated debt security is an original issue discount security, an amount less than the principal amount of the debt security will be due and payable upon a declaration of acceleration of the maturity of the debt security under the junior subordinated indenture. The applicable prospectus supplement will describe the federal income tax consequences and other special factors you should consider before purchasing any original issue discount securities.

Option to Defer Interest Payments

If provided in the applicable prospectus supplement, we will have the right from time to time to defer payment of interest on a series of junior subordinated debt securities for up to such number of consecutive interest payment periods as may be specified in the applicable prospectus supplement, subject to the terms, conditions and covenants, if any, specified in such prospectus supplement. Such deferral, however, may not extend beyond the stated maturity of such series of junior subordinated debt securities. Certain United States federal income tax consequences and special considerations applicable to any such debt securities will be described in the applicable prospectus supplement.

Redemption

Unless otherwise specified in the applicable prospectus supplement, the junior subordinated debt securities will not be subject to any sinking fund.

Unless otherwise specified in the applicable prospectus supplement, we may, at our option, redeem the junior subordinated debt securities of any series in whole at any time or in part from time to time. If the junior subordinated debt securities of any series are redeemable only on or after a specified date or upon the satisfaction of additional conditions, the applicable prospectus supplement will specify such date or describe such conditions. Unless otherwise specified in the applicable prospectus supplement, the redemption price for any junior subordinated debt security so redeemed will equal 100% of the principal amount of such junior subordinated debt security plus accrued and unpaid interest to the redemption date.

Unless otherwise specified in the applicable prospectus supplement, we may, at our option, redeem a series of junior subordinated debt securities in whole, but not in part, at any time within 90 days after the occurrence of a tax event or investment company event, each as defined below, at a redemption price equal to 100% of the principal amount of such junior subordinated debt securities then outstanding plus accrued and unpaid interest to the redemption date.

“Tax event” means the receipt by a trust of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change, including any announced proposed change, in the laws or regulations of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which proposed change, pronouncement or decision is announced on or after the date of issuance of a series of trust preferred securities, there is more than an insubstantial risk that:

•	the trust that issued the series of trust preferred securities is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the corresponding series of junior subordinated debt securities;

•	interest payable by us on the series of corresponding junior subordinated debt securities is not, or within 90 days of the date of such opinion, will not be, deductible by us, in whole or in part, for United States federal income tax purposes; or

•	the trust that issued the series of trust preferred securities is, or will be within 90 days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

“Investment company event” means the receipt by a trust of an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a written change, including any announced prospective change, in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the trust is or will be considered an “investment company” that is required to be registered under the Investment Company Act of 1940, which change, prospective change or interpretation becomes effective or would become effective, as the case may be, on or after the date of the issuance of the trust preferred securities.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of junior subordinated debt securities to be redeemed at its registered address. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the junior subordinated debt securities or portions thereof called for redemption.

Restrictions on Certain Payments

If junior subordinated debt securities are issued to a trust or the trustee of a trust in connection with the issuance of trust preferred securities by the trust and:

•	there shall have occurred and be continuing an event of default with respect to the corresponding junior subordinated debt securities of which we have actual knowledge and that we have not taken reasonable steps to cure;

•	we shall be in default relating to our payment of any obligations under the corresponding guarantee; or

•	we shall have given notice of our election to defer payments of interest on the corresponding junior subordinated debt securities by extending the interest payment period and such period, or any extension of such period, shall be continuing;

then:

•	we will not be permitted to make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by us that rank equally with or junior to the junior subordinated debt securities or make any guarantee payment if such guarantee ranks equally with or junior to the junior subordinated debt securities; and

•	we will not be permitted to declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any of our capital stock other than:

•	any repurchase, redemption or other acquisition of shares of our capital stock in connection with any employee benefit plan or any other contractual obligation, other than a contractual obligation ranking equally with or junior to the junior subordinated debt securities;

•	any exchange or conversion of any class or series of our capital stock for any other class or series of our capital stock;

•	any purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged;

•	any declaration of a dividend in connection with any rights plan, or the issuance of rights, stock or other property under any rights plan, or the redemption or repurchase of rights pursuant thereto;

•	any dividend in the form of capital stock on capital stock; or

•	payments by us under any guarantee agreement executed for the benefit of the trust preferred securities.

Consolidations, Mergers and Sales

The junior subordinated indenture generally permits a consolidation or merger between us and another entity. It also permits the sale, transfer or lease by us of all or substantially all of our property and assets. These transactions are permitted if:

•	the resulting or acquiring entity, if other than us, is organized and existing under the laws of a state of the United States or the District of Columbia or under federal law and assumes all of our responsibilities and liabilities under the junior subordinated indenture, including the payment of all amounts due on the debt securities and performance of the covenants in the junior subordinated indenture; and

•	immediately after the transaction, and giving effect to the transaction, no event of default under the junior subordinated indenture exists.

If we consolidate or merge with or into any other entity or sell, or lease or transfer all or substantially all of our assets according to the terms and conditions of the junior subordinated indenture, the resulting or acquiring entity will be substituted for us in such indenture with the same effect as if it had been an original party to the indenture. As a result, such successor entity may exercise our rights and powers under the junior subordinated indenture, in our name and, except in the case of a lease of all or substantially all of our properties, we will be released from all our liabilities and obligations under such indenture and under the junior subordinated debt securities.

Events of Default, Waiver and Notice

The junior subordinated indenture provides that the following are events of default relating to the junior subordinated debt securities:

•	default in the payment of the principal of, or premium, if any, on, any junior subordinated debt securities at maturity;

•	default for 30 days in the payment of any installment of interest on any junior subordinated debt securities;

•	default for 30 days after written notice in the performance of any other covenant in respect of the junior subordinated debt securities;

•	certain events in bankruptcy, insolvency or reorganization of Whitney; and

•	any other event of default that may be specified for the junior subordinated debt securities of that series when that series is created.

If an event of default under the junior subordinated indenture occurs and continues, the junior subordinated trustee or the holders of at least 25% in aggregate principal amount of the outstanding junior subordinated debt securities of that series may declare the entire principal and all accrued but unpaid interest of all debt securities of that series to be due and payable immediately. If the trustee or the holders of junior subordinated debt securities do not make such declaration, the holders of at least 25% in aggregate liquidation amount of the related trust preferred securities will have such right. If an event of default under the junior subordinated indenture occurs and continues, the property trustee may also declare the principal of and the interest on the corresponding junior subordinated debt security, and any other amounts payable under the junior subordinated indenture, to be due and payable and to enforce its other rights as a creditor with respect to the corresponding junior subordinated debt security.

If such a declaration occurs, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series of subordinated debt securities can, subject to conditions, rescind the declaration. If the holders of such series of junior subordinated debt securities rescind such declaration, the holders of at least a majority in aggregate liquidation amount of the related trust preferred securities will have such right.

The holders of a majority in aggregate principal amount of the outstanding junior subordinated debt securities of any series may, on behalf of all holders of that series, waive any past default, except:

•	a default in payment of principal or any premium or interest; or

•	a default under any provision of the junior subordinated indenture that itself cannot be modified or amended without the consent of the holder of each outstanding junior subordinated debt security of that series.

If the holders of junior subordinated debt securities fail to waive a default, the holders of a majority in aggregate liquidation amount of the related trust preferred securities will have such right.

The holders of a majority in aggregate principal amount of the junior subordinated debt securities of any series affected will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the junior subordinated trustee under the junior subordinated indenture.

We are required to file an officers’ certificate with the junior subordinated trustee each year that states that, to the knowledge of the certifying officers, no defaults exist under the terms of the junior subordinated indenture.

A holder of trust preferred securities may institute a direct action if we fail to make interest or other payments on the junior subordinated debt securities when due, taking account of any extension period. A direct action may be taken without first directing the property trustee to enforce the terms of the corresponding junior subordinated debt securities or suing us to enforce the property trustee’s rights under such junior subordinated debt securities. This right of direct action cannot be amended in a manner that would impair the rights of the holders of trust preferred securities thereunder without the consent of all holders of affected trust preferred securities.

Covenants Contained in Junior Subordinated Indenture

The junior subordinated indenture does not contain restrictions on our ability to:

•	incur, assume or become liable for any type of debt or other obligation;

•	create liens on our property for any purpose; or

•	pay dividends or make distributions on our capital stock or repurchase or redeem our capital stock, except as set forth under “— Restrictions on Certain Payments” above.

The junior subordinated indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the junior subordinated indenture does not contain any provisions that would require us to repurchase or redeem or modify the terms of any of the junior subordinated debt securities upon a change of control or other event involving us that may adversely affect the creditworthiness of such debt securities.

Distribution of Junior Subordinated Debt Securities

Under circumstances involving the dissolution of a trust, which will be discussed more fully in the applicable prospectus supplement, the junior subordinated debt securities will be distributed to the holders of the trust preferred securities in liquidation of that trust, provided that any required regulatory approval is obtained. See “Description of Trust Preferred Securities — Liquidation Distribution upon Dissolution.”

If the junior subordinated debt securities are distributed to the holders of the trust preferred securities, we will use our best efforts to have the junior subordinated debt securities listed on the Nasdaq Global Select Market or on such other national securities exchange or similar organization on which the trust preferred securities are then listed or quoted.

Modification of Junior Subordinated Indenture

Under the junior subordinated indenture, certain of our rights and obligations and certain of the rights of holders of the junior subordinated debt securities may be modified or amended with the consent of the holders of at least a majority in aggregate principal amount of the outstanding junior subordinated debt securities of all series of such debt securities affected by the modification or amendment, acting as one class. However, the following modifications and amendments will not be effective against any holder without that holder’s consent:

•	a change in the stated maturity date of any payment of principal or interest, including any additional interest (other than to the extent set forth in the applicable junior subordinated debt security);

•	a reduction in payments due on the junior subordinated debt securities;

•	a change in the place of payment or currency in which any payment on the junior subordinated debt securities is payable;

•	a limitation of a holder’s right to sue us for the enforcement of payments due on the junior subordinated debt securities;

•	a reduction in the percentage of outstanding junior subordinated debt securities required to consent to a modification or amendment of the junior subordinated indenture or required to consent to a waiver of compliance with certain provisions of such indenture or certain defaults under such indenture;

•	a reduction in the requirements contained in the junior subordinated indenture for a quorum or voting;

•	a limitation of a holder’s right, if any, to repayment of junior subordinated debt securities at the holder’s option;

•	in the case of junior subordinated debt securities convertible into common stock or preferred stock, a limitation of any right to convert such debt securities;

•	in the case of junior subordinated debt securities that are entitled to receive securities on an exchange date, an impairment of the right of the holder to receive other securities with a value equal to the principal amount of the junior subordinated debt securities of such series; and

•	a modification of any of the foregoing requirements contained in the subordinated indenture.

We may not modify the subordination provisions of the subordinated indenture in a manner that would adversely affect the holders of the outstanding senior debt (as described below under “— Subordination”) without the consent of the holders of all of the senior debt.

Under each of the indentures, we may make clarifications and certain other changes that would not adversely affect in any material respect holders of the debt securities without the consent of any holders of debt securities.

Under the junior subordinated indenture, the holders of at least a majority in aggregate principal amount of the outstanding junior subordinated debt securities of all series affected by a particular covenant or condition, acting as one class, may, on behalf of all holders of such series of debt securities, waive compliance by us with any covenant or condition contained in the junior subordinated indenture unless we specify that such covenant or condition cannot be so waived at the time we establish the series.

If the junior subordinated debt securities are held by a trust or the trustee of a trust, no modification may be made that adversely affects the holders of the related trust preferred securities, and no termination of the junior subordinated indenture may occur, and no waiver of any event of default or compliance with any covenant will be effective, without the prior consent of a majority in liquidation preference of trust preferred securities of such trust. If the consent of the holder of each outstanding junior subordinated debt security is required, no modification will be effective without the prior consent of each holder of related trust preferred securities.

We and the junior subordinated trustee may execute, without the consent of any holder of junior subordinated debt securities, any supplemental junior subordinated indenture for the purpose of creating any new series of junior subordinated debt securities.

Discharge, Defeasance and Covenant Defeasance

Defeasance and Discharge.

At the time that we establish a series of junior subordinated debt securities under the junior subordinated indenture, we can provide that the junior subordinated debt securities of that series will be subject to the defeasance and discharge provisions of that indenture. If we so provide, we will be discharged from our obligations on the junior subordinated debt securities of that series if:

•	we deposit with the junior subordinated trustee, in trust, sufficient money or, if the junior subordinated debt securities of that series are denominated and payable in U.S. dollars only, eligible instruments that will generate sufficient cash to pay the principal, any interest, any premium and any other sums due on the junior subordinated debt securities of that series, such as sinking fund payments, on the dates payments are due under the junior subordinated indenture and the terms of such junior subordinated debt securities;

•	we deliver to the junior subordinated trustee an opinion of counsel that states that the holders of the junior subordinated debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if no deposit had been made; and

•	if the junior subordinated debt securities of that series are listed on any domestic or foreign securities exchange, the junior subordinated debt securities will not be delisted as a result of the deposit.

When we use the term “eligible instruments” in this section, we mean monetary assets, money market instruments and securities that are payable in U.S. dollars only and are essentially risk free as to collection of principal and interest, including:

•	direct obligations of the United States backed by the full faith and credit of the United States; or

•	any obligation of a person controlled or supervised by and acting as an agency or instrumentality of the United States if the timely payment of the obligation is unconditionally guaranteed as a full faith and credit obligation by the United States.

In the event that we deposit money and/or eligible instruments in trust and discharge our obligations under a series of junior subordinated debt securities as described above, then:

•	the junior subordinated indenture, including the subordination provisions contained in the junior subordinated indenture, will no longer apply to the junior subordinated debt securities of that series; however, certain obligations to compensate, reimburse and indemnify the junior subordinated trustee, to register the transfer and exchange of junior subordinated debt securities, to replace lost, stolen or mutilated junior subordinated debt securities, to maintain paying agencies and the trust funds and to pay additional amounts, if any, required as a result of U.S. withholding taxes imposed on payments to non-U.S. persons, , and in certain cases U.S. persons, will continue to apply; and

•	holders of junior subordinated debt securities of that series may only look to the trust fund for payment of principal, any premium and any interest on the junior subordinated debt securities of that series.

Defeasance of Certain Covenants and Certain Events of Default.

At the time that we establish a series of junior subordinated debt securities under the junior subordinated indenture, we can provide that the junior subordinated debt securities of that series are subject to the covenant defeasance provisions of the junior subordinated indenture. If we so provide and we make the deposit and deliver the opinion of counsel described above in this section under the heading “— Discharge, Defeasance and Covenant Defeasance,” we will not have to comply with any covenant we designate when we establish the series of junior subordinated debt securities. In the event of a covenant defeasance, our obligations under the junior subordinated indenture and the junior subordinated debt securities, other than with respect to the covenants specifically referred to above, will remain in effect.

If we exercise our option not to comply with the covenants listed above and the junior subordinated debt securities of the series become immediately due and payable because an event of default under the junior subordinated indenture has occurred, other than as a result of an event of default specifically referred to above, the amount of money and/or eligible instruments on deposit with the junior subordinated trustee will be sufficient to pay the principal, any interest, any premium and any other sums, due on the debt securities of that series, such as sinking fund payments, on the date the payments are due under the junior subordinated indenture and the terms of the junior subordinated debt securities, but may not be sufficient to pay amounts due at the time of acceleration. However, we would remain liable for the balance of the payments.

Conversion or Exchange

The junior subordinated debt securities may be convertible or exchangeable into shares of our common stock, preferred stock, junior subordinated debt securities of another series or into trust preferred securities of another series, on the terms provided in the applicable prospectus supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at our option, in which case the number of shares of trust preferred securities or other securities to be received by the holders of junior subordinated debt securities would be calculated as of a time and in the manner stated in the applicable prospectus supplement.

Subordination

The junior subordinated debt securities will be subordinate to all of our existing and future senior debt, as defined below. For purposes of this prospectus, our senior debt includes the senior debt securities and our subordinated debt securities other than the junior subordinated debt securities and generally means:

•	any of our indebtedness for borrowed or purchased money, whether or not evidenced by bonds, debt securities, notes or other written instruments, our obligations under letters of credit, any of our indebtedness or other obligations with respect to commodity contracts, interest rate and currency swap agreements, cap, floor and collar agreements, currency spot and forward contracts, and other similar agreements or arrangements designed to protect against fluctuations in currency exchange or interest rates;

•	any guarantees, endorsements (other than by endorsement of negotiable instruments for collection in the ordinary course of business) or other similar contingent obligations in respect of obligations of others of a type described above, whether or not such obligations are classified as liabilities on a balance sheet prepared in accordance with accounting principles generally accepted in the United States of America, whether outstanding on the date of execution of the junior subordinated indenture or thereafter incurred, other than obligations expressly on a parity with or junior to the junior subordinated debt securities; and

•	the junior subordinated debt securities will rank in parity with obligations evidenced by debt securities, and guarantees in respect of those debt securities, initially issued to any trust, partnership or other entity affiliated with us, that is, directly or indirectly, our financing vehicle in connection with the issuance by such entity of capital securities or other similar securities.

If certain events in bankruptcy, insolvency or reorganization occur, we will first pay all senior debt, including any interest accrued after the events occur, in full before we make any payment or distribution, whether in cash, securities or other property, on account of the principal of or interest on the junior subordinated debt securities. In such an event, we will pay or deliver directly to the holders of senior debt any payment or distribution otherwise payable or deliverable to holders of the junior subordinated debt securities. We will make the payments to the holders of senior debt according to priorities existing among those holders until we have paid all senior debt, including accrued interest, in full. Notwithstanding the subordination provisions discussed in this paragraph, we may make payments or distributions on the junior subordinated debt securities as long as:

•	the payments or distributions consist of securities issued by us or another company in connection with a plan of reorganization or readjustment; and

•	payment on those securities is subordinate to outstanding senior debt and any securities issued with respect to senior debt under such plan of reorganization or readjustment at least to the same extent provided in the subordination provisions of the junior subordinated debt securities.

If such events in bankruptcy, insolvency or reorganization occur after we have paid in full all amounts owed on senior debt:

•	the holders of junior subordinated debt securities,

•	together with the holders of any of our other obligations ranking equal with those junior subordinated debt securities,

will be entitled to receive from our remaining assets any principal, premium or interest due at that time on the junior subordinated debt securities and such other obligations before we make any payment or other distribution on account of any of our capital stock or obligations ranking junior to those junior subordinated debt securities.

If we violate the junior subordinated indenture by making a payment or distribution to holders of the junior subordinated debt securities before we have paid all the senior debt in full, then the holders of the junior subordinated debt securities will be deemed to have received the payments or distributions in trust for the benefit of, and will have to pay or transfer the payments or distributions to, the holders of the senior debt securities outstanding at the time the holders of junior subordinated debt securities received such payment or distribution. The payment or transfer to the holders of the senior debt will be made according to the priorities existing among those holders. Notwithstanding the subordination provisions discussed in this paragraph, holders of junior subordinated debt securities will not be required to pay, or transfer payments or distributions to, holders of senior debt so long as:

•	the payments or distributions consist of securities issued by us or another company in connection with a plan of reorganization or readjustment; and

•	payment on those securities is subordinate to outstanding senior debt and any securities issued with respect to senior debt under such plan of reorganization or readjustment at least to the same extent as provided in the subordination provisions of those junior subordinated debt securities.

Because of the subordination provisions described above, if we become insolvent, holders of senior debt may receive more, ratably, and holders of the junior subordinated debt securities having a claim pursuant to those securities may receive less, ratably, than our other creditors. This type of subordination will not prevent an event of default from occurring under the junior subordinated indenture in connection with the junior subordinated debt securities.

We may modify or amend the junior subordinated indenture as provided under “— Modification and Waiver” above. However, the modification or amendment may not, without the consent of the holders of all senior debt outstanding, modify any of the provisions of the junior subordinated indenture relating to the subordination of the junior subordinated debt securities in a manner that would adversely affect the holders of senior debt.

The junior subordinated indenture places no limitation on the amount of senior debt that we may incur. We expect from time to time to incur additional indebtedness and other obligations constituting senior debt.

Governing Law

The junior subordinated indenture and the junior subordinated debt securities will be governed by, and construed in accordance with, the internal laws of the state of New York.

The Trustee

The junior subordinated trustee will have all of the duties and responsibilities specified under the Trust Indenture Act. Other than its duties in a case of default, the trustee is under no obligation to exercise any of the powers under the junior subordinated indenture at the request, order or direction of any holders of junior subordinated debt securities unless offered reasonable indemnification.

Our Relationship with the Trustees

The Bank of New York Mellon Trust Company, N.A. is initially serving as the trustee for our senior debt securities, our subordinated debt securities and our junior subordinated debt securities, as well as the trustee under the guarantee issued in connection with the issuance of trust preferred securities by the trusts. Consequently, if an actual or potential event of default occurs with respect to any of these securities, the trustee may be considered to have a conflicting interest for purposes of the Trust Indenture Act. In that case, the trustee may be required to resign under one or more of the indentures and we would be required to appoint a successor trustee. For this purpose, a “potential” event of default means an event that would be an event of default if the requirements for giving us default notice or for the default having to exist for a specific period of time were disregarded.

Correspondence between Junior Subordinated Debt Securities and Trust Preferred Securities

Whitney may issue one or more series of junior subordinated debt securities under the junior subordinated indenture with terms corresponding to the terms of a series of related trust preferred securities. In each such instance, concurrently with the issuance of a trust’s preferred securities, the trust will invest the proceeds from that issuance and the consideration paid by Whitney for the common securities in the series of corresponding junior subordinated debt securities issued by Whitney to the trust. Each series of corresponding junior subordinated debt securities will be in the principal amount equal to the aggregate stated liquidation amount of the related trust preferred securities and the common securities of such trust and will rank equally with all other series of junior subordinated debt securities. Holders of the related trust preferred securities for a series of corresponding junior subordinated debt securities will have the rights, in connection with modifications to the junior subordinated indenture or upon occurrence of an event of default described under “— Modification of Junior Subordinated Indenture,” “— Events of Default, Waiver and Notice” and “— Enforcement of Certain Rights by Holders of Trust Preferred Securities.”

Unless otherwise specified in the applicable prospectus supplement, if a tax event or an investment company event relating to a trust occurs and continues, we may, at our option, redeem the corresponding junior subordinated debt securities at any time within 90 days of the occurrence of such tax event or investment company event, as applicable, in whole but not in part, subject to the provisions of the junior subordinated indenture and whether or not such corresponding junior subordinated debt securities are then redeemable at our option.

The redemption price for any corresponding junior subordinated debt security will be equal to 100% of the principal amount of the corresponding junior subordinated debt securities then outstanding plus accrued and unpaid interest to the redemption date. As long as a trust is the holder of all the outstanding corresponding junior subordinated debt securities of a series, the proceeds of any redemption will be used by the trust to redeem the related trust preferred securities in accordance with their terms. We may not redeem a series of corresponding junior subordinated debt securities in part unless all accrued and unpaid interest has been paid in full on all outstanding corresponding junior subordinated debt securities of such series for all interest proceeds terminating on or before the date of redemption.

We will covenant, as to each series of corresponding junior subordinated debt securities:

•	directly or indirectly, to maintain 100% ownership of the common securities of the applicable trust unless a permitted successor succeeds to ownership of the common securities;

•	not to voluntarily terminate, wind up or liquidate any trust, except:

•	if so specified in the applicable prospectus supplement;

•	in connection with a distribution of corresponding junior subordinated debt securities to the holders of trust preferred securities in exchange therefor upon liquidation of such trust; or

•	in connection with certain mergers, consolidations or amalgamations permitted by the applicable trust agreement, in either such case, if so specified in the applicable prospectus supplement; and

•	to use our reasonable efforts, consistent with the terms and provisions of the applicable trust agreement, to cause such trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.

DESCRIPTION OF TRUST PREFERRED SECURITIES

We have summarized material terms and provisions of the trust preferred securities in this section. Before any trust issues preferred securities, its trust agreement will be amended and restated in its entirety substantially in the form filed, which is incorporated by reference as an exhibit to our registration statement. Each trust agreement will be qualified as an indenture under the Trust Indenture Act. Each trust may issue only one series of trust preferred securities. The property trustee, The Bank of New York Mellon Trust Company, N.A., will act as trustee for each series of trust preferred securities under the applicable trust agreement for purposes of compliance with the provisions of the Trust Indenture Act. The terms of each series of trust preferred securities will include those stated in the applicable trust agreement and those made part of such trust agreement by the Trust Indenture Act.

Each trust agreement authorizes the trustees of a trust to issue trust preferred securities on behalf of such trust. The trust preferred securities represent undivided beneficial interests in the assets of such trust. We will own, directly or indirectly, all of a trust’s common securities. The common securities rank equally, and payments will be made on a pro rata basis, with the trust preferred securities, except in certain events of default as described below.

The trust agreement does not permit a trust to issue any securities other than the trust preferred securities or to incur any indebtedness. Under each trust agreement, the property trustee will own the junior subordinated debt securities purchased by such trust for the benefit of the holders of the trust preferred securities.

The guarantee agreement we execute for the benefit of the holders of trust preferred securities will be a guarantee on a subordinated basis with respect to the related trust preferred securities but will not guarantee payment of distributions or amounts payable on redemption or liquidation of such trust preferred securities when a trust does not have funds on hand available to make such payments. See “Description of Guarantees.”

Distributions

Distributions on each series of trust preferred securities will:

•	be cumulative;

•	accumulate from the date of original issuance; and

•	be payable on the dates specified in the applicable prospectus supplement.

If any date on which distributions are payable on the trust preferred securities is not a business day, then, except as set forth in the next sentence, payment of the distribution will be made on the next succeeding business day, and without any interest or other payment in respect to any such delay. If such next succeeding business day is in the next calendar year, payment of the distribution will be made on the immediately preceding business day. Each date on which distributions are payable in accordance with the foregoing is referred to as a “distribution date.” The term “distribution” includes any interest payable on unpaid distributions unless otherwise stated. Unless otherwise specified in the applicable prospectus supplement, a “business day” is a day other than a Saturday, a Sunday, or any other day on which banking institutions in New York, New York are authorized or required by law or executive order to remain closed.

The amount of distributions payable for any period will be computed on the basis of a 360-day year of 12 30-day months. The amount of distributions payable for any period shorter than a full quarterly period will be computed on the basis of the actual number of days elapsed in a 360-day year of 12 30-day months. Distributions to which holders of trust preferred securities are entitled but are not paid will accumulate additional distributions at the annual rate, if any, specified in the applicable prospectus supplement.

If provided in the applicable prospectus supplement, we will have the right under the junior subordinated indenture and the corresponding junior subordinated debt securities to defer the payment of interest on any series of the corresponding junior subordinated debt securities for up to a number of consecutive interest payment periods that will be specified in the prospectus supplement relating to such series. We refer to this period as an “extension period.” No extension period may extend beyond the stated maturity of the corresponding junior subordinated debt securities.

As a consequence of any such deferral, distributions on the related trust preferred securities would be deferred by the applicable trust during any extension period, but would continue to accumulate additional distributions at the annual rate set forth in the prospectus supplement for such trust preferred securities. If we exercise our deferral right, then during any extension period, we may not:

•	make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank on a parity in all respects with or junior to the junior subordinated debt securities of such series or make any guarantee payment if such guarantee ranks equally with or junior to the junior subordinated debt securities; or

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of our capital stock other than:

•	any repurchase, redemption or other acquisition of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or stockholder stock purchase plan or in connection with the issuance of our capital stock, or securities convertible into or exercisable for our capital stock, as consideration in an acquisition transaction entered into before the applicable extension period;

•	any exchange or conversion of any class or series of our capital stock or any capital stock of our subsidiaries, for any class or series of our capital stock, or of any class or series of our indebtedness for any class or series of our capital stock;

•	any purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged;

•	any declaration of a dividend in connection with any rights plan, or the issuance of rights, stock or other property under any rights plan, or the redemption or repurchase of rights pursuant thereto;

•	any dividend in the form of capital stock on capital stock; or

•	payments by us under any guarantee agreement executed for the benefit of the trust preferred securities.

The funds of each trust available for distribution to holders of its trust preferred securities will be limited to payments under the corresponding junior subordinated debt securities in which such trust invests the proceeds from the issuance and sale of its trust preferred securities. See “Description of Junior Subordinated Debt Securities — Correspondence Between Junior Subordinated Debt Securities and Trust Preferred Securities.” If we do not make interest payments on the corresponding junior subordinated debt securities, the property trustee will not have funds available to pay distributions on the related trust preferred securities. To the extent each trust has funds legally available for the payment of such distributions and cash sufficient to make such payments, the payment of distributions is guaranteed by us on the basis set forth under “Description of Guarantees.”

Distributions on applicable trust preferred securities will be payable to the holders of such securities as they appear on the register of the applicable trust on the relevant record dates. As long as the applicable trust preferred securities remain in book-entry form, the record date will be one business day before the relevant date of distribution. If any trust preferred securities are not in book-entry form, the relevant record date for such trust preferred securities will be at least 15 days prior to the relevant date of distribution.

Redemption or Exchange

Mandatory Redemption.

Upon the repayment or redemption, in whole or in part, of any corresponding junior subordinated debt securities, whether at stated maturity or upon earlier redemption as provided in the junior subordinated indenture, the property trustee will apply the proceeds from such repayment or redemption to redeem a like amount, as defined below, of the related trust preferred securities, upon not less than 30 nor more than 60 days’ notice. The redemption price will equal the aggregate liquidation amount of such trust preferred securities, as defined below, plus accumulated but unpaid distributions to the date of redemption and the related amount of the premium, if any, paid by us upon the concurrent redemption of such corresponding junior subordinated debt securities. See “Description of Junior Subordinated Debt Securities — Redemption.” If less than all of any series of corresponding junior subordinated debt securities are to be repaid or redeemed on a redemption date, then the proceeds from such repayment or redemption will be allocated pro rata to the redemption of the related trust preferred securities and common securities, except as set forth under “— Ranking of Common Securities of the Trusts.” The amount of premium, if any, paid by us upon the redemption of all or any part of any series of any corresponding junior subordinated debt securities to be repaid or redeemed on a redemption date will be allocated pro rata to the redemption of the related trust preferred securities and common securities, except as set forth under “— Ranking of Common Securities of the Trusts.”

We will have the right to redeem any series of corresponding junior subordinated debt securities:

•	on or after such date as may be specified in the applicable prospectus supplement, in whole at any time or in part from time to time; or

•	at any time, in whole, but not in part, upon the occurrence of a tax event or investment company event. See “Description of Junior Subordinated Debt Securities — Redemption.”

Distribution of Corresponding Junior Subordinated Debt Securities.

We will have the right at any time to dissolve a trust and cause the junior subordinated debt securities to be distributed to the holders of the related trust preferred securities. Upon dissolution of the trust and after satisfaction of the liabilities of creditors of such trust as provided by applicable law, the corresponding junior subordinated debt securities in respect of the related trust preferred securities and common securities issued by such trust will be distributed to the holders of such related trust preferred securities and common securities in exchange therefor.

After the liquidation date fixed for any distribution of corresponding junior subordinated debt securities for any series of related trust preferred securities:

•	the series of trust preferred securities will no longer be deemed to be outstanding;

•	the depositary or its nominee, as the record holder of the series of trust preferred securities, will receive a registered global certificate or certificates representing the corresponding junior subordinated debt securities to be delivered upon such distribution; and

•	any certificates representing the series of trust preferred securities not held by The Depository Trust Company, or “DTC,” or its nominee will be deemed to represent the corresponding junior subordinated debt securities having a principal amount equal to the stated liquidation amount of the series of trust preferred securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid distributions on the series of trust preferred securities until the certificates are presented to the administrative trustees or their agent for transfer or reissuance.

Tax Event or Investment Company Event.

Within 90 days after any tax event or investment company event in respect of a series of trust preferred securities and common securities that occurs and continues, we will have the right to redeem the corresponding junior subordinated debt securities in whole, but not in part, and thereby cause a mandatory redemption of the related trust preferred securities and common securities in whole, but not in part, at the redemption price. In the event a tax event or investment company event in respect of a series of trust preferred securities and common securities occurs or continues, and we do not elect to redeem the corresponding junior subordinated debt securities and thereby cause a mandatory redemption of the related trust preferred securities and common securities or to dissolve the related trust and cause the corresponding junior subordinated debt securities to be distributed to holders of such trust preferred securities and common securities in exchange therefor upon liquidation of the trust as described below, the related trust preferred securities will remain outstanding.

“Like amount” means:

•	with respect to a redemption of any series of trust preferred securities, trust preferred securities of such series having a liquidation amount equal to that portion of the principal amount of corresponding junior subordinated debt securities to be contemporaneously redeemed in accordance with the junior subordinated indenture, the proceeds of which will be used to pay the redemption price of such trust preferred securities; and

•	with respect to a distribution of corresponding junior subordinated debt securities to holders of any series of trust preferred securities in exchange therefor in connection with a dissolution of a trust, corresponding junior subordinated debt securities having a principal amount equal to the liquidation amount of the trust preferred securities of the holder to whom such corresponding junior subordinated debt securities would be distributed.

“Liquidation amount” means the stated amount per trust security as set forth in the applicable prospectus supplement.

We cannot assure you as to the market prices for the trust preferred securities or the corresponding junior subordinated debt securities that may be distributed in exchange for trust preferred securities if a dissolution and liquidation of a trust were to occur. Accordingly, the trust preferred securities that an investor may purchase, or the corresponding junior subordinated debt securities that the investor may receive on dissolution and liquidation of such trust, may trade at a discount to the price that the investor paid to purchase the trust preferred securities.

Redemption Procedures

Trust preferred securities redeemed on each redemption date will be redeemed at the redemption price with the applicable proceeds from the contemporaneous redemption of the corresponding junior subordinated debt securities.

Redemptions of trust preferred securities will be made and the redemption price will be payable on each redemption date only to the extent that the applicable trust has funds on hand available for the payment of such redemption price. See also “— Subordination of Common Securities.”

If a trust gives a notice of redemption of its trust preferred securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are available, the property trustee will deposit irrevocably with DTC funds sufficient to pay the applicable redemption price and will give DTC irrevocable instructions and authority to pay the redemption price to the holders of the trust preferred securities that are to be redeemed. If the trust preferred securities are no longer in book-entry form, the property trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the trust preferred securities funds sufficient to pay the applicable redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders thereof upon surrender of their certificates evidencing the trust preferred securities.

Notwithstanding the foregoing, distributions payable on or before the redemption date for any trust preferred securities called for redemption will be payable to the holders of the trust preferred securities on the relevant record dates for the related distribution dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit:

•	all rights of the holders of the trust preferred securities that are to be redeemed will cease, except the right of the holders of such trust preferred securities to receive the redemption price on the redemption date, but without interest on such redemption price; and

•	such trust preferred securities will cease to be outstanding.

If any date fixed for redemption of trust preferred securities is not a business day, then payment of the redemption price will be made on the next succeeding business day, without any interest or any other payment in respect of any such delay, except that, if such business day falls in the next calendar year, such payment will be made on the immediately preceding business day. If payment of the redemption price in respect of trust preferred securities called for redemption is improperly withheld or refused and not paid either by the applicable trust or by us pursuant to the guarantee described under “Description of Guarantees,” distributions on the trust preferred securities will continue to accrue at the then-applicable rate, from the redemption date originally established by such trust for such trust preferred securities to the date such redemption price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

Payment of the redemption price on trust preferred securities and any distribution of corresponding junior subordinated debt securities to holders of the related trust preferred securities will be made to the applicable record holders as they appear on the register for the trust preferred securities on the relevant record date, which will be one business day before the relevant redemption date or liquidation date, as applicable. However, if any trust preferred securities are not in book-entry form, the relevant record date for such trust preferred securities will be a date at least one day before the redemption date or liquidation date, as applicable.

If less than all of the trust preferred securities and common securities issued by a trust are to be redeemed on a redemption date, then the aggregate liquidation amount of the trust preferred securities and common securities to be redeemed will be allocated pro rata to the trust preferred securities and the common securities based upon the relative liquidation amounts of such classes. The property trustee will select the particular trust preferred securities to be redeemed on a pro rata basis not more than 60 days before the redemption date from the outstanding trust preferred securities not previously called for redemption, using any method that the property trustee deems fair and appropriate, including the selection for redemption of portions of the liquidation amount of trust preferred securities in the minimum amounts that are specified in the applicable prospectus supplement. The property trustee shall promptly notify the trust registrar in writing of the trust preferred securities selected for redemption and the liquidation amount to be redeemed. For all purposes of the applicable trust agreement, unless the context otherwise requires, all provisions relating to the redemption of trust preferred securities will relate, in the case of any trust preferred securities redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of trust preferred securities that has been or is to be redeemed.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to the registered address of each holder of trust preferred securities to be redeemed.

Subject to applicable law, including, without limitation, United States federal securities law, we or our subsidiaries may at any time and from time to time purchase outstanding trust preferred securities by tender, in the open market or by private agreement.

Ranking of Common Securities of the Trusts

Payment of distributions on, and the redemption price of, a trust’s trust preferred securities and common securities, as applicable, will be made pro rata based on the liquidation amount of such trust preferred securities and common securities, except that upon certain events of default under the applicable trust agreement relating to payment defaults on the corresponding junior subordinated debt securities, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities.

In the case of any event of default under a trust agreement resulting from an event of default under the junior subordinated indenture, we, as holder of a trust’s common securities, will be deemed to have waived any right to act with respect to any such event of default under such trust agreement until the effect of all such events of default with respect to such trust preferred securities have been cured, waived or otherwise eliminated. Until all events of default under such trust agreement with respect to such trust preferred securities have been so cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of such trust preferred securities and not on our behalf, and only the holders of such trust preferred securities will have the right to direct the property trustee to act on their behalf.

Liquidation Distribution upon Dissolution

Pursuant to a trust agreement, a trust will automatically dissolve upon the expiration of its term and will dissolve on the first to occur of:

•	certain events of our bankruptcy, dissolution or liquidation;

•	the distribution of a like amount of the corresponding junior subordinated debt securities to the holders of its trust preferred securities, if we, as holder of common securities, have given written direction to the property trustee to dissolve the trust;

•	redemption of all of its trust preferred securities as described under “— Redemption or Exchange— Mandatory Redemption”; and

•	the entry of an order for the dissolution of the trust by a court of competent jurisdiction.

Except as set forth in the next sentence, if an early dissolution occurs as described above, the trustees will liquidate the trust as expeditiously as possible by distributing, after satisfaction of liabilities to creditors of the trust as provided by applicable law, to the holders of the trust preferred securities a like amount of the corresponding junior subordinated debt securities. If the property trustee determines that such distribution is not practical or if the early dissolution occurs as a result of the redemption of the trust preferred securities, then the holders will be entitled to receive out of the assets of such trust available for distribution to holders and after satisfaction of liabilities to creditors of the trust as provided by applicable law, an amount equal to the aggregate liquidation amount plus accrued and unpaid distributions to the date of payment. If the trust has insufficient assets available to pay in full such aggregate liquidation distribution, then the amounts payable directly by the trust on its trust preferred securities will be paid on a pro rata basis. The holder(s) of the trust’s common securities will be entitled to receive distributions upon any such liquidation pro rata with the holders of its trust preferred securities, except as set forth under “— Ranking of Common Securities of the Trusts.”

Events of Default; Notice

Unless specified otherwise in the applicable prospectus supplement, any one of the following events will constitute an event of default under the applicable trust agreement, or a “trust event of default,” regardless of the reason for such event of default and of whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

•	the occurrence of an event of default under the junior subordinated indenture with respect to the corresponding junior subordinated debt securities held by the trust (see “Description of Junior Subordinated Debt Securities — Events of Default”);

•	the default by the property trustee in the payment of any distribution on any trust preferred security of the related trust when the distribution becomes due and payable, and continuation of such default for a period of 30 days;

•	the default by the property trustee in the payment of any redemption of any trust preferred security of the trust when the redemption price becomes due and payable;

•	the failure to perform or the breach, in any material respect, of any other covenant or warranty of the trustees in the applicable trust agreement for 30 days after the defaulting trustee or trustees has received written notice of the failure to perform or breach of warranty in the manner specified in the trust agreement; or

•	the occurrence of certain events of bankruptcy or insolvency with respect to the property trustee and our failure to appoint a successor property trustee within 90 days.

Within 10 days after the occurrence of any event of default actually known to the property trustee, the property trustee will transmit notice of such event of default to the holders of the trust preferred securities, the administrative trustees and to us, as depositor, unless such event of default shall have been cured or waived. We, as depositor, and the administrative trustees are required to file annually with the property trustee a certificate as to whether or not we or they are in compliance with all the conditions and covenants applicable to us and to them under the trust agreement.

The existence of an event of default under the junior subordinated indenture with respect to the corresponding junior subordinated debt securities does not entitle the holders of the related trust preferred securities to accelerate the maturity of such debt securities.

Removal of Trustees

Unless an event of default under the junior subordinated indenture shall have occurred and be continuing, the property trustee and/or the Delaware trustee may be removed at any time by us as the holder of the common securities.

The property trustee and the Delaware trustee may be removed by the holders of a majority in liquidation amount of the outstanding related trust preferred securities for cause or if an event of default under the junior subordinated indenture has occurred and is continuing. In no event will the holders of such trust preferred securities have the right to vote to appoint, remove or replace the administrative trustees, which voting rights are vested exclusively in us, as the holder of the common securities. No resignation or removal of a trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the trust agreement.

Co-Trustees and Separate Property Trustee

Unless an event of default shall have occurred and be continuing, at any time or from time to time, for the purpose of meeting the legal requirements of the Trust Indenture Act or the laws of any jurisdiction in which any part of the trust property may at the time be located, we, as the holder of the common securities, and the administrative trustees shall have the power to appoint one or more persons either to act as a co-trustee, jointly with the property trustee, of all or any part of such trust property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of such trust agreement. If an event of default under the junior subordinated indenture has occurred and is continuing, the property trustee alone shall have power to make such appointment.

Merger or Consolidation of Trustees

Any person into which the property trustee, the Delaware trustee or any administrative trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any person resulting from any merger, conversion or consolidation to which such trustee shall be a party, or any person succeeding to all or substantially all the corporate trust business of such trustee, shall be the successor of such trustee under the trust agreement, provided such person shall be otherwise qualified and eligible.

Mergers, Consolidation, Amalgamations or Replacements of the Trusts

A trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to us or any other person, except as described below, as described in “Liquidation Distribution upon Dissolution” or as otherwise described in the applicable trust agreement. Such trust may, at our request, with the consent of the administrative trustees but without the consent of the holders of the applicable trust preferred securities, the property trustee or the Delaware trustee, merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, a trust organized as such under the laws of any state if:

•	the successor entity either:

•	expressly assumes all of the obligations of the trust with respect to the trust preferred securities; or

•	substitutes for the trust preferred securities other securities having substantially the same terms as the trust preferred securities, or the successor securities, so long as the successor securities rank the same as the trust preferred securities in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

•	we expressly appoint a trustee of the successor entity possessing the same powers and duties as the property trustee as the holder of the corresponding junior subordinated debt securities;

•	the successor securities are listed or will be listed upon notification of issuance on any national securities exchange or other organization on which the trust preferred securities are then listed, if any;

•	the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the trust preferred securities to be downgraded by any nationally recognized statistical rating organization;

•	the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities, including any successor securities, in any material respect;

•	the successor entity has a purpose substantially identical to that of the trust;

•	prior to the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, we have received an opinion from independent counsel to such trust experienced in such matters to the effect that:

•	the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities, including any successor securities, in any material respect; and

•	following the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the trust nor the successor entity will be required to register as an investment company under the Investment Company Act; and

•	we or any permitted successor or assignee owns all of the common securities of the successor entity and guarantees the obligations of the successor entity under the successor securities at least to the extent provided by the guarantee.

Notwithstanding the foregoing, a trust may not, except with the consent of holders of 100% in liquidation amount of its trust preferred securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if the consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

Voting Rights; Amendment of the Trust Agreement

Except as provided below and under “Description of Guarantees — Amendments and Assignment” and as otherwise required by law and the applicable trust agreement, the holders of trust preferred securities will have no voting rights.

We and the administrative trustees may amend a trust agreement without the consent of the holders of its trust preferred securities, unless the amendment will adversely affect in any material respect the interests of any holder of trust preferred securities, to:

•	cure any ambiguity, correct or supplement any provisions in such trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under such trust agreement, which may not be inconsistent with the other provisions of the trust agreement; or

•	modify, eliminate or add to any provisions of the trust agreement to such extent as shall be necessary to ensure that such trust will be classified for United States federal income tax purposes as a grantor trust at all times that any trust preferred securities are outstanding or to ensure that such trust will not be required to register as an “investment company” under the Investment Company Act.

Any such amendments will become effective when notice thereof is given to the holders of trust preferred securities.

We and the administrative trustees may amend a trust agreement with:

•	the consent of holders representing not less than a majority, based upon liquidation amounts, of the outstanding trust preferred securities; and

•	receipt by the trustees of an opinion of counsel to the effect that the amendment or the exercise of any power granted to the trustees in accordance with such amendment will not affect the trust’s status as a grantor trust for United States federal income tax purposes or the trust’s exemption from status as an “investment company” under the Investment Company Act.

Without the consent of each holder of trust preferred securities, a trust agreement may not be amended to:

•	change the amount or timing of any distribution required to be made in respect of the trust preferred securities held by such holder as of a specified date; or

•	restrict the right of a holder of trust preferred securities to institute a suit for the enforcement of any such payment on or after such date.

So long as the property trustee holds any corresponding junior subordinated debt securities, the trustees may not, without obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding trust preferred securities:

•	direct the time, method and place of conducting any proceeding for any remedy available to the junior subordinated debt trustee, or executing any trust or power conferred on the property trustee with respect to the corresponding junior subordinated debt securities;

•	waive any past default that is waivable under the junior subordinated indenture;

•	exercise any right to rescind or annul a declaration that the principal of all the corresponding junior subordinated debt securities is due and payable; or

•	consent to any amendment, modification or termination of the junior subordinated indenture or such corresponding junior subordinated debt securities, where such consent shall be required.

If a consent under the junior subordinated indenture would require the consent of each holder of corresponding junior subordinated debt securities affected thereby, no such consent may be given by the property trustee without the prior consent of each holder of the corresponding trust preferred securities. The trustees may not revoke any action previously authorized or approved by a vote of the holders of the trust preferred securities except by subsequent vote of the holders of the trust preferred securities. The property trustee will notify each holder of the trust preferred securities of any notice of default with respect to the corresponding junior subordinated debt securities. In addition to obtaining the foregoing approvals of the holders of the trust preferred securities, before taking any of the foregoing actions, the trustees will obtain an opinion of counsel experienced in such matters to the effect that such action would not cause the related trust to be classified as other than a grantor trust for United States federal income tax purposes.

Any required approval of holders of trust preferred securities may be given at a meeting of holders of trust preferred securities convened for such purpose or pursuant to written consent. The property trustee will cause a notice of any meeting at which holders of trust preferred securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of trust preferred securities in the manner set forth in the applicable trust agreement.

No vote or consent of the holders of trust preferred securities will be required for a trust to redeem and cancel its trust preferred securities in accordance with the applicable trust agreement.

Notwithstanding that holders of trust preferred securities are entitled to vote or consent under any of the circumstances described above, any of the trust preferred securities that are owned by us or our affiliates or the trustees or any of their affiliates, shall, for purposes of such vote or consent, be treated as if they were not outstanding.

Payment and Paying Agent

Payments on the trust preferred securities shall be made to the depositary, which shall credit the relevant accounts at the depositary on the applicable distribution dates. If any trust preferred securities are not held by the depositary, such payments shall be made by check mailed to the address of the holder as such address shall appear on the register.

Unless otherwise specified in the applicable prospectus supplement, the paying agent shall initially be The Bank of New York Mellon Trust Company, N.A., and any co-paying agent chosen by the property trustee and acceptable to us and to the administrative trustees. The paying agent shall be permitted to resign as paying agent upon 30 days’ written notice to us and to the property trustee. In the event that The Bank of New York Mellon Trust Company, N.A. shall no longer be the paying agent, the administrative trustees will appoint a successor to act as paying agent, which will be a bank or trust company acceptable to the administrative trustees and to us.

Registrar and Transfer Agent

Unless otherwise specified in the applicable prospectus supplement, The Bank of New York Mellon Trust Company, N.A. will act as registrar and transfer agent for the trust preferred securities.

Registration of transfers of trust preferred securities will be effected without charge by or on behalf of the applicable trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. A trust will not be required to register or cause to be registered the transfer of its trust preferred securities after such trust preferred securities have been called for redemption.

Information Concerning the Property Trustee

Other than during the occurrence and continuance of an event of default, the property trustee undertakes to perform only the duties that are specifically set forth in the applicable trust agreement. After an event of default, the property trustee must exercise the same degree of care and skill as a prudent individual would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee is under no obligation to exercise any of the powers vested in it by the applicable trust agreement at the request of any holder of trust preferred securities unless it is offered indemnity satisfactory to it by such holder against the costs, expenses and liabilities that might be incurred. If no event of default has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous provisions in such trust agreement or is unsure of the application of any provision of such trust agreement, and the matter is not one upon which holders of trust preferred securities are entitled under the applicable trust agreement to vote, then the property trustee will take any action that we direct. If we do not provide direction, the property trustee may take any action that it deems advisable and in the best interests of the holders of the trust preferred securities and will have no liability except for its own bad faith, negligence or willful misconduct.

We and our affiliates maintain certain accounts and other banking relationships with the property trustee and its affiliates in the ordinary course of business.

Trust Expenses

Pursuant to the applicable trust agreement, we, as depositor, agree to pay:

•	all debts and other obligations of the applicable trust (other than with respect to the trust preferred securities);

•	all costs and expenses of the trust, including costs and expenses relating to the organization of the trust, the fees and expenses of the trustees and the cost and expenses relating to the operation of the trust; and

•	any and all taxes and costs and expenses with respect thereto, other than United States withholding taxes, to which the trust might become subject.

Governing Law

The trust agreements will be governed by and construed in accordance with the laws of the state of Delaware.

Miscellaneous

The administrative trustees are authorized and directed to conduct the affairs of and to operate the applicable trust in such a way that it will not be required to register as an “investment company” under the Investment Company Act or characterized as other than a grantor trust for United States federal income tax purposes. The administrative trustees are authorized and directed to conduct their affairs so that the corresponding junior subordinated debt securities will be treated as our indebtedness for United States federal income tax purposes.

In this connection, we and the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the applicable trust or the applicable trust agreement, that we and the administrative trustees determine to be necessary or desirable to achieve such end, as long as such action does not materially and adversely affect the interests of the holders of the applicable trust preferred securities.

Holders of the trust preferred securities have no preemptive or similar rights.

No trust may borrow money or issue debt or mortgage or pledge any of its assets.

DESCRIPTION OF COMMON SECURITIES OF THE TRUSTS

In connection with the issuance of trust preferred securities, the applicable trust will issue one series of common securities. The prospectus supplement relating to an issuance of trust preferred securities will specify the terms of the related common securities, including distribution, redemption, voting and liquidation rights. Except for voting rights, the terms of the common securities will be substantially identical to the terms of the trust preferred securities, except in certain events of default as described above. The common securities will rank equally, and payments will be made on the common securities pro rata, with the trust preferred securities, except as set forth under “Description of Trust Preferred Securities — Ranking of Common Securities of the Trusts.” Except in limited circumstances, the common securities of a trust carry the right to vote to appoint, remove or replace any of the trustees of that trust. We will own, directly or indirectly, all of the common securities of the trusts.

DESCRIPTION OF GUARANTEES

Set forth below is a summary of information concerning the guarantee that we will execute and deliver for the benefit of the holders of trust preferred securities when a trust issues trust preferred securities. Each trust preferred securities guarantee will be qualified as an indenture under the Trust Indenture Act. The Bank of New York Mellon Trust Company, N.A. will act as the guarantee trustee for purposes of the Trust Indenture Act. The guarantee trustee will hold the trust preferred securities guarantee for the benefit of the holders of the trust preferred securities.

General

Under the trust preferred securities guarantee, we will irrevocably and unconditionally agree to pay in full to the holders of the trust preferred securities, except to the extent paid by the applicable trust, as and when due, regardless of any defense, right of set-off or counterclaim that such trust may have or assert, the following payments, which are referred to as “guarantee payments,” without duplication:

•	any accumulated and unpaid distributions that are required to be paid on trust preferred securities, to the extent the related trust has funds available for distributions;

•	the redemption price, plus all accrued and unpaid distributions relating to any trust preferred securities called for redemption by the trust, to the extent the trust has funds available for redemptions; and

•	upon a voluntary or involuntary dissolution, winding-up or termination of the trust, other than in connection with the distribution of junior subordinated debt securities to the holders of trust preferred securities or the redemption of all of the trust preferred securities, the lesser of:

•	the aggregate of the liquidation amount and all accrued and unpaid distributions on the trust preferred securities to the date of payment; and

•	the amount of assets of the trust remaining for distribution to holders of the trust preferred securities in liquidation of the trust.

The redemption price and liquidation amount will be fixed at the time the trust preferred securities are issued.

Our obligation to make a guarantee payment may be satisfied by direct payment of the required amounts to the holders of trust preferred securities or by causing the applicable trust to pay such amounts to such holders.

The trust preferred securities guarantee will not apply to any payment of distributions except to the extent a trust shall have funds legally available for such payments. If we do not make interest payments on the junior subordinated debt securities purchased by a trust, the trust will not pay distributions on the trust preferred securities and will not have funds available for such payments. See “— Status of the Trust Preferred Securities Guarantees.” Because we are a holding company, our rights to participate in the assets of any of our subsidiaries upon the subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary. Unless otherwise specified in the applicable prospectus supplement, the trust preferred securities guarantees do not limit the incurrence or issuance by us of other secured or unsecured debt.

The trust preferred securities guarantee, when taken together with our obligations under the junior subordinated debt securities, the junior subordinated indenture and the applicable trust agreement, including our obligations to pay costs, expenses, debts and liabilities of the applicable trust, other than those relating to trust preferred securities, will provide a full and unconditional guarantee on a subordinated basis of payments due on the trust preferred securities.

We have also agreed separately to irrevocably and unconditionally guarantee the obligations of each trust with respect to the common securities to the same extent as the trust preferred securities guarantees.

Status of the Trust Preferred Securities Guarantees

The trust preferred securities guarantee will be unsecured and will rank:

•	subordinate and junior in right of payment to all of our other liabilities in the same manner as the junior subordinated debt securities as set forth in the junior subordinated indenture; and

•	equally with all other trust preferred security guarantees that we issue.

The trust preferred securities guarantee will constitute a guarantee of payment and not of collection, which means that the guaranteed party may sue the guarantor to enforce its rights under the trust preferred securities guarantee without suing any other person or entity. The trust preferred securities guarantee will be held for the benefit of the holders of the related trust preferred securities. The trust preferred securities guarantee will be discharged only by payment of the guarantee payments in full to the extent not paid by the trust or upon the junior subordinated debt securities.

Amendments and Assignment

The trust preferred securities guarantee may be amended only with the prior approval of the holders of not less than a majority in aggregate liquidation amount of the outstanding relevant trust preferred securities. No vote will be required, however, for any changes that do not adversely affect the rights of holders of such trust preferred securities in any material respect. All guarantees and agreements contained in the trust preferred securities guarantee will bind our successors, assignees, receivers, trustees and representatives and will be for the benefit of the holders of the trust preferred securities then outstanding.

Termination of the Trust Preferred Securities Guarantees

A trust preferred securities guarantee will terminate upon full payment of the redemption price of all related trust preferred securities, upon distribution of the corresponding junior subordinated debt securities to the holders of the related trust preferred securities or upon full payment of the amounts payable in accordance with the applicable trust agreement upon liquidation of the applicable trust. A trust preferred securities guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of related trust preferred securities must repay any sums paid under the related trust preferred securities or the trust preferred securities guarantee.

Events of Default

An event of default under the trust preferred securities guarantee will occur if we fail to perform any payment or other obligation under the trust preferred securities guarantee.

The holders of a majority in liquidation amount of the related trust preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the applicable trust preferred securities guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the trust preferred securities guarantee. Any holder of related trust preferred securities may institute a legal proceeding directly against us to enforce the guarantee trustee’s rights and our obligations under the applicable trust preferred securities guarantee, without first instituting a legal proceeding against such trust, the guarantee trustee or any other person or entity.

As guarantor, we are required to file annually with the guarantee trustee a certificate as to whether or not we are in compliance with all applicable conditions and covenants under the trust preferred securities guarantee.

Information Concerning the Guarantee Trustee

Prior to the occurrence of a default relating to a trust preferred securities guarantee, the trust preferred securities guarantee trustee is required to perform only the duties that are specifically set forth in such trust preferred securities guarantee. Following the occurrence of a default, the guarantee trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Provided that the foregoing requirements have been met, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the trust preferred securities guarantee at the request of any holder of trust preferred securities, unless offered indemnity satisfactory to it against the costs, expenses and liabilities that might be incurred thereby.

We and our affiliates maintain certain accounts and other banking relationships with the guarantee trustee and its affiliates in the ordinary course of business.

Governing Law

The trust preferred securities guarantees will be governed by and construed in accordance with the internal laws of the state of New York.

RELATIONSHIP AMONG TRUST PREFERRED SECURITIES, CORRESPONDING JUNIOR
SUBORDINATED DEBT SECURITIES AND GUARANTEES

As set forth in the applicable trust agreement, the sole purpose of a trust is to issue the trust preferred securities and common securities and to invest the proceeds in the corresponding junior subordinated debt securities.

As long as payments of interest and other payments are made when due on the applicable series of junior subordinated debt securities, those payments will be sufficient to cover the distributions and payments due on the related trust preferred securities. This is due to the following factors:

•	the aggregate principal amount of the junior subordinated debt securities will be equal to the sum of the aggregate stated liquidation amount of the trust preferred securities;

•	the interest rate and the interest and other payment dates on the junior subordinated debt securities will match the distribution rate and distribution and other payment dates for the trust preferred securities;

•	under the junior subordinated indenture, we will pay, and the applicable trust will not be obligated to pay, directly or indirectly, all costs, expenses, debts and obligations of the trust, other than those relating to the trust preferred securities; and

•	the applicable trust agreement further provides that the trustees may not cause or permit the trust to engage in any activity that is not consistent with the purposes of the trust.

To the extent that funds are available, we guarantee payments of distributions and other payments due on trust preferred securities to the extent described in this prospectus. If we do not make interest payments on the applicable series of junior subordinated debt securities, the related trust will not have sufficient funds to pay distributions on the trust preferred securities. The trust preferred securities guarantee is a subordinated guarantee in relation to the trust preferred securities. The trust preferred securities guarantee does not apply to any payment of distributions unless and until such trust has sufficient funds for the payment of such distributions. See “Description of Guarantees.”

We have the right to set off any payment that we are otherwise required to make under the junior subordinated indenture with any payment that we have previously made or are concurrently on the date of such payment making under a related guarantee.

A trust preferred securities guarantee covers the payment of distributions and other payments on the related trust preferred securities only if and to the extent that we have made a payment of interest or principal or other payments on the corresponding junior subordinated debt securities. A trust preferred securities guarantee, when taken together with our obligations under the corresponding junior subordinated debt securities and the junior subordinated indenture and our obligations under the applicable trust agreement, will provide a full and unconditional guarantee of distributions, redemption payments and liquidation payments on the related trust preferred securities.

If we fail to make interest or other payments on the junior subordinated debt securities when due, taking account of any extension period, the applicable trust agreement allows the holders of the related trust preferred securities to direct the property trustee to enforce its rights under the junior subordinated debt securities. If the property trustee fails to enforce these rights, any holder of such trust preferred securities may directly sue us to enforce such rights without first suing the property trustee or any other person or entity. See “Description of Trust Preferred Securities — Book Entry Issuance” and “— Voting Rights.”

A holder of trust preferred securities may institute a direct action if an event of default under the applicable trust agreement has occurred and is continuing and such event is attributable to our failure to pay interest or principal on the junior subordinated debt securities when due. A direct action may be brought without first:

•	directing the property trustee to enforce the terms of the corresponding junior subordinated debt securities; or

•	suing us to enforce the property trustee’s rights under such junior subordinated debt securities.

In connection with such direct action, we will be subrogated to the rights of such holder of trust preferred securities under the applicable trust agreement to the extent of any payment made by us to such holder of trust preferred securities. Consequently, we will be entitled to payment of amounts that a holder of trust preferred securities receives in respect of an unpaid distribution to the extent that such holder receives or has already received full payment relating to such unpaid distribution from such trust.

We acknowledge that the guarantee trustee will enforce the trust preferred securities guarantees on behalf of the holders of the trust preferred securities. If we fail to make payments under the trust preferred securities guarantee, the holders of the related trust preferred securities may direct the guarantee trustee to enforce its rights under such guarantee. If the guarantee trustee fails to enforce the trust preferred securities guarantee, any holder of trust preferred securities may directly sue us to enforce the guarantee trustee’s rights under the trust preferred securities guarantee. Such holder need not first sue the applicable trust, the guarantee trustee, or any other person or entity. A holder of trust preferred securities may also directly sue us to enforce such holder’s right to receive payment under the trust preferred securities guarantees. Such holder need not first direct the guarantee trustee to enforce the terms of the trust preferred securities guarantee or sue such trust or any other person or entity.

A default or event of default under any senior debt securities indenture would not constitute a default or event of default under the junior subordinated indenture. However, in the event of payment defaults under, or acceleration of, our senior debt, the subordination provisions of the junior subordinated indenture provide that no payments may be made in respect of the corresponding junior subordinated debt securities until such senior debt has been paid in full or any payment default thereunder has been cured or waived.

We and each trust believe that the above mechanisms and obligations, taken together, are equivalent to a full and unconditional guarantee by us of payments due on the trust preferred securities. See “Description of Guarantees — General.”

Limited Purpose of Trust

Each trust’s preferred securities evidence a beneficial interest in the trust, and the trust exists for the sole purpose of issuing its trust preferred securities and common securities and investing the proceeds in corresponding junior subordinated debt securities issued by us. A principal difference between the rights of a holder of a trust preferred security and a holder of a corresponding junior subordinated debt security is that a holder of a corresponding junior subordinated debt security is entitled to receive from us the principal amount of and interest accrued on such corresponding junior subordinated debt securities held, while a holder of trust preferred securities is entitled to receive distributions from the trust, or from us under the related guarantee, if and to the extent the trust has funds available for the payment of such distributions.

Rights upon Dissolution

Upon any voluntary or involuntary dissolution of a trust involving the liquidation of the corresponding junior subordinated debt securities, after satisfaction of liabilities to creditors of such trust, the holders of the related trust preferred securities will be entitled to receive, out of the assets held by such trust, the liquidation distribution in cash. See “Description of Trust Preferred Securities — Liquidation Distribution upon Termination.” Upon any voluntary or involuntary liquidation or bankruptcy of Whitney, the property trustee, as holder of the corresponding junior subordinated debt securities, would be a subordinated creditor of Whitney, subordinated in right of payment to all senior debt as set forth in the junior subordinated indenture, but entitled to receive payment in full of principal and interest before any of our stockholders receive distributions. Since we are the guarantor under the guarantee and have agreed to pay for all costs, expenses and liabilities of each trust, other than such trust’s obligations to the holders of its trust preferred securities, the positions of a holder of such trust preferred securities and a holder of such corresponding junior subordinated debt securities relative to other creditors and to our stockholders in the event of liquidation or bankruptcy are expected to be substantially the same.

DESCRIPTION OF RIGHTS

In this section, we describe the general terms and provisions of the rights to purchase common stock, preferred stock or other securities that we may offer to our shareholders. Rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the rights. In connection with any rights offering to our shareholders, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other person would purchase any offered securities remaining unsubscribed for after such rights offering. Each series of rights will be issued under a separate rights agent agreement to be entered into between us and a bank or trust company, as rights agent, that we will name in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the certificates relating to the rights of the series of certificates and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.

The prospectus supplement relating to any rights we offer will include specific terms relating to the offering, including, among others, the date of determining the shareholders entitled to the rights distribution, the aggregated number of rights issued and the aggregate number of shares of common stock, preferred stock or other securities purchasable upon exercise of the rights, the exercise price, the conditions to completion of the offering, the date on which the right to exercise the rights will commence and the date on which the right will expire and any applicable U.S. Federal income tax considerations. To the extent that any particular terms of the rights, rights agent agreements or rights certificates described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in this prospectus will be deemed to have been superseded by that prospectus supplement.

Each right would entitle the holder of the rights to purchase for cash the principal amount of shares of common stock, preferred stock or other securities at the exercise price set forth in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights would become void and of no further force or effect.

Holders may exercise rights as described in the applicable prospectus supplement. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon exercise of the rights. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than shareholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

The description in the applicable prospectus supplement and other offering material of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights agent agreement, which will be filed with the SEC if we offer rights. For more information on how you can obtain copies of the applicable rights agent agreement if we offer rights, see “Incorporation of Certain Information by Reference” and “Where You can Find More Information.” We urge you to read the applicable rights agent agreement and the applicable prospectus supplement and any other offering materials in their entirety.

DESCRIPTION OF PURCHASE CONTRACTS

In this section, we describe the general terms and provisions of the purchase contracts that we may offer. The specific terms of any purchase contracts will be described in one or more prospectus supplements relating to those purchase contracts and other offering materials we may provide.

The purchase contracts will represent contracts obligating holders to purchase from or sell to us, and obligating us to purchase from or sell to the holders, a specified or variable number of our debt securities, shares of our common stock, preferred stock, depositary shares, warrants or securities of an entity unaffiliated with us, or any combination of the above, at a future date or dates. The price of the securities or other property subject to the purchase contracts may be fixed at the time the purchase contracts are entered into or may be determined by reference to a specific formula contained in the purchase contracts. Any purchase contract may include anti-dilution provisions to adjust the number of shares to be delivered pursuant to such purchase contract upon the occurrence of certain events. We may issue the purchase contracts in any amounts and in as many distinct series as we wish.

The purchase contracts may be entered into separately or as a part of units consisting of a purchase contract and one or more of our other securities described in this prospectus or securities of third parties, including U.S. Treasury securities, securing the holder’s obligations under the purchase contract. The purchase contracts may require us to make periodic payments to holders of the purchase contracts, or vice versa, and such payments may be unsecured or prefunded and may be paid on a current or on a deferred basis. The purchase contracts may require holders to secure their obligations under those contracts in a manner specified in the applicable prospectus supplement.

The prospectus supplement relating to the purchase contracts we may offer will include specific terms relating to the offering, including, among others, whether the purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our securities and the nature and amount of each of those securities, or the method of determining those amounts; whether the purchase contracts are to be prepaid, settled by delivery or by reference or linkage to the value, performance or level of our securities; any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts; and whether the purchase contracts will be issued in fully registered or global form.

The description in the applicable prospectus supplement and other offering material of any purchase contracts we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable purchase contract, which will be filed with the SEC if we offer purchase contracts. For more information on how you can obtain copies of the applicable purchase contract if we offer purchase contracts, see “Incorporation of Certain Information by Reference” and “Where You can Find More Information.” We urge you to read the applicable purchase contract and the applicable prospectus supplement and any other offering materials in their entirety.

DESCRIPTION OF WARRANTS

General

We may issue warrants to purchase common stock, preferred stock or other securities. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants, if any, under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

The prospectus supplement relating to any warrants we offer will include specific terms relating to the offering, including, among others, the aggregate number of warrants offered, the exercise price of the warrants, the dates or periods during which the warrants are exercisable and any other specific terms of the warrants.

The description in the applicable prospectus supplement and other offering material of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of the applicable warrant agreement if we offer warrants, see “Incorporation of Certain Information by Reference.” We urge you to read the applicable warrant agreement and the applicable prospectus supplement and any other offering material in their entirety.

Warrant Issued to the Treasury

As of the date of this prospectus, we have an outstanding warrant, which we issued to the Treasury as a part of the Capital Purchase Program, and which we refer to as the “Warrant.” The Warrant is exercisable, in whole or in part, for 2,631,579 shares of our common stock at a price of $17.10 per share, subject to adjustment as discussed below. These paragraphs are a summary and do not completely describe the terms and provisions of the Warrant. For the complete provisions, we refer you to the Warrant, a copy of which has been filed with the SEC and which is incorporated by reference into the registration statement of which this prospectus is a part.

The Warrant will expire at 5:00 p.m. New York City time, on December 19, 2018.

The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of the Warrant and the related warrant certificate. With respect to any offering of all or any portion of the Warrant, a specific warrant agreement will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement that includes this prospectus or as an exhibit to a current report on Form 8-K, incorporated by reference herein.

Exercise

The Warrant is exercisable by (A) the surrender of the Warrant and a duly completed and executed notice of exercise (a form of which is annexed thereto) at our principal executive office and (B) payment of the exercise price for the shares of common stock to be purchased. The warrantholder may pay the exercise price: (i) by having Whitney withhold shares of common stock issuable upon exercise of the Warrant equal in value to the aggregate exercise price as to which the Warrant is so exercised based on the market price of the common stock on the trading day on which the Warrant is exercised, or (ii) with the consent of both Whitney and the warrantholder, by tendering the aggregate exercise price in cash, by certified or cashier’s check payable to the order of Whitney, or by wire transfer of immediately available funds to an account designated by Whitney.

Any exercise of the Warrant for shares of common stock is subject to the condition that the warrantholder will have first received any applicable regulatory approvals and authorizations.

Listing

The shares of common stock issuable upon exercise of the Warrant have been approved for listing on the Nasdaq Global Select Market.

Fractional Shares

No fractional shares will be issued upon exercise of the Warrant. However, we will pay to the warrantholder, in lieu of the issuance of any fractional share which is otherwise issuable to the warrantholder, an amount in cash based on the market value of the common stock on the last trading day prior to the exercise date, less the prorated exercise price for such fractional share.

Adjustments

The exercise price and number of shares of common stock issuable on exercise of the Warrant are subject to customary anti-dilution terms, as set forth in the Warrant, including provisions for adjustments in the event that we shall:

•	declare and pay a dividend or make a distribution on our common stock in shares of common stock;

•	subdivide or reclassify our outstanding shares of common stock into a greater number of shares; or

•	combine or reclassify our outstanding shares of common stock into a smaller number of shares.

The exercise price and number of shares of common stock issuable on exercise of the Warrant will also be adjusted, in the manner set forth in the Warrant, if prior to the earlier of (i) the date on which the selling securityholder no longer holds this Warrant or any portion thereof and (ii) December 19, 2011, we issue common stock (or rights or warrants or other securities exercisable or convertible into or exchangeable for shares of common stock) for no consideration or at a price that is 90% or less than the market price of the common stock on the last trading day preceding the date of the agreement on pricing such shares.

The exercise price shall be reduced, in the manner set forth in the Warrant, in the event we fix a record date for the making of a distribution to all holders of shares of its common stock of securities, evidences of indebtedness, assets, cash, rights or warrants (excluding ordinary cash dividends not to exceed $.31 per share, dividends of its common stock and certain other dividends or distributions).

The exercise price and number of shares of common stock issuable on exercise of the Warrant may also be adjusted in the event of a recapitalization, reorganization, merger or consolidation of Whitney, and in the event of a pro rata repurchase of our common stock, in each case, in the manner set forth in the Warrant.

In the event we complete one or more qualified equity offerings on or prior to December 31, 2009 that result in our receiving aggregate gross proceeds of not less than $300,000,000, the number of shares of common stock underlying the portion of the Warrant then held by the selling securityholder shall be thereafter reduced by 1,315,789.5 shares (adjusted to take into account all other adjustments made pursuant to the terms and provisions of the Warrant). Qualified equity offerings has the meaning provided above; see — Description of Preferred Stock — Redemption.

Governing Law

The Warrant will be governed by and construed in accordance with the federal law of the United States if and to the extent such law is applicable, and otherwise in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York.

Transfer

The Warrant and all rights thereunder are transferable, in whole or in part, upon our books by the registered holder of the Warrant in person or by duly authorized attorney, and a new warrant shall be made and delivered by us, of the same tenor and date as the Warrant but registered in the name of one or more transferees, upon surrender of the Warrant, duly endorsed, to our principal executive office. We will bear the expenses (other than stock transfer taxes) and other charges payable in connection with the preparation, execution and delivery of the new warrants; provided however, that the selling securityholder shall not transfer a portion or portions of the Warrant with respect to, and/or exercise the Warrant for, more than 1,315,789.5 shares of common stock (as such number may be adjusted from time to time as set forth above) in the aggregate until the earlier of (a) the date on which Whitney has received aggregate gross proceeds of not less than $300,000,000 from one or more qualified equity offerings and (b) December 31, 2009.

Exchange and Registry

The Warrant is exchangeable, upon the surrender hereof by the warrantholder to us for a new warrant or warrants of like tenor and representing the right to purchase the same aggregate number of shares of common stock. We shall maintain a registry showing the name and address of the warrantholder as the registered holder of the Warrant. The Warrant may be surrendered for exchange or exercise in accordance with its terms, at our principal executive office.

Rights as Shareholder

The Warrant does not entitle the warrantholder to any voting rights or other rights as a Whitney shareholder prior to the date of exercise of the Warrant.

DESCRIPTION OF UNITS

We may issue units comprising one or more of the securities described in this prospectus in any combination. Units may also include debt obligations of third parties, such as U.S. Treasury Securities. Each unit will be issued so that the holder of the unit also is the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date.

The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising those units; and

•	whether the units will be issued in fully registered or global form.

The description in the applicable prospectus supplement and other offering material of any units we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable unit agreement, which will be filed with the SEC if we offer units. For more information on how you can obtain copies of the applicable unit agreement if we offer units, see “Incorporation of Certain Information by Reference” and “Where You can Find More Information.” We urge you to read the applicable unit agreement and the applicable prospectus supplement and any other offering material in their entirety.

LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE

If any senior debt securities, subordinated debt securities, junior subordinated debt securities, trust preferred securities or other securities (collectively, “book entry securities”) are to be represented by global certificates, DTC will act as securities depositary for all of the book entry securities, unless otherwise referred to in the prospectus supplement relating to an offering of the particular series of book entry securities.

The following is a summary of the depository arrangements applicable to such securities issued in global form and for which DTC will act as depositary. If there are any changes from this summary they will appear in a prospectus supplement.

If any securities are to be issued in global form, you will not receive a paper certificate representing the securities you have purchased. Instead we will deposit with DTC or its custodian one or more fully-registered global certificates (“global certificates”) registered in the name of Cede & Co. (DTC’s nominee) for the book entry securities, representing in the aggregate the total number of a trust’s trust preferred securities, aggregate principal amount of junior subordinated debt securities or aggregate principal amount of senior or subordinated debt securities, or the total number of shares of other securities, respectively.

Since the global certificate is registered in the name of DTC or its nominee, DTC or its nominee is said to have legal or record ownership of the global certificate. Persons who buy interests in the global security by purchasing securities are said to own a beneficial interest in the global security.

Only institutions (sometimes referred to as “participants”) that have accounts with DTC or its nominee or persons that may hold interests through participants, such as individual members of the public, may own beneficial interests in a global certificate. Ownership of beneficial interests in a global certificate by participants will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee.

Ownership of beneficial interests in a global certificate by persons that hold through participants will be evidenced only by, and the transfer of that ownership interest by the participant will be effected only through, records maintained by that participant.

DTC has no knowledge of the actual beneficial owners of the book entry securities. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners purchased the securities.

DTC alone is responsible for any aspect of its records, any nominee or any participant relating to, or payments made on account of, beneficial interests in a global certificate or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global certificate.

We have been advised by DTC that upon the issuance of a global certificate and the deposit of that global certificate with DTC, DTC will immediately credit, on its book-entry registration and transfer system, the respective principal amounts or numbers of shares represented by that global certificate to the accounts of its participants.

We will pay principal of, and premium, interest or dividends on, securities represented by a global certificate registered in the name of or held by DTC or its nominee to the relevant trustee (or agent) who in turn will make payments to DTC or its nominee, as the case may be, as the registered owner and holder of the global certificate representing those securities in immediately available funds. We have been advised by DTC that upon receipt of any payment of principal of, or interest or premium (or contract adjustment payments) on, a global certificate, DTC will immediately credit, on its book-entry registration and transfer system, accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or stated amount of that global certificate as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global certificate held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements as may be in effect from time to time.

A global certificate is exchangeable for definitive securities (paper certificates) registered in the name of, and a transfer of a global certificate may be registered to, any person other than DTC or its nominee, only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global certificate or if at any time DTC ceases to be registered under the Exchange Act;

•	we determine in our discretion that the global certificate shall be exchangeable for definitive securities in registered form; or

•	in the case of debt securities, there shall have occurred and be continuing an event of default or an event that, with notice or the lapse of time or both, would constitute an event of default with respect to the debt securities.

Any global certificate representing a debt security that is exchangeable pursuant to the preceding paragraph will be exchangeable in whole for definitive debt securities in registered form, of like tenor and of an equal aggregate principal amount as the global certificate, in denominations specified in the applicable prospectus supplement (if other than $1,000 and integral multiples of $1,000). The definitive debt securities will be registered by the registrar in the name or names instructed by DTC. We expect that such instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global certificate. Unless otherwise indicated in a prospectus supplement any principal, premium and interest will be payable, the transfer of the definitive debt securities will be registerable and the definitive debt securities will be exchangeable, provided that payment of interest may be made at our option by check mailed to the address of the person entitled to that interest payment as of the record date and as shown on the register for the debt securities.

Any global certificate representing a trust preferred security that is exchangeable pursuant to (a) or (b) above will be exchangeable in whole for definitive trust preferred securities in registered form, of like tenor and of an equal aggregate liquidation amount as the global certificate, in denominations specified in the applicable prospectus supplement (if other than $1,000 and integral multiples of $1,000). The definitive trust preferred securities will be registered by the registrar in the name or names instructed by DTC. We expect that such instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global certificate. Any distributions and other payments will be payable, the transfer of the definitive trust preferred securities will be registrable and the definitive trust preferred securities will be exchangeable, provided that such payment may be made at our option by check mailed to the address of the person entitled to that payment as of the record date and as shown on the register for the trust preferred securities.

DTC may discontinue providing its services as securities depositary with respect to any of the book entry securities at any time by giving reasonable notice to us and the relevant trustee. In the event that a successor securities depositary is not obtained, definitive debt security or trust preferred security certificates representing such debt security or trust preferred security will be printed and delivered. We, at our option, may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). After an event of default under the applicable indenture, the holders of a majority in liquidation amount of trust preferred securities or aggregate principal amount of debt securities may determine to discontinue the system of book-entry transfers through DTC. In any such event, definitive certificates for such trust preferred securities or debt securities will be printed and delivered.

Except as provided above, owners of the beneficial interests in a global security representing a debt security will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holders of securities for any purpose under the indentures.

No global security shall be exchangeable except for another global security of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the global security or the indentures.

Redemption notices will be sent to Cede & Co. as the registered holder of the book entry securities. If less than all of a series of the debt securities or a trust’s trust preferred securities are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.

Although voting with respect to the book entry securities is limited to the holders of record of the book entry securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to book entry securities. Under its usual procedures, DTC would mail an omnibus proxy (the “omnibus proxy”) to the relevant trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts such book entry securities are credited on the record date (identified in a listing attached to the omnibus proxy).

DTC has advised us that DTC is a limited purpose trust company organized under the laws of the state of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we and the trusts believe to be accurate, but we and the trusts assume no responsibility for the accuracy thereof. Neither we nor the trusts has any responsibility for the performance by DTC or its participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

PLAN OF DISTRIBUTION

We and the trusts may sell our securities in any of three ways (or in any combination):

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

Each time that we or the trusts use this prospectus to sell our securities, a prospectus supplement will be provided that contains the specific terms of the offering. The prospectus supplement will set forth the terms of the offering of such securities, including:

•	the name or names of any underwriters, dealers or agents and the type and amounts of securities underwritten or purchased by each of them; and

•	the public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

We and the trusts may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of our securities and any commissions we or the trusts pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We and the trusts may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions or discounts we pay for solicitation of these contracts.

Agents and underwriters may be entitled to indemnification by us and the trusts against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

We and the trusts may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If specified in the applicable prospectus supplement in connection with those derivatives, third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including sales of securities in short-sale transactions. If such sales of securities are permitted, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment).

Securities Offered by a Selling Shareholder

At our election, shares of our securities, including shares of our common stock and preferred stock, may be offered and sold by any selling shareholder who has acquired securities from us in transactions that were not registered under the Securities Act. Because we are a well-known seasoned issuer as defined in Rule 405 of the Securities Act, we may add secondary sales of securities by any selling shareholder by filing a prospectus supplement with the SEC. Sales of our securities by a selling shareholder may be effected from time to time in one or more of the following transactions:

•	through broker-dealers, acting as agents in transactions (which may involve block transactions), in special offerings, on any exchange where common stock is traded, or otherwise, at market prices obtainable at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices;

•	to underwriters who will acquire the shares of capital stock for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time);

•	directly or through broker-dealers or agents in private sales at negotiated prices;

•	to lenders when pledged as collateral to secure loans, credit or other financing arrangements and any subsequent foreclosure, if any, thereunder;

•	through short sales, option exercises or other derivative transactions; or

•	by any other legally available means.

Also, offers to purchase shares of our securities may be solicited by agents designated by any selling shareholder from time to time. This prospectus may be delivered by underwriters and dealers in connection with short sales undertaken to hedge exposures under commitments to acquire our securities from selling shareholders to be sold on a delayed or contingent basis.

Any selling shareholder and any agents or broker-dealers that participate with such selling shareholder in the distribution of any of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any discount or commission received by them and any profit on the resale of the securities purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act.

In connection with a sale of our securities by any selling shareholder pursuant to this prospectus, the following information will, to the extent then required, be provided in the applicable prospectus supplement relating to such sale: the identity of the selling shareholder, the manner in which the selling shareholder acquired the securities from us, the number of such securities to be sold, the purchase price, the public offering price, if applicable, the name of any underwriter, agent or broker-dealer, and any applicable commissions, discounts or other items constituting compensation to such underwriters, agents or broker-dealers with respect to the particular sale.

LEGAL MATTERS

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of those securities will be passed upon for us by Alston & Bird LLP and for any underwriters or agents by counsel named in the applicable prospectus supplement. Certain United States federal income taxation matters will be passed upon for us by Alston & Bird LLP.

EXPERTS

The financial statements of Whitney and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.